Filed pursuant to Rule 424(b)(1)

Securities Act File No. 333-274174

PROSPECTUS
November 7, 2023

THE HERZFELD CARIBBEAN BASIN FUND, INC.

Up To 21,452,019 Shares of Common Stock
Issuable Upon Exercise of Rights
To Subscribe for Such Shares of Common Stock

The Herzfeld Caribbean Basin Fund, Inc. (the “Fund”) is issuing non-transferable rights the (“Rights”) to its stockholders of record on November 3, 2023 (the “Record Date”), entitling the holders of Rights to subscribe for an aggregate of approximately 7,150,673 shares of the Fund’s common stock (the “Offer”). Each stockholder of record on the Record Date will receive one Right for each full share of the Fund’s common stock owned on the Record Date. The Rights will entitle the holders to purchase one share of the Fund’s common stock, par value $0.001 per share (“Common Stock”) for every one Right held (the “Primary Subscription”).

Stockholders of record on the Record Date who fully exercise their Rights in the Primary Subscription will be entitled to subscribe for additional shares of Common Stock (“Over Subscription Shares”), subject to the limitation set forth in this prospectus. The Over-Subscription Shares will be allocated pro rata to stockholders who over subscribed based on the number of Rights originally issued to them.

The Fund may, but is not required to, issue up to an additional 200% of the number of shares issued in the Primary Subscription, or up to 14,301,346 additional shares of Common Stock, for an aggregate total of 21,452,019 shares of Common Stock, to fill, in whole or in part, Over-Subscriptions.

The Rights are non-transferable and, therefore, may not be purchased or sold. Only the Fund’s Common Stock is listed, not the Rights, and the shares of Common Stock issued pursuant to this Offer will be listed on the NASDAQ Capital Market under the symbol “CUBA.” A stockholder cannot trade the Rights on the secondary market if he or she chooses not to exercise them.

The Offer will expire at 5:00 p.m., Eastern Time, on November 29, 2023 (the “Expiration Date”), unless extended as described herein. The Fund announced its intention to make the Offer on August 29, 2023. The net asset values (“NAV”) per share of common stock at the close of business on August 29, 2023 and on November 3, 2023 were $4.92 and $4.50, respectively, and the last reported sale prices of a share of Common Stock on the NASDAQ Capital Market on those dates were $3.85 and $2.62, respectively.

The subscription price per share (the “Subscription Price”) will be 92% of the average volume-weighted closing sale price at which the Common Stock trades on the NASDAQ Capital Market on the Expiration Date and the four preceding trading days.

Once you subscribe for shares of Common Stock pursuant to the Offer and the Fund receives payment or guarantee of payment, you will not be able to change your investment decision.

The Offer:

• will substantially dilute the NAV of shares owned by stockholders who do not fully exercise their rights and purchase additional shares;

• may substantially dilute the voting power of stockholders who do not fully exercise their Rights since they will own a smaller proportionate interest in the Fund upon completion of the Offer;

• may increase the discount at which the shares trade to NAV if the Subscription Price is set at a time when shares are trading at a discount to NAV;

• may cause the discount below NAV at which the Fund’s shares are currently trading to increase, especially if holders of Rights exercising such Rights attempt to sell sizeable numbers of shares immediately after such issuance; and

• stockholders who choose to exercise their rights will not know the Subscription Price at the time they exercise their Rights because the Offer will expire (close) prior the availability of the Fund’s NAV. Once a stockholder subscribes for shares of Common Stock and the Fund receives payment, the stockholder will not be able to rescind the subscription.

The Fund is a non-diversified, closed-end management investment company organized in the State of Maryland on March 10, 1992. Its investment adviser is HERZFELD / CUBA, a division of Thomas J. Herzfeld Advisors, Inc. (the “Adviser”). The Fund’s investment objective is long-term capital appreciation. To achieve its objective, the Fund invests in issuers that are likely, in the Adviser’s view, to benefit from economic, political, structural and technological developments in the countries in the Caribbean Basin, which include, among others, Cuba, Jamaica, Trinidad and Tobago, the Bahamas, the Dominican Republic, Barbados, Aruba, Haiti, the Netherlands Antilles, the Commonwealth of Puerto Rico, Mexico, Honduras, Guatemala, Belize, Costa Rica, Panama, Colombia, the United States, Venezuela and Guyana (“Caribbean Basin Countries”). The Fund invests at least 80% of its total assets in a broad range of securities of issuers, including U.S.-based companies which engage in substantial trade with, and derive substantial revenue from, operations in the Caribbean Basin Countries. The Fund may invest more than 25% of its total assets in the securities of U.S.-based companies, which constituted approximately 39.95% of the Fund’s total assets as of September 30, 2023. Total assets includes the amount of any borrowings for investment purposes. At such time as it becomes legally permissible for U.S. entities to invest directly in Cuba, the Fund will consider such investments. An investment in the Fund is not appropriate for all investors and should not constitute a complete investment program. No assurances can be given that the Fund’s objective will be achieved.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Estimated Subscription Price(1)	Estimated Sales Load	Estimated Proceeds to the Fund(2)
Per Share	$2.57	None	$2.57
Total	$2.57	None	$18,377,229.61

(1)	Since the Subscription Price will not be determined until after printing and distribution of this prospectus, the Subscription Price above is estimated based on the closing price of a share of common stock of the Fund on November 3, 2023 and applying the pricing formula set forth on the cover page of this prospectus and described below under “Subscription Price” (i.e., 92% of the average volume-weighted closing sales price of the Fund’s shares on the NASDAQ Capital Market on November 3, 2023, and the four preceding trading days) (the “Estimated Subscription Price”). The average volume-weighted closing sale price of the Fund’s shares on the NASDAQ Capital Market on November 3, 2023 and the four preceding trading days was $2.7919. See “The Offering - Subscription Price, and, Payment For Shares”.

(2)	Proceeds to the Fund before deduction of expenses incurred by the Fund in connection with the Offer which are estimated to be $174,077.81. Amounts received by check prior to the final due date of this Offer will be deposited in a segregated interest-bearing account pending allocation and distribution of Common Stock. Interest on subscription monies will be paid to the Fund regardless of whether Common Stock is issued by the Fund.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations not contained in this prospectus as if the Fund had authorized it. The Fund is offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the shares of common stock offered by this prospectus, nor does it constitute an offer to sell or the solicitation of an offer to buy shares of common stock by anyone in any jurisdiction in which such offer or solicitation would be unlawful. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of common stock.

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PROSPECTUS SUMMARY

This summary highlights some information that is described more fully elsewhere in this prospectus and is qualified in its entirety by the more detailed information included elsewhere in the prospectus. The summary may not contain all of the information that is important to you. To understand the Offer fully you should read the entire document carefully, including the risk factors.

The Offer

The Board of Directors of the Fund (the “Board”) has determined that it is in the best interests of the Fund and its existing stockholders to increase the assets of the Fund so that the Fund may be in a better position to take advantage of investment opportunities that may arise. See “Market Analysis” below. In addition, the Board believes that increasing the size of the Fund may lower the Fund’s expenses as a proportion of average net assets because the Fund’s fixed costs would be spread over a larger asset base. There can be no assurance, however, that an increase in the size of the Fund will lower the Fund’s expense ratio. Further, to the extent the Fund realizes gains (as it has in the past), any net realized gains of the Fund are required to be distributed to stockholders in order to maintain its “regulated investment company” status under Subchapter M of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, in the future the Fund may be required to make large distributions to stockholders to maintain its regulated investment company status, thereby reducing the net assets of the Fund. Additionally, if the Fund is fully invested when it is required to make a distribution it may need to sell some of its portfolio holdings at an inopportune time in order to raise the necessary funds to satisfy the distribution requirement. For the calendar year ended December 31, 2022, the Fund paid a year-end distribution of $0.173625 per share. If successful, the Offer may reduce the need of the Fund to sell its portfolio positions in order to satisfy its distribution requirements. The Board also believes that a larger number of outstanding shares could increase the level of market interest in and visibility of the Fund and improve the trading liquidity of the Fund’s common stock on the NASDAQ Capital Market. The Offer seeks to reward existing stockholders by giving them the right to purchase additional shares at a price below market without incurring any direct commission or other transaction charges. Please note that stockholders that arrange to exercise Rights through a broker, bank, trust company or other financial intermediary may be charged for this service by such institution. See “The Offering - Purpose of the Offer.”

At Board meetings held on February 9, 2023 and May 11, 2023, the Board discussed at length with the Adviser and counsel to the Fund the proposed rights offering. On August 4, 2023, the Board approved the final terms of the Offer, which permit stockholders to acquire one new share of Common Stock of the Fund for every one Right held (i.e., a One-for-One rights offering) for a Subscription Price, equal to 92% of the volume-weighted average market price of a share of common stock on the Expiration Date and the four immediately preceding trading days. The Board further considered the Offer and determined that a transferable rights offering would likely have the same or greater dilutive impact because it would require the Fund to incur additional offering expenses, including legal, underwriting, brokerage, and listing expense, among others. The Board also considered the subscription ratio of one right per common stock and the discretion to issue additional shares by 200% of the shares available in the Primary Subscription and determined in the exercise of its business judgment that the subscription ratio and the ability to issue additional oversubscription shares was reasonable in light of the information provided by the Adviser and results of past rights offerings conducted by the Fund.

Important Terms of the Offer
Total Number of shares of Common Stock available for Primary Subscription:	7,150,673
Total Number of shares of Common Stock available for Over-Subscription**:	14,301,346
Number of Rights you will receive for each outstanding share of Common Stock you own on the Record Date:	One Right for every one share of Common Stock*
Number of shares of Common Stock you may purchase with your Rights at the Subscription Price per share:	One share of Common Stock for every one Right**
Subscription Price:	92% of the average volume-weighted sales price per share of the Fund’s Common Stock on the NASDAQ Capital Market on November 29, 2023 and the four preceding trading days.
Estimated Subscription Price:	$2.57

*The number of Rights to be issued to a stockholder on the Record Date will be rounded up to the nearest whole number of Rights; no fractional Rights will be issued.

**Stockholders will be able to acquire additional shares of Common Stock pursuant to an over-subscription privilege in certain circumstances, described in the section of this prospectus entitled “The Offering – Terms of the Offer.”

Important Dates for the Offer
Record Date	November 3, 2023
Subscription Period	November 8, 2023 to November 29, 2023
Expiration Date	November 29, 2023*
Pricing Date	November 29, 2023*
Subscription Certificate and Payment for Shares Due**	November 29, 2023*
Notice of Guaranteed Delivery Due**	December 1, 2023*
Final Payment for Shares (if any) Due***	December 5, 2023*
Confirmation Mailed to Participants	December 7, 2023*

*Unless the offer is extended.

**Record Date Stockholders exercising Rights must deliver to the Subscription Agent by the Expiration Date either (i) the Subscription Certificate together with the estimated payment or (ii) a Notice of Guaranteed Delivery.

***Additional amounts may be due at settlement for additional shares purchased upon exercising Rights because the Estimated Subscription Price may be less than the actual Subscription Price. See “The Offering - Payment for Shares.”

(Capitalized terms used in this section are defined elsewhere in this prospectus.)

Key Elements of the Offer

One-for-One Offering

The Offer will give stockholders on the Record Date (“Record Date Stockholders”) the right to purchase one share of Common Stock for every one Right received. For example, if you own 100 shares of common stock on the Record Date, you will receive 100 Rights entitling you to purchase 100 shares of Common Stock of the Fund. Record Date Stockholders may exercise all or some of their Rights. However, stockholders who do not exercise all of their Rights will not be able to participate in the Over-Subscription Privilege. See “Over-Subscription Privilege” below.

Non-Transferable Rights

The Rights issued in the Offer will be “non-transferable” and, therefore, may not be purchased or sold. Rights not exercised will expire without residual value at the Expiration Date. The Rights will not be listed for trading on the NASDAQ Capital Market or any other securities exchange. However, the shares of Common Stock to be issued pursuant to the Offer will be listed for trading on the NASDAQ Capital Market, subject to the NASDAQ Capital Market being officially notified of the issuance of those shares.

Dilution/Non-Participation in Offer

Record Date Stockholders who do not fully exercise their Rights including the Over-Subscription Privilege will, at the completion of the Offer, own a smaller proportional interest in the Fund than if they exercised their Rights. If the Subscription Price per share is below the then current NAV per share, stockholders will experience immediate and perhaps substantial dilution of the aggregate NAV of their shares of Common Stock if they do not participate in the Offer and will experience a reduction in the NAV per share whether or not they participate in the Offer. The Fund cannot state precisely the extent of this dilution (if any) if stockholders do not exercise their Rights because the Fund does not know what the NAV and price per share will be at the time of the Offer or what proportion of the Rights, including the Over-Subscription Privilege, will be exercised. Because the Estimated Subscription Price is below the NAV, there is a likelihood that the completion of the Offering will result in an immediate dilution of the NAV for all existing stockholders. If the Subscription Price is greater than the then current NAV per share, the NAV will experience some accretion. See “Risk Factors and Special Considerations - Dilution of Net Asset Value and Effect of Non-Participation in the Offer.”

Subscription Price

Shares of Common Stock issued upon exercise of Rights will be sold at a price equal to 92% of the volume-weighted average closing sales price of a share of Common Stock on the NASDAQ Capital Market on the Expiration Date and the four preceding trading days. The Subscription Price is discussed further under “The Offering - Subscription Price.” In addition, information with respect to the quarterly high and low sale prices of the Fund’s Common Stock on the NASDAQ Capital Market and the corresponding NAVs per share of Common Stock is provided under “The Fund”.

Over-Subscription Privilege

Each Record Date Stockholder who fully exercises all Rights issued to such Record Date Stockholder is entitled to subscribe for shares which were not otherwise subscribed for by others in the Primary Subscription. If enough shares are available, all of these requests will be honored in full. If these requests for shares exceed the shares available, the Fund may determine after the expiration of the Offer, at the discretion of the Fund, to issue additional Common Stock up to an amount equal to 200% of the shares available pursuant to the Offer (up to an additional 14,301,346 shares of Common Stock) in order to cover these requests. Regardless of whether the Fund issues such additional shares, to the extent shares are not available to honor all requests, the available shares will be allocated pro rata among those Record Date Stockholders who over-subscribe based on the number of Rights originally issued to them by the Fund.

Exercising Rights

Except as described below, subscription certificates evidencing the Rights (“Subscription Certificates”) will be sent to Record Date Stockholders or their nominees. There is no minimum number of Rights which must be exercised for the Offer to close. If Record Date Stockholders wish to exercise their Rights, they may do so in the following ways:

(1) Complete, sign and date the Subscription Certificate. Enclose it in the envelope provided, together with payment in full and mail or deliver the envelope to the Subscription Agent (described in the section of this prospectus entitled “The Offering – Terms of the Offer”) at the address indicated on the Subscription Certificate calculating the total payment on the basis of the Estimated Subscription Price of $2.57 per share (i.e., the estimated Subscription Price based on the Fund’s market price on November 3, 2023). Your Subscription Certificate and payment must be received by the Expiration Date. Payment pursuant to this method must be in United States dollars by money order or check drawn on a bank located in the United States and must be payable to “The Herzfeld Caribbean Basin Fund, Inc.”

(2) Contact the Record Date Stockholder’s broker, banker or trust company, which can arrange, on the Record Date Stockholder’s behalf, to guarantee delivery of payment and delivery of a properly completed and executed Subscription Certificate pursuant to a notice of guaranteed delivery (“Notice of Guaranteed Delivery”) by the close of business on the third Business Day after the Expiration Date. For purposes of this prospectus, a “Business Day” shall mean any day on which trading is conducted on the NASDAQ Capital Market. A fee may be charged for this service. The Notice of Guaranteed Delivery must be received by the Expiration Date. Rights holders will have no right to rescind a purchase after the Subscription Agent has received the Subscription Certificate or Notice of Guaranteed Delivery. See “The Offering - Method of Exercising Rights,” and, —“Payment for Shares.” The Subscription Agent will deposit all checks received by it prior to the final due date into a segregated interest-bearing account at Equiniti Trust Company, LLC (see, “The Offering – Subscription Agent”) pending distribution of the shares from the Offer. All interest will accrue to the benefit of the Fund and investors will not earn interest on payments submitted.

Restrictions on Foreign Stockholders

The Fund will not mail Subscription Certificates to stockholders whose record addresses are outside the United States or who have an APO or FPO address. Stockholders whose addresses are outside the United States or who have an APO or FPO address and who wish to subscribe to the Offer either partially or in full should contact the Subscription Agent by written instruction or recorded telephone conversation no later than three (3) Business Days prior to the Expiration Date.

Purpose of the Offer

The Board of the Fund has determined that it is in the best interests of the Fund and its stockholders to increase the assets of the Fund available for investment so that the Fund will be in a better position to take full advantage of investment opportunities. See “Market Analysis” below. The Board believes that increasing the size of the Fund may increase the trading liquidity of the Fund’s shares of Common Stock and also may reduce the Fund’s expenses as a proportion of average net assets. The Offer also may allow the Fund to make capital gain distributions required to maintain its tax status as a regulated investment company without causing a reduction in the net assets of the Fund. Any such reduction will reduce the amount of cash available for additional investment opportunities. The Board also believes that a larger number of outstanding shares could increase the level of market interest in and visibility of the Fund and improve the trading liquidity of the Fund’s common stock on the NASDAQ Capital Market.

In addition, the Offer seeks to reward the Fund’s stockholders by giving them the right to purchase additional shares of Common Stock at a price that will be below the market price without incurring any direct transaction costs. Please note that stockholders that arrange to exercise Rights through a broker, bank, trust company or other financial intermediary may be charged for this service by such institution. The Offer will benefit both the Fund and its stockholders by providing the Fund with the ability to make additional investments without selling current investments if otherwise not desirable. Moreover, if the Subscription Price is greater than the NAV per share of Common Stock of the Fund on the Expiration Date (less offering expenses), the Offer will increase the NAV per share. See “The Offering - Purpose of the Offer.”

Use of Proceeds

The net proceeds of the Offer are estimated to be approximately $18,203,151.80. This figure is based on the Estimated Subscription Price per share of $2.57 and assumes all shares offered are sold and that the expenses related to the Offer estimated at approximately $174,077.81 are paid. The Adviser anticipates that it will take no longer than three to six months for the Fund to invest these proceeds in accordance with its investment objective and policies under current market conditions. Pending investment, the proceeds will be invested in short-term cash-equivalent instruments. Although the Adviser anticipates that a substantial portion of the proceeds will be invested pursuant to its investment objective and policies, some of the proceeds may be used to (i) make capital gain distributions required to maintain its tax status as a regulated investment company and (ii) make quarterly distributions to stockholders under the Fund’s Managed Distribution Policy. See “Managed Distribution Policy.” As of September 30, 2023, the aggregate capital gains were $984,254.49. Distributions of net realized gains are paid on a calendar year basis; accordingly, the Fund’s calendar year-end distribution for 2023 is not known at this time. See “Use of Proceeds”.

Information Regarding the Fund

The Herzfeld Caribbean Basin Fund, Inc. is a non-diversified, closed-end management investment company incorporated under the laws of the State of Maryland that has registered as an investment company under the 1940 Act. The Fund has elected and intends to continue to qualify annually to be treated as a regulated investment company under the Internal Revenue Code of 1986, as amended, or the “Code.”

The Fund’s investment objective is long-term capital appreciation. To achieve its objective, the Fund invests in issuers that are likely, in the Adviser’s view, to benefit from economic, political, structural and technological developments in the countries in the Caribbean Basin, which include, among others, Cuba, Jamaica, Trinidad and Tobago, the Bahamas, the Dominican Republic, Barbados, Aruba, Haiti, the former Netherlands Antilles, the Commonwealth of Puerto Rico, Mexico, Honduras, Guatemala, Belize, Costa Rica, Panama, Colombia, the United States, Venezuela and Guyana, or the “Caribbean Basin Countries.” As of September 30, 2023, the Fund’s geographic allocations were as follows:

Geographic Allocation	% of Net Assets
United States	39.95%
Mexico	18.99%
Puerto Rico	16.75%
Liberia	7.03%
Panama	6.36%
Bermuda	5.90%
Netherlands	3.28%
Cayman Islands	1.37%
Money Market	0.25%
Other assets in excess of liabilities	0.11%
100.00%

The Fund invests at least 80% of its total assets in equity and equity-linked securities of issuers, including U.S. based companies which engage in substantial trade with, and derive substantial revenue from, operations in the Caribbean Basin Countries. The Fund may invest more than 25% of its total assets in the securities of U.S.-based companies, which constituted approximately 39.95% of the Fund’s total assets as of September 30, 2023. Total assets includes the amount of any borrowings for investment purposes. At such time as it becomes legally permissible for U.S. entities to invest directly in Cuba, the Fund will consider such investments. See “Investment Objective and Policies.” Equity and equity-linked securities include, but are not limited to, common stock, preferred stock, debt securities convertible into equity, warrants, options and futures. An investment in the Fund is not appropriate for all investors and should not constitute a complete investment program. No assurances can be given that the Fund’s objective will be achieved.

As of the Record Date, the Fund had 7,150,673 shares of common stock outstanding. The Fund’s common stock trades on the NASDAQ Capital Market under the symbol “CUBA.” The average weekly trading volume of the common stock on the NASDAQ Capital Market during the quarter ended September 30, 2023 was approximately 132,892 shares. As of September 30, 2023, the aggregate net assets of the Fund were approximately $33 million.

Information Regarding the Adviser and Custodian, Transfer Agent, Dividend Disbursing Agent, and Registrar

HERZFELD/CUBA, a division of Thomas J. Herzfeld Advisors, Inc. has acted as the investment adviser to the Fund since the Fund’s registration under the 1940 Act. The Investment Advisory Agreement with the Adviser, or the “Investment Advisory Agreement,” sets forth the services to be provided by the Adviser. The Investment Advisory Agreement was last approved by the Fund’s Board on August 10, 2023, and is required to be approved annually by the Board. The Adviser is entitled to an advisory fee paid by the Fund at the annual rate of 1.45% of the Fund’s average weekly net assets and payable at the end of each month. That fee may be higher than the advisory fee paid by some investment companies. The Adviser voluntarily agreed to waive its management fee by ten (10) basis points (from 1.45% to 1.35%) for any fiscal year over a three-year period beginning July 1, 2019 and ending June 30, 2022 if the Fund’s average discount to NAV during the preceding fiscal year is greater than 5%. That waiver has been extended through the period ending June 30, 2024. See, “Share Purchases and Tender Offers” below. For the fiscal years ended June 30, 2023, June 30, 2022 and June 30, 2021, the Adviser earned, net of the fee waiver, $435,748, $502,598 and $496,786, respectively, for investment advisory services provided to the Fund pursuant to the Investment Advisory Agreement.

See “Management of the Fund - Investment Adviser.”

Fifth Third Bank N.A. acts as custodian for the Fund’s assets. For its services as custodian the Fund currently pays Fifth Third Bank an annual fee, plus a monthly fee based on the market value of the Fund’s assets. Ultimus Fund Solutions, LLC serves as the Fund’s transfer agent, and provides shareholder services to the Fund. Ultimus has subcontracted transfer agency services to Equiniti Trust Company, LLC, which serves as dividend/distribution disbursing agent, dividend reinvestment plan agent and as registrar for the Fund’s common stock. For its services as transfer agent, the Fund currently pays Ultimus a monthly fee based primarily on the number of registered Fund shareholders.

See, “Custodian, Transfer Agent, Dividend Disbursing Agent, And Registrar”.

Summary Risk Factors and Special Considerations

Risk is inherent in all investing. The following discussion summarizes some of the risks that a potential holder of the Fund’s Common Stock should consider before deciding whether to invest in the Fund’s Common Stock. For additional information about the risks associated with investing in the Fund’s Common Stock, see “Risk Factors and Special Considerations.”

General. The Fund is a non-diversified, closed-end investment company designed primarily as a long-term investment and not as a trading tool. The Fund invests generally in a portfolio of Caribbean Basin Companies. An investment in the Fund may be speculative and involves a high degree of risk. The Fund should not constitute a complete investment program. Due to the uncertainty in all investments, there can be no assurance that the Fund will achieve its investment objective.

The Fund’s shares do not represent a deposit or obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution, and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any governmental agency.

Dilution/Non-Participation in Offer

Record Date Stockholders who do not fully exercise their Rights including the Over-Subscription Privilege described in the section of this prospectus entitled “The Offering - Over-Subscription Privilege,” will, at the completion of the Offer, own a smaller proportional interest in the Fund than if they exercised their Rights. If the Subscription Price per share is below the then current NAV per share, stockholders will experience an immediate and perhaps substantial dilution of the aggregate NAV of their shares of Common Stock if they do not participate in the Offer and will experience a reduction in the NAV per share whether or not they participate in the Offer. The Fund cannot state precisely the extent of this dilution (if any) if stockholders do not exercise their Rights because the Fund does not know what the NAV and price per share will be at the time of the Offer or what proportion of the Rights, including the Over-Subscription Privilege, will be exercised. Because the Estimated Subscription Price is below the NAV, there is a likelihood that the completion of the Offering will result in an immediate dilution of the NAV for all existing stockholders. Assuming, for example, that all Rights are exercised, including the Over-Subscription Privilege, the Estimated Subscription Price is $2.57 and the Fund’s NAV per share is $4.50, the Fund’s NAV per share (after payment of estimated offering expenses) would be reduced by approximately $1.45 per share. See “Risk Factors and Special Considerations- Dilution of Net Asset Value and Effect of Non-Participation in the Offer.”

Discount From NAV

Shares of closed-end funds frequently trade at a market price that is less than the value of the net assets attributable to those shares (a “discount”). The possibility that the Fund’s shares will trade at a discount from NAV is a risk separate and distinct from the risk that the Fund’s NAV will decrease. The risk of purchasing shares of a closed-end fund that might trade at a discount or unsustainable premium is more pronounced for investors who wish to sell their shares in a relatively short period of time after purchasing them because, for those investors, realization of a gain or loss on their investments is likely to be more dependent upon the existence of a premium or discount than upon portfolio performance.

Caribbean Basin Countries

Investing in the securities of non-U.S. issuers involves certain risks and considerations not typically associated with investing in securities of U.S. issuers. These risks include currency fluctuations, political and economic risks, including nationalization and expropriation, reduced levels of publicly available information concerning issuers and reduced levels of government regulation of foreign securities markets. Also, investment in Caribbean Basin Countries may involve special considerations, such as limited liquidity and small market capitalization of the Caribbean Basin securities markets, currency devaluations, high inflation and repatriation restrictions.

Equity and Equity-Linked Securities Risk

Consistent with its objective, the Fund invests a substantial portion of its assets in equity securities of Caribbean Basin Companies. Equity securities, such as common stock, generally represent an ownership interest in a company. An adverse event, such as an unfavorable earnings report, may depress the value of a particular equity security held by the Fund. Also, the prices of equity securities, particularly common stocks, are sensitive to general movements in the stock market. The Fund’s share price can fall because of weakness in the markets in which it invests, a particular industry or specific holdings. Markets as a whole can decline for many reasons, including adverse political or economic developments, changes in investor psychology, or heavy institutional selling. The prospects for an industry or company may deteriorate because of a variety of factors, including disappointing earnings or changes in the competitive environment. Investments in futures and options, if any, are subject to additional volatility and potential losses.

The Fund may also invest in preferred stock, convertible securities and other types of equity-linked securities. The market value of preferred and convertible securities and other debt securities tends to fall when prevailing interest rates rise. Preferred securities may pay fixed or adjustable rates of return. Preferred securities are subject to issuer-specific and market risks applicable generally to equity securities. In addition, a company’s preferred securities generally pay dividends only after the company makes required payments to holders of its bonds and other debt. For this reason, the value of preferred securities will usually react more strongly than bonds and other debt to actual or perceived changes in the company’s financial condition or prospects. Preferred securities of smaller companies may be more vulnerable to adverse developments than preferred stock of larger companies. The market value of a convertible security performs like that of a regular debt security; that is, if market interest rates rise, the value of a convertible security usually falls. In addition, convertible securities are subject to the risk that the issuer will not be able to pay interest or dividends when due, and their market value may change based on changes in the issuer’s credit rating or the market’s perception of the issuer’s creditworthiness. Since it derives a portion of its value from the common stock into which it may be converted, a convertible security is also subject to the same types of market and issuer risks that apply to the underlying common stock. Equity-linked securities bear the risk that, in addition to market risk and other risks of the referenced equity security, the Fund may experience a return that is different from that of the referenced equity security. Equity-linked instruments also subject the Fund to counterparty risk, including the risk that the issuing entity may not be able to honor its financial commitment, which could result in a loss of all or part of the Fund’s investment.

Cuba Specific Issues

Investment in Cuban securities or any investment in Cuba directly or indirectly is currently prohibited under U.S. law. There can be no assurances that the U.S. trade embargo against Cuba will ever be lifted or eased or, if and when such a normalization commences, that the Adviser will be able to identify direct investments in issuers domiciled in Cuba that are acceptable for the Fund.

However, if investment in securities issued by companies domiciled in Cuba were to be permitted under U.S. law, certain considerations not typically associated with investing in securities of U.S. companies should be considered, including: (1) restrictions on foreign investment and on repatriation of capital invested in Cuba; (2) unstable currency exchange and fluctuation; (3) the cost of converting foreign currency into U.S. Dollars; (4) potential price volatility and lesser or lack of liquidity of shares listed on a securities market (if one is established); (5) continued political and economic risks including a new government that if not properly stabilized may lead to the risk of nationalization or expropriation of assets and the risk of civil war; (6) the absence of a developed legal structure governing private property; (7) the absence of a capital market structure or market oriented economy; and (8) the difficulty of assessing the financial status of particular companies.

“Non-diversified” Investment Company

As a “non-diversified” investment company, the Fund’s investments involve greater risks than would be the case for a similar diversified investment company because the Fund is not limited by the Investment Company Act of 1940, as amended (the “1940 Act”), in the proportion of its assets that may be invested in the assets of a single issuer. Although the Fund is not diversified for the purposes of the 1940 Act, it must maintain a certain degree of diversification in order to comply with certain requirements of the Code, applicable to regulated investment companies. See “Risk Factors/Special Considerations” and “Taxation.”

Management Risk	The Adviser’s judgment about the attractiveness, relative value or potential appreciation of a particular security or investment strategy may prove to be incorrect.

Managed Distribution Policy

Under the Fund’s Managed Distribution Policy (see “Managed Distribution Policy”), the Fund makes quarterly distributions to stockholders at a rate that may include periodic distributions of its net income and net capital gains (“Net Earnings”), or from return-of-capital. For any fiscal year where total cash distributions exceeded Net Earnings (the “Excess”), the Excess would decrease the Fund’s total assets and, as a result, would have the likely effect of increasing the Fund’s expense ratio. There is a risk that the total Net Earnings from the Fund’s portfolio would not be great enough to offset the amount of cash distributions paid to stockholders. If this were to be the case, the Fund’s assets would be depleted, and there is no guarantee that the Fund would be able to replace the assets. In addition, in order to make such distributions, the Fund may have to sell a portion of its investment portfolio, including securities purchased with the proceeds of the Offering, at a time when independent investment judgment might not dictate such action. Furthermore, such assets used to make distributions will not be available for investment pursuant to the Fund’s investment objective. The Fund adopted the Managed Distribution Policy in 2019, and has made quarterly distributions beginning September 30, 2019. The Fund may use the proceeds of the Offering to maintain the Managed Distribution Policy by providing funding for future distributions, which may constitute a return of capital to stockholders and lower the tax basis in their shares which, for the taxable stockholders, will defer any potential gains until the shares are sold. For the taxable stockholders, the portion of distribution that constitutes ordinary income and/or capital gains is taxable to such stockholders in the year the distribution is declared. A return of capital is non-taxable to the extent of the stockholder’s basis in the shares. The stockholders would reduce their basis in the shares by the amount of the distribution and therefore may result in an increase in the amount of any taxable gain on a subsequent disposition of such shares, even if such shares are sold at a loss to the stockholder’s original investment amount. Any return of capital will be separately identified when stockholders receive their tax statements. Any return of capital that exceeds cost basis may be treated as capital gain. Stockholders are advised to consult with their own tax advisers with respect to the tax consequences of their investment in the Fund. Furthermore, the Fund may need to raise additional capital in order to maintain the Managed Distribution Policy. On August 4, 2023, the Board indefinitely suspended the Managed Distribution Policy.

Dividends and Distributions

The Fund distributes annually to its stockholders substantially all of its net investment income and net short-term capital gains. The Fund determines annually whether to distribute any net realized long-term capital gains in excess of net realized short-term capital losses. See “Dividends and Distributions: Dividend Reinvestment Plan” and “Taxation.”

Certain Charter Provisions

The Fund’s Articles of Incorporation include provisions that could have the effect of: inhibiting the Fund’s possible conversion to open-end status; limiting the ability of other entities or persons to acquire control of the Fund or to change the composition of its Board; and depriving stockholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging a third party from seeking to obtain control of the Fund. See “Description of Common Stock.”

Market Disruption Risk

Certain events have had a disruptive effect on the securities markets, such as terrorist attacks, war and other geopolitical events, hurricanes, droughts, floods and other disasters. The Fund cannot predict the effects of similar events in the future on the markets or economies of Caribbean Basin Countries.

Tender Offers and Share Repurchases

The Fund may make tender offers or other offers to repurchase shares of the Fund from time to time, including in connection with the Fund’s current Tender Offer Policy approved by the Board, under which the Fund has undertaken to commence a tender offer by October 31st after a fiscal-year end to purchase up to 5% of then-outstanding shares at 97.5% of NAV if the average discount to the Fund’s NAV is in excess of 10% for the fiscal year just ended. See “Tender Offer Policy.” Subject to the Fund’s investment restriction with respect to borrowing, the Fund may incur debt to finance repurchases and tenders. See “Investment Restrictions.” If the Fund incurs debt to finance such repurchases and tenders, interest on any such borrowings will reduce the Fund’s net income. The acquisition of shares by the Fund will decrease the total assets of the Fund and therefore would have the effect of increasing the Fund’s ratio of expenses to average net assets. On August 4, 2023, the Board modified the Tender Offer Policy to allow for the Fund to commence the tender offer within a reasonable amount of time following the conclusion of the Rights Offer.

Because of the nature of the Fund’s investment objective and policies, if the Adviser anticipates that a share repurchase or tender offer might have an adverse effect on the Fund’s investment performance and anticipate any material difficulty disposing of portfolio securities in order to consummate such share repurchase or tender offer, the Board would consider deferring or withdrawing the share repurchase or tender offer. The Fund may realize gains and losses on securities that it may not otherwise wish to sell in the ordinary course of its portfolio management, which may adversely affect the Fund’s performance. The portfolio turnover rate of the Fund may or may not be affected by the Fund’s repurchases of shares pursuant to a tender offer. See “Share Repurchases and Tenders.”

Fee Table

Stockholder Transaction Expenses:
Sales Load	None
Expenses of the Offer (as a percentage of offering price)(1)	0.20%
Dividend Reinvestment Plan Fees	None
Total stockholder transaction expenses (as a percentage of offering price)	0.20%
Annual Expenses (as a percentage of net assets attributable to common shares):
Management Fees(2)	1.45%
Other Expenses(3)	2.00%
Total Annual Expenses	3.45%

(1)	Calculated assuming that the Offer will be fully subscribed (i.e., that the Primary Subscription and Over Subscription are fully subscribed). Expenses of the Offer will be greater if the Fund issues fewer shares in the Offer.

(2)	During the fiscal year ended June 30, 2023, the Adviser voluntarily waived its management fee by 10 basis points (from 1.45% to 1.35%).

(3)	“Other Expenses” does not include expenses of the Fund incurred in connection with the Offer. The estimated expenses of the Offer are $174,077.81. However, these expenses will be borne by the holders of the shares of Common Stock of the Fund and result in a reduction in the NAV of the shares of Common Stock. Other Expenses include “Acquired Fund Fees and Expenses,” which are less than 0.005%. Total Annual Expenses may not correlate to the ratio of expenses to average net assets disclosed in the Fund’s annual and semiannual reports to stockholders in the financial highlights table, which reflects operating expenses of the Fund and does not include “Acquired Fund” fees and expenses. The Fund’s Total Annual Expenses, after the Adviser’s voluntary waiver of 10 basis points of its management fee, is 3.35%.

	Cumulative Expenses Paid for the Period Ended June 30, 2023:
Example	1 year	3 years	5 years	10 years
An investor would pay the following expenses on a $1,000 investment, assuming a 5% annual return	$35	$106	$179	$373

The foregoing Fee Table and Example are intended to assist investors in understanding the costs and expenses that an investor in the Fund will bear directly or indirectly. “Other Expenses” are based on estimated amounts for the current fiscal year. See “Management of the Fund” for additional information.

The Example assumes the reinvestment of all dividends and distributions at NAV and an expense ratio of 3.45%. The tables above and the assumption in the Example of a 5% annual return are required by SEC regulations applicable to all investment companies. The Example should not be considered a representation of past or future expenses or annual rates of return and actual expenses or annual rates of return may be more or less than those assumed for purposes of the Example. In addition, while the Example assumes the reinvestment of all dividends and distributions at NAV, participants in the Dividend Reinvestment Plan may receive shares purchased or issued at a price or value different from NAV. See “Dividends and Distributions; Dividend Reinvestment Plan.”

FINANCIAL HIGHLIGHTS

The information in the table below for the fiscal years ended June 30, 2023, June 30, 2022, June 30, 2021, June 30, 2020 and June 30, 2019 is derived from the Fund’s financial statements for the fiscal year ended June 30, 2022 audited by Tait Weller & Baker LLP (“Tait Weller”), the Fund’s independent registered public accounting firm, whose report on such financial statements is contained in the Fund’s June 30, 2023 Annual Report and is incorporated by reference into this prospectus.

The information shown in the table below for the fiscal years ended June 30, 2018, June 30, 2017, June 30, 2016, June 30, 2015, and June 30, 2014 is derived from the Fund’s financial statements for the fiscal year ended June 30, 2018.

The Annual Report and Semi-Annual Report to stockholders is available without charge by calling (800) TJH-FUND.

	Year Ended June 30
	2023	2022	2021	2020	2019
Selected Per Share Data:
Net asset value, beginning of year	$4.63	$7.06	4.76%	$7.59	$8.00

Operations:
Net investment loss[1]	(0.06)	(0.14)	(0.13)	(0.10)	(0.08)
Net realized and unrealized gain (loss) in investment	1.19	(1.07)	3.04	(1.72)	(0.02)
Total from investment operations	1.13	(1.21)	2.91	(1.82)	(0.10)

Less distributions to shareholders from:
Net realized gains	(0.10)	(0.23)	—	(0.11)	(0.31)
Return of capital	(0.59)	(0.83)	(0.62)	(0.90)	—
Total distributions	(0.69)	(1.06)	(0.62)	(1.01)	(0.31)

Anti-dilutive effect due to common stock repurchases	0.01	0.01	0.01	—	—
Dilutive effect due to dividend reinvestment	(0.10)	(0.17)	—	—	—

Net asset value, end of year	$4.98	$4.63	$7.06	$4.76	$7.59
Per share market value, end of year	$3.95	$4.01	$6.27	$3.70	$6.36

Total investment return based on market value per share[2]	16.24%	(22.50)%	91.31%	(27.37)%	2.16%

Ratios and Supplemental Data:
Net assets, end of year (000 omitted)	$35,576	$30,344	$41,147	$29,196	$46,542
Ratio of expenses to average net assets after waiver	3.35%	3.47%	3.15%[3]	3.10%	2.79%
Ratio of expenses to average net assets before waiver	3.45%	3.57%	3.25[3]	3.20%	2.79%
Ratio of net investment loss to average net assets after waiver	(1.30)%	(2.17)%	(2.14)%[3]	(1.51)%	(1.06)%
Portfolio turnover rate	7%	9%	12%	8%	6%

1Computed by dividing the respective period’s amounts from the Statement of Operations by the average outstanding shares for each period presented.

2Total investment return is calculated assuming a purchase of common stock at the current market price on the first day and a sale at the current market price on the last day of each period reported. Dividends and distributions, if any, are assumed for purposes of this calculation to be reinvested at actual prices pursuant to the Fund’s Dividend Reinvestment Plan.

3This figure includes expenses incurred as a result of the expiration of the Fund’s shelf registration. The overall impact on the Fund’s ratios is an increase of 0.06%.

	Year Ended June 30
	2018	2017	2016	2015	2014
Per Share Operating Performance (For a share of capital stock outstanding for each year):
Net asset value, beginning of year	$8.32	$6.47	$7.43	$9.12	$9.28

Operations:
Net investment loss[1]	(0.11)	(0.14)	(0.07)	(0.11)	(0.07)
Net realized and unrealized gain (loss) on investment transactions	(0.09)	2.12	(0.80)	(0.08)	1.05
Total from operations	(0.20)	1.98	(0.87)	(0.19)	0.98

Distributions:
From net realized gains	(0.12)	(0.13)	(0.16)	(0.64)	(1.14)
Total distributions	(0.12)	(0.13)	(0.16)	(0.64)	(1.14)

Dilutive effect of rights offering	—	—	—	(0.86)	—
Accretive effect of ATM offering	—	—	0.07	—	—
Accretive effect of shares in reinvestment of distribution	—	—	0.00[2]	0.00[2]	—

Net asset value, end of year	$8.00	$8.32	$6.47	$7.43	$9.12

Per share market value, end of year	$6.60	$7.20	$6.11	$9.46	$8.15

Total investment return based on market value per share[5]	(6.82%)	20.17%	(33.73%)	25.40%	8.98%

RATIOS AND SUPPLEMENTAL DATA
Net assets, end of year (in 000’s)	$49,048	$51,047	$39,699	$41,611	$33,862
Ratio of expenses to monthly average net assets	2.72%[4]	3.36%[3]	3.20%	2.97%	2.46%
Ratio of net investment loss to monthly average net assets	(1.29%)[4]	(1.86%)[3]	(0.99%)	(1.36%)	(0.78%)
Portfolio turnover rate	19%	16%	9%	14%	24%

1Computed by dividing the respective year’s amounts from the Statement of Operations by the average outstanding shares for each year presented.

2Amount is less than $0.01.

3This figure includes expenses incurred as a result of the expiration of the Fund’s ATM offering. The overall impact n the Fund’s ratios is an increase of 0.63%.

4This figure includes expenses incurred as a result of the expiration of the Fund’s shelf registration. The overall impact on the Fund’s ratios as an increase of 0.22.

5Total investment return is calculated assuming a purchase of common stock at the current market price on the first day and a sale at the current market price on the last day of each period reported. Dividends and distributions, if any, are assumed for purposes of this calculation to be reinvested at the net asset value of the Fund on the dividend ex-date.

THE FUND

The Herzfeld Caribbean Basin Fund, Inc. is a non-diversified, closed-end management investment company incorporated under the laws of the State of Maryland on March 10, 1992, and registered under the Investment Company Act of 1940 (the “1940 Act”). The Fund is designed for investors seeking long-term capital appreciation. The Fund seeks to achieve its objective primarily by investing in issuers that are likely, in the opinion of the Adviser, to benefit from political, legal and economic developments in Cuba and the Caribbean Basin. At such time as it becomes legally permissible for U.S. entities to invest directly in Cuba, the Fund will consider such investments. See “Investment Objective and Policies.” The Fund maintains its principal offices at 119 Washington Avenue, Suite 504 Miami Beach, FL 33139. No assurance can be given that the Fund’s investment objective will be achieved.

The Fund’s investment adviser is HERZFELD/CUBA, a division of Thomas J. Herzfeld Advisors, Inc., a Miami-based U.S. investment adviser.

As of the Record Date, the Fund had 7,150,673 shares of Common Stock outstanding. The Fund’s Common Stock is publicly held and is listed and traded on the NASDAQ Capital Market under the symbol “CUBA.” The average weekly trading volume of the Common Stock on the NASDAQ Capital Market during the quarter ended September 30, 2023 was approximately 132,892 shares. As of September 30, 2023, the aggregate net assets of the Fund were approximately $33 million, the NAV per share was $4.36, the share price was $3.34, and the premium/discount was 26.75%. Historically, the Fund’s common stock has traded at both premiums and discounts to its NAV, most recently at discounts.

The following table sets forth, for the periods indicated, the highest and lowest NAV and Market Price per Share, and the highest and lowest premium/discount:

Share Price Data

	Price		NAV		Premium/(Discount)
Quarter Ended	High	Low	High	Low	High	Low
9/30/2023	$4.06	$3.31	$5.18	$4.50	-18.94%	-27.39%
6/30/2023	$3.95	$3.59	$4.97	$4.48	-15.96%	-21.53%
3/31/2023	$4.31	$3.60	$5.19	$4.36	-16.15%	-20.57%
12/31/2022	$4.36	$3.62	$5.20	$4.48	-14.92%	-20.29%
9/30/2022	$4.99	$3.62	$5.52	$4.48	-8.61%	-20.94%
6/30/2022	$5.31	$3.83	$6.05	$4.52	-7.30%	-16.28%
3/31/2022	$5.74	$4.80	$6.70	$5.36	-7.24%	-16.34%
12/31/2021	$6.17	$5.24	$7.16	$6.10	-10.07%	-16.87%

THE OFFERING

Terms of the Offer

The Fund is issuing to its Record Date Stockholders Rights to subscribe for additional shares of the Fund’s Common Stock as of the Record Date. Each Record Date Stockholder will receive one non-transferable Right for each share of Common Stock owned on the Record Date. The Rights entitle the holder to acquire one share of Common Stock at the Subscription Price for every one Right held.

Rights may be exercised at any time during the period which commences on November 8, 2023, and ends at 5:00 p.m., Eastern Time, on November 29, 2023 (the “Subscription Period”), unless extended by the Fund to a date not later than December 13, 2023, at 5:00 p.m., Eastern Time. See “Expiration of the Offer” below. The right to acquire one additional share of Common Stock for every one Right held during the Subscription Period at the Subscription Price is herein after referred to as the “Primary Subscription” and such shares of Commons Stock, the “Primary Subscription Shares.”

In addition, any Record Date Stockholder who fully exercises all Rights initially issued to him is entitled to subscribe for shares which were not otherwise subscribed for by others in the Primary Subscription (the Over-Subscription Privilege). If enough shares are available, all of these requests will be honored in full. If these requests for shares exceed the shares available, the Fund may determine after the expiration of the Offer, in the discretion of the Fund, to issue additional Common Stock up to an amount equal to 200% of the shares of Common Stock available pursuant to the Offer (up to an additional 14,301,346 shares of Common Stock) in order to cover these requests. Regardless of whether the Fund issues such additional Common Stock, to the extent shares are not available to honor all requests, the available shares will be allocated pro rata among those Record Date Stockholders who over-subscribe based on the number of Rights originally issued to them by the Fund.

In the event that the Fund, in in its sole discretion, issues additional Common Shares in an amount of up to 200% of the Primary Subscription Shares for purposes of determining the maximum number of shares a Record Date Stockholder may acquire pursuant to the Offer, broker-dealers whose shares are held of record by Cede & Co. (“Cede”), as nominee for The Depository Trust Company, or by any other depository or nominee, will be deemed to be the holders of the Rights that are issued to Cede or such other depository or nominee on their behalf. Shares acquired pursuant to the Over-Subscription Privilege are subject to allotment, which is more fully discussed below under “Over-Subscription Privilege.”

Officers of the Adviser have indicated to the Fund that the Adviser and the Directors and Officers of the Fund (the “Affiliated Parties”), as Record Date Stockholders, have been authorized to purchase Common Stock through the Primary Subscription and the Over-Subscription Privilege to the extent the Common Stock becomes available to it in accordance with the Primary Subscription and the allotment provisions of the Over-Subscription Privilege. Such over-subscriptions by the Affiliated Parties may disproportionately increase their already existing ownership resulting in a higher percentage ownership of outstanding shares of the Fund. Any Common Stock acquired in the Offer by the Affiliated Parties as “affiliates” of the Fund, as that term is defined under the Securities Act of 1933 (the “Securities Act”), may only be sold in accordance with Rule 144 under the Securities Act or another applicable exemption or pursuant to an effective registration statement under the Securities Act. In general, under Rule 144, as currently in effect, an “affiliate” of the Fund is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly reported trading volume of the common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain restrictions on the manner of sale, to notice requirements and to the availability of current public information about the Fund.

Rights will be evidenced by certificates (“Subscription Certificates”). The number of Rights issued to each Record Date Stockholder will be stated on the Subscription Certificate delivered to the holder. The method by which Rights may be exercised and shares paid for is set forth below in “Method of Exercising Rights” and “Payment for Shares.” A Rights holder will have no right to rescind a purchase after the Subscription Agent has received payment. See “Payment for Shares” below.

The Rights are non-transferable and, therefore may not be purchased or sold. Rights not exercised will expire without residual value at the Expiration Date. The Rights will not be listed for trading on the NASDAQ Capital Market or any other securities exchange. Common Stock issued pursuant to an exercise of Rights will be listed and available for trading on the NASDAQ Capital Market.

There is no minimum number of Rights which must be exercised in order for the Offer to close.

Purpose of the Offer

The Board has determined that it is in the best interests of the Fund and its existing stockholders to increase the assets of the Fund so that the Fund may be in a better position to take advantage of investment opportunities that may arise. See “Market Analysis” below. Without additional capital, the Fund is limited in its ability to take advantage of new investment opportunities. The only practical means of increasing the Fund’s assets available for investment other than through the Offer would be through the sale of portfolio securities, which could subject the Fund to certain adverse tax consequences under the Code.

The Offer affords the Fund a means of increasing its assets available for investment without requiring the sale of portfolio securities at a time when it would not be desirable to do so. The Offer will permit the Fund to take advantage of investment opportunities as they arise, without necessarily having to liquidate Fund holdings to raise cash. When the Adviser identifies an investment opportunity, it wants to be able to take advantage of it quickly and make investments, without having to sell current holdings in the process. The Adviser believes that having the cash resources available to make new investments without liquidating current portfolio holdings will allow the investment adviser to more fully implement its investment strategy in pursuit of the Fund’s investment objective.

In addition, the Board believes that increasing the size of the Fund may lower the Fund’s expenses as a proportion of average net assets because the Fund’s fixed costs would be spread over a larger asset base. As a fund’s assets decrease, its expense ratio (i.e., the ratio of expenses to fund assets) will increase. This occurs because funds have certain fixed costs which are not charged in proportion to a fund’s size. As a fund gets smaller, these fixed costs are spread over fewer assets, thus resulting in a higher expense ratio. The opposite occurs as a fund’s assets increase, that is, the fixed costs are spread across a larger asset base thus resulting in a lower expense ratio. There can be no assurance, however, that an increase in the size of the Fund will lower the Fund’s expense ratio.

Further, to the extent the Fund realizes gains (as it has in the past), any net realized gains of the Fund are required to be distributed to stockholders in order to maintain its status as a “regulated investment company” under Subchapter M of the Code. Accordingly, in the future the Fund may be required to make large distributions to stockholders to maintain regulated investment company status, thereby reducing the net assets of the Fund. Additionally, if the Fund is fully invested when it is required to make a distribution it may need to sell some of its portfolio holdings at an inopportune time in order to raise the necessary funds to satisfy the distribution requirement. For instance, for the calendar year ended 2022, the Fund paid a year-end distribution of $0.87675 per share. As of December 31, 2022, the aggregate capital losses were $(223,733). Distributions of net realized gains are paid on a calendar year basis; accordingly, the Fund’s calendar year-end distribution for 2023 is not known at this time.

The Board also believes that a larger number of outstanding shares could increase the level of market interest in and visibility of the Fund and improve the trading liquidity of the Fund’s common stock on the NASDAQ Capital Market. If the Offer is successful, the larger number of shares of common stock outstanding after the Offer should help create a more efficient and active market for the Fund’s shares and reduce the effect of individual transactions on market price, all of which are believed generally to increase liquidity.

The Offer seeks to reward existing stockholders by giving them the right to purchase additional shares at a price below market without incurring any direct commission or other transaction charges that they would normally incur when buying shares in the market. Please note that stockholders that arrange to exercise Rights through a broker, bank, trust company or other financial intermediary may be charged for this service by such institution.

The Board considered, among other things, advice by the Adviser, using fixed pricing versus variable pricing for the Offer, the benefits and drawbacks of conducting a non-transferable versus a transferable rights offering and the effect on the Fund if the Offer is undersubscribed. The Board also considered the extent to which the Adviser will benefit from the Offer because the Adviser’s fee is based on the average net assets of the Fund. It is not possible to state precisely the amount of additional compensation the Adviser might receive as a result of the Offer because it is not known how many Shares will be subscribed for and because the proceeds of the Offer will be invested in additional portfolio securities which will fluctuate in value. However, if the Offer is fully subscribed at the Estimated Subscription Price, it would add (net of offering expenses) approximately $18,203,151.80 to the net assets of the Fund. This amount, assuming no fluctuation due to changes in the market, would add $263,945.70 to the Adviser’s annual compensation based upon an advisory fee of 1.45% during the one-year period following completion of the Offer (before accounting for the 0.10% fee waiver by the Adviser current authorized through June 30, 2024). The Fund’s assets could increase further if the Shares subject to the Over-Subscription Privilege were to be issued.

In addition, the Board determined to proceed with the offer of rights after having considered the dilutive effects of the offering on stockholders who are unwilling or unable to fully exercise their rights, as well as the alternative of a secondary offering. The Board has approved the terms of the Offer as set forth in this prospectus.

The Fund may, in the future and at its discretion, choose to make additional rights offerings from time to time for a number of shares and on terms which may or may not be similar to the Offer. Any such future rights offering will be made in accordance with the 1940 Act. Under the laws of Maryland, the State in which the Fund is organized, the Board is authorized to approve rights offerings without obtaining stockholder approval. The staff of the SEC has interpreted the 1940 Act as not requiring stockholder approval of a rights offering at a price below the then current NAV so long as certain conditions are met, including a good faith determination by the Board that such offering would result in a net benefit to existing stockholders.

Market Analysis

The Fund has determined to make the Offer at this time due to the Adviser’s analysis of both the general regional outlook for investment in the Caribbean Basin and potential specific opportunities in both Guyana and Cuba.

As the Fund reported in its most recent Semi-Annual Report Letter to Shareholders, during the 2022 calendar year the Caribbean Basin economies continued their recovery that started in 2021. The global pandemic caused significant economic pain to the tourism-centric Caribbean as gross domestic product (GDP) dropped more than 10% in 2020 for almost all Caribbean countries. After starting their recovery later than most Group of Twenty (G20) countries, the countries of the Caribbean saw some of the quickest recoveries as tourism returned and commodity exports increased. Real GDP growth for the region was 5.1% in 2021 and accelerated to 12.4% in 2022. The International Monetary Fund (IMF) continues to project real GDP growth for the region in 2023, with the Caribbean estimated to come in at 9.9% for 2023.

Tourist arrivals to the region continue to trend in the right direction during 2023 for the first three to five months (depending upon country data available), with “stop-over visits,” when compared to the same period in 2022, up everywhere except in the US Virgin Islands (-3.3%). Percentage increases year-over-year range from 16.4% (Dominican Republic; January through May) to 197.2% (Cayman Islands; January through March). Notable also are visits to Cuba, which are up 119.7% for the January through April period.

While the Adviser believes there are generally positive indicators in the region, global belt tightening by the world’s central banks could yet constrict performance in the region by negatively affecting demand for commodity exports and reducing discretionary spending available for use in the Caribbean. While higher interest rates have not significantly slowed the recovery in the region to date, the Adviser is cognizant of the experience from the last two recessions (the Great Recession of 2008 and the COVID-19 recession), both of which saw significant pullbacks in Caribbean economies. Despite global central banks tightening monetary policy and a general caution regarding the impacts of ongoing inflation and uncertainty over the war in Ukraine, the Adviser does not project an immediate meaningful economic downturn and anticipates an above trend growth period.

In addition to the generally positive views towards macro-economic conditions in the Caribbean Basin, the Adviser has identified potential opportunities in two specific countries in the region: Guyana and Cuba.

Guyana is a country of just 791,000 people but is projected to become the world’s fourth largest offshore oil producer, placing it ahead of Qatar, the U.S., Mexico and Norway. The IMF projects 37.2% local economic growth for 2023, with the potential for 45.3% GDP growth in 2024. Guyana has been reported to have launched a number of infrastructure projects in anticipation of that growth, including construction of 12 hospitals, seven hotels, scores of schools, two main highways and its first deep-water port. A $1.9 billion gas-to-energy project is also reportedly underway. The Adviser believes that the projected economic growth in Guyana is likely to create investment opportunities in the region generally and with companies doing business in Guyana specifically.

Cuba is the second specific potential opportunity identified by the Adviser. Throughout the Fund’s history, the Fund’s portfolio has been positioned to take advantage of opportunities in Cuba in the event of a thawing of U.S.-Cuba relations and the opening of investment opportunities in that country. While over that history the expectations for an opening of business opportunities with Cuba have ebbed and flowed, the Adviser believes the conditions are becoming ripe for the Biden Administration to make an announcement regarding the opening of relations with Cuba for a number of reasons:

•The Adviser points to a series of events over the past year where Cuba first opened up its doors to foreign investment in 2022, and the Biden administration subsequently loosened restrictions on travel to and from Cuba.

•The Adviser took note particularly of President Biden’s aside to Senator Bob Menendez, caught on video after the President’s State of the Union Address, in which he was heard saying that he wanted to discuss Cuba with the Senator, who has been a long-time advocate for Cuban expatriates here in the United States.

•The Adviser also notes a May 16, 2023 social media post by Ambassador Brian A. Nichols, Assistant Secretary for Western Hemisphere Affairs, U.S. Department of State, who commented: “One year ago, the U.S. announced several policy measures to empower the Cuban people. We delivered on our commitment to reunify Cuban-American families, expand travel, & restart remittances. We’ve also increased support to independent Cuban businesses, with more to announce soon.”

•The Adviser has held discussions with private citizens doing business with Cuba who have indicated that they have been informed that a shift in U.S. policy is coming soon.

•With recent announcements that China and Russia continue to make inroads in Cuba, the Adviser believes that it would make political and economic sense for the U.S. to reengage with Cuba both politically and economically instead of surrendering influence to China and Russia.

The Adviser cannot predict with certainty when the opening of investment opportunities in Cuba will happen, or if such opening will occur. However, the potential for the opening of investment in Cuba and the opportunities to be created by projected GDP growth in Guyana are factors that the Adviser is monitoring and have resulted in a recommendation to increase the size of the Fund at this time. The Fund has determined that it is prudent to make this Offer to shareholders in order to have additional capital available for the anticipated investment opportunities that have been identified.

Subscription Price

The Subscription Price for the shares of Common Stock issued in the Offer will be a price equal to 92% of the volume-weighted average closing sales price of a share of common stock on the NASDAQ Capital Market on the Expiration Date and the four preceding trading days. Stockholders who exercise their Rights will have no right to rescind a purchase after receipt of their completed Subscription Certificates for Shares by the Subscription Agent. The Fund does not have the right to withdraw the Offer after the Rights have been distributed.

The Fund announced its intention to make the Offer on August 29, 2023. The NAV per share of Common Stock at the close of business on August 29, 2023 (announcement of rights offering) and on November 3, 2023 was $4.92 and $4.50, respectively, and the last reported sale price of a share of Common Stock on the NASDAQ Capital Market on those dates was $3.85 and $2.62, respectively.

Over-Subscription Privilege

If some Record Date Stockholders do not exercise all of the Rights initially issued to them to purchase Common Stock of the Fund, those Record Date Stockholders who have exercised all of the Rights initially issued to them will be offered, by means of the Over-Subscription Privilege, the right to acquire more than the number of shares for which the Rights issued to them are exercisable. Record Date Stockholders who exercise all the Rights initially issued to them will have the opportunity to indicate on the Subscription Certificate how many shares of Common Stock they are willing to acquire pursuant to the Over-Subscription Privilege. In addition, the Fund, in its sole discretion, can issue up to an additional 200% of the number of shares issued in the Primary Subscription, or up to 14,301,346 additional shares of Common Stock, for an aggregate total of 21,452,019 shares of Common Stock, to fill, in whole or in part, Over-Subscriptions. All such indications will be made on a single Subscription Certificate, and all such shares will be subject to the same pricing and delivery terms and conditions.

If sufficient Subscription Shares remain after the Primary Subscriptions have been exercised, all over-subscriptions will be honored in full. If sufficient Subscription Shares are not available to honor all over-subscription requests, the available Common Shares will be allocated among those Record Date Stockholders who over-subscribe based on the number of Rights originally issued to them by the Fund. Should the Fund determine to issue some or all of the additional 200% of the number of shares issued in the Primary Subscription, they will be allocated only among Record Date Stockholders that submitted over-subscription requests. Any such shares will be allocated pro rata among those fully exercising Record Date Stockholders who over-subscribe based on the number of Rights originally issued to them by the Fund. Any such shares issued by the Fund, collectively with any Primary Subscription Shares not subscribed through the Primary Subscription, will be referred to in this prospectus as the “Excess Shares.”

The percentage of Excess Shares each over-subscribing Record Date Stockholder may acquire will be rounded down to result in delivery of whole Common Shares; provided, however, that if a pro rata allocation results in any holder being allocated a greater number of Excess Shares than the holder subscribed for pursuant to the exercise of such holder’s Over-Subscription Privilege, then such holder will be allocated only such number of Excess Shares as such holder subscribed for and the remaining Excess Shares will be allocated among all other holders then entitled to receive Excess Shares whose over-subscription requests have not been fully honored. The allocation process may be iterative in order to assure that the total number of Excess Shares is distributed in accordance with the method described above.

The formula to be used in allocating the Excess Shares is as follows:

Number of Shares held by Stockholder as of Record Date	x Excess Shares Remaining
Total Number of Shares held by All Over-Subscribed Stockholders as of Record Date

The Fund will not offer or sell any shares which are not subscribed for under the Primary Subscription or the Over-Subscription Privilege.

Expiration of the Offer

The Offer will expire at 5:00 p.m., Eastern Time, on the Expiration Date (November 29, 2023), unless extended by the Fund to a date not later than December 13, 2023, at 5:00 p.m., Eastern Time (the “Extended Expiration Date”). Rights will expire on the Expiration Date (or Extended Expiration Date as the case may be) and thereafter may not be exercised.

Subscription Agent

The Subscription Agent is Equiniti Trust Company, LLC, 6201 15th Avenue, Brooklyn, NY 11219.

Stockholders may also contact the Fund for information about the Offer by writing to The Herzfeld Caribbean Basin Fund, Inc., 119 Washington Avenue, Suite 504, Miami Beach, FL 33139 or by calling (305) 777-1660 or (800) TJH-FUND. Stockholders may also contact their brokers or nominees for information with respect to the Offer.

Method of Exercising Rights

Rights may be exercised by filling in and signing the Subscription Certificate and mailing it in the envelope provided, or otherwise delivering the completed and signed Subscription Certificate to the Subscription Agent, together with payment of the Estimated Subscription Price for the Shares as described below under “Payment for Shares.” Rights holders may also exercise Rights by contacting a broker, bank or trust company who can arrange, on behalf of the Rights holder, to guarantee delivery of payment and of a properly completed and executed Subscription Certificate. A fee may be charged for this service. Completed Subscription Certificates and full payment for the shares of Common Stock subscribed for must be received by the Subscription Agent prior to 5:00 p.m., Eastern Time, on the Expiration Date (unless payment is effected by means of a notice of guaranteed delivery as described below under “Payment for Shares”) at the office of the Subscription Agent at the addresses set forth above.

Qualified financial institutions that hold shares of Common Stock as nominee for the account of others should notify the respective beneficial owners of such shares as soon as possible to ascertain such beneficial owners’ intentions and to obtain instructions with respect to the Rights. For purposes of this prospectus, “Qualified Financial Institution” shall mean a registered broker-dealer, commercial bank or trust company, securities depository or participant therein, or nominee thereof. If the beneficial owner so instructs, the nominee should complete the Subscription Certificate and submit it to the Subscription Agent with the proper payment. In addition, beneficial owners of Common Stock or Rights held through such a nominee should contact the nominee and request the nominee to effect transactions in accordance with the beneficial owners’ instructions.

Stockholders who are registered holders can choose between either option set forth under “Payment for Shares” below.

Payment for Shares

Payment for shares shall be calculated by multiplying the Estimated Subscription Price of $2.57 per share times the sum of (i) the number of Rights held and intended to be exercised in the Primary Subscription, plus (ii) the number of additional shares for which a stockholder wishes to over-subscribe under the Over-Subscription Privilege. For example, if a stockholder receives 100 Rights and wishes to subscribe for 100 shares of Common Stock in the Primary Subscription, and also wishes to over-subscribe for 50 additional shares pursuant to the Over-Subscription Privilege, he, she or it would send in $2.57 x 100 plus $2.57 x 50. Rights holders who wish to acquire shares in the Primary Subscription or pursuant to the Over-Subscription Privilege may choose between the following methods of payment:

a.	Notice of Guaranteed Delivery and Subscription Certificate (with payment sent separately). If, prior to 5:00 p.m., Eastern Time, on the Expiration Date, the Subscription Agent shall have received a notice of guaranteed delivery by telegram or otherwise, from a bank or trust company or a NYSE member firm guaranteeing delivery of (i) payment of the Estimated Subscription Price of $2.57 per share for the shares subscribed for in the Primary Subscription and any additional shares subscribed for pursuant to the Over-Subscription Privilege and (ii) a properly completed and executed Subscription Certificate, the subscription will be accepted by the Subscription Agent. The Subscription Agent will not honor a notice of guaranteed delivery unless a properly completed and executed Subscription Certificate is received by the Subscription Agent prior to 5:00 p.m., Eastern Time, on the third Business Day after the Expiration Date (the “Protection Period”).

b.	Subscription Certificate Sent with Payment. Alternatively, a stockholder can, together with the properly completed and executed Subscription Certificate, send payment for the shares acquired in the Primary Subscription and any additional shares subscribed for pursuant to the Over-Subscription Privilege, to the Subscription Agent based on the Estimated Subscription Price of $2.57 per share. To be accepted, such payment, together with the Subscription Certificate, must be received by the Subscription Agent prior to 5:00 p.m., Eastern Time, on the Expiration Date.

Any excess payment will be refunded to the stockholder to the extent that additional shares are unavailable.

A PAYMENT, PURSUANT TO THE SECOND METHOD DESCRIBED ABOVE, MUST ACCOMPANY ANY SUBSCRIPTION CERTIFICATE FOR SUCH SUBSCRIPTION CERTIFICATE TO BE ACCEPTED.

Within ten (10) Business Days following the completion of the Protection Period (the “Confirmation Date”), a confirmation will be sent by the Subscription Agent to each stockholder (or, if the Fund’s shares on the Record Date are held by Cede or any other depository or nominee, to Cede or such other depository or nominee). The confirmation will show (i) the number of shares acquired pursuant to the Primary Subscription; (ii) the number of shares, if any, acquired pursuant to the Over-Subscription Privilege; (iii) the Subscription Price and total purchase price for the shares; and (iv) any additional amount payable by such stockholder to the Fund (e.g., if the Estimated Subscription Price was less than the Subscription Price on the Pricing Date) or any excess to be refunded by the Fund to such stockholder (e.g., if the Estimated Subscription Price was more than the Subscription Price on the Pricing Date). Any additional payment required from a stockholder must be received by the Subscription Agent prior to 5:00 p.m., Eastern Time, on the tenth Business Day after the Confirmation Date, and any excess payment to be refunded by the Fund to such stockholder will be mailed by the Subscription Agent within ten (10) Business Days after the Confirmation Date. All payments by a stockholder must be made in United States Dollars by money order or by checks drawn on banks located in the Continental United States payable to “The Herzfeld Caribbean Basin Fund, Inc.”

Whichever of the above two methods is used, issuance and delivery of certificates for the shares of Common Stock subscribed for are subject to collection of funds and actual payment pursuant to any notice of guaranteed delivery.

The Subscription Agent will deposit all checks received by it prior to the final due date into a segregated interest-bearing account pending distribution of the shares from the Offer. All interest will inure to the benefit of the Fund and investors will not earn interest on payments submitted.

YOU WILL HAVE NO RIGHT TO RESCIND YOUR SUBSCRIPTION AFTER THE SUBSCRIPTION AGENT HAS RECEIVED THE SUBSCRIPTION CERTIFICATE OR NOTICE OF GUARANTEED DELIVERY.

If a holder of Rights who acquires shares pursuant to the Primary Subscription or the Over-Subscription Privilege does not make payment of any amounts due, the Fund reserves the right to take any or all of the following actions: (i) find other stockholders or Rights holders to purchase such subscribed-for and unpaid-for shares; (ii) apply any payment actually received by it toward the purchase of the greatest whole number of shares which could be acquired by such holder upon exercise of the Primary Subscription or the Over-Subscription Privilege; (iii) sell all or a portion of the shares purchased by the holder in the open market, and apply the proceeds to the amounts owed; and (iv) exercise any and all other rights or remedies to which it may be entitled, including, without limitation, the right to set off against payments actually received by it with respect to such subscribed shares and to enforce the relevant guaranty of payment.

Holders who hold shares of common stock for the account of others, such as brokers, trustees or depositaries for securities, should notify the respective beneficial owners of the shares as soon as possible to ascertain the beneficial owners’ intentions and to obtain instructions with respect to the Rights. If the beneficial owners so instruct, the record holder of the Rights should complete Subscription Certificates and submit them to the Subscription Agent with the proper payment. In addition, beneficial owners of common stock or Rights held through such a holder should contact the holder and request the holder to effect transactions in accordance with the beneficial owner’s instructions.

The instructions accompanying the Subscription Certificates should be read carefully and followed in detail. DO NOT SEND SUBSCRIPTION CERTIFICATES TO THE FUND.

The method of delivery of Subscription Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Rights holders, but if sent by mail it is recommended that the Subscription Certificates and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and clearance of payment prior to 5:00 p.m., Eastern Time, on the Expiration Date. Because uncertified personal checks may take at least five (5) Business Days to clear, you are strongly urged to pay, or arrange for payment, by means of a certified or cashier’s check or money order.

All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights will be determined by the Fund, whose determinations will be final and binding. The Fund in its sole discretion may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Fund determines in its sole discretion. Neither the Fund nor the Subscription Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Certificates or incur any liability for failure to give such notification.

Delivery of Stock Certificates

Stock Certificates representing shares purchased pursuant to the Primary Subscription will be delivered to subscribers as soon as practicable after the corresponding Rights have been validly exercised and full payment for the shares has been received and cleared. Stock Certificates representing shares purchased pursuant to the Over-Subscription Privilege will be delivered to subscribers as soon as practicable after the Expiration Date and after all allocations have been effected.

Foreign Restrictions

Subscription Certificates will only be mailed to Record Date Stockholders whose addresses are within the United States. Record Date Stockholders whose addresses are outside the United States or who have an APO or FPO address and who wish to subscribe to the Offer either in part or in full should contact the Subscription Agent by written instruction or recorded telephone conversation no later than three (3) Business Days prior to the Expiration Date. See “Subscription Agent” above. The Fund will determine whether the Offer may be made to any such stockholder.

Federal Income Tax Consequences Associated with the Offer

The following discussion describes certain United States Federal income tax consequences of the Offer generally applicable to citizens or residents of the United States and U.S. trusts, estates, corporations and any other person who is generally subject to U.S. Federal income tax (“U.S. Stockholders”). This summary discussion is for general information only and does not purport to consider or analyze all aspects of U.S. Federal income taxation or of all potential tax effects relevant to the ownership of Rights or Common Stock. Therefore, this summary discussion contained herein may not be considered to be individual tax advice and may not be relied upon by any owner of Rights or Common Stock. It assumes that each U.S. Stockholder holds Common Stock as a capital asset. Additionally, this summary does not specifically address the U.S. Federal income tax consequences that might be relevant to holders of Rights or Common Stock entitled to special treatment under the U.S. Federal income tax laws, such as individual retirement accounts and other tax deferred accounts, financial institutions, life insurance companies and tax-exempt organizations, and does not discuss the effect of foreign, state, local and other tax laws. Further, this summary is based on interpretations of existing law as of the date of this prospectus as contained in the Code, applicable current and proposed Treasury Regulations, judicial decisions and published administrative positions of the Internal Revenue Service, all of which are subject to change either prospectively or retroactively. The Fund has not sought, and will not seek, a ruling from the Internal Revenue Service regarding the U.S. federal income tax consequences of the Offer or the related share issuance. See also, “Taxation.”

1.U.S. Stockholders who receive Rights pursuant to the Offer should not recognize taxable income for U.S. Federal income tax purposes upon their receipt of the Rights. If Rights issued to a U.S. Stockholder expire without being exercised, no basis should be allocated to such Rights, and such Stockholder should not recognize any gain or loss for U.S. Federal income tax purposes upon such expiration.

2.The tax basis of a U.S. Stockholder’s Common Stock should remain unchanged and the stockholder’s basis in the Rights should be zero, unless such U.S. Stockholder affirmatively and irrevocably elects (in a statement attached to such stockholder’s U.S. Federal income tax return for the year in which the Rights are received) to allocate the basis in the Common Stock between such Common Stock and the Rights in proportion to their respective fair market values on the date of distribution.

3.A U.S. Stockholder who exercises Rights should not recognize any gain or loss for U.S. Federal income tax purposes upon the exercise. The tax basis of the newly acquired Common Stock should equal the Subscription Price paid for the Common Stock (plus the basis, if any, allocated to the Rights in the manner described in the immediately preceding paragraph). The holding period for Common Stock acquired upon the exercise of Rights should begin on the date of exercise of the Rights.

4.Each U.S. Stockholder is urged to consult his or her own tax adviser with respect to the specific Federal, state and local tax consequences to such U.S. Stockholder of receiving Rights in this offer.

Employee Plan Considerations

Stockholders that are employee benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (including corporate savings and 401(k) plans), Keogh or H.R. 10 plans of self-employed individuals and Individual Retirement Accounts (“IRAs”) (collectively, “Plans”) should be aware of the complexity of the rules and regulations governing Plans and the penalties for noncompliance, and Plans should consult with their counsel regarding the consequences of their exercise of Rights under ERISA and the Code.

USE OF PROCEEDS

The net proceeds of the Offer, assuming the Offer is fully subscribed, are estimated to be approximately $18.2 million, based on an Estimated Subscription Price of $2.57 per share, and after deducting expenses related to the Offer estimated at approximately $174,077.81. The foregoing estimate of the net proceeds of the Offer is based on the closing price of the Fund’s shares on November 3, 2023. Accordingly, the assumptions and projections contained in this prospectus are subject to change significantly depending on changes in market conditions for the Fund’s shares and performance of the Fund’s portfolio. The Fund will invest the net proceeds of the Offer in accordance with its investment objective and policies. The Adviser anticipates that the proceeds will be invested promptly as investment opportunities are identified, depending on market conditions and the availability of appropriate securities, and it is anticipated to take not more than approximately three to six months. Pending investment, the proceeds will be invested in short-term cash-equivalent instruments. Although the Adviser anticipates that a substantial portion of the proceeds will be invested pursuant to its investment objective and policies, some of the proceeds may be used to (i) make capital gain distributions required to maintain its tax status as a regulated investment company and (ii) make quarterly distributions to stockholders under the Fund’s Managed Distribution Policy. See “Managed Distribution Policy.”

RISK FACTORS AND SPECIAL CONSIDERATIONS

Investing in the Fund’s common stock common stock provides an equity ownership interest in the Fund. Investing in any investment company security involves risk, including the risk that a stockholder may receive little or no return on the stockholder’s investment or that the stockholder may lose part or all of the stockholder’s investment. Therefore, before investing, stockholders should consider carefully the following risks that are assumed when investing in the Fund through the Offer.

Dilution of Net Asset Value and Effect of Non-Participation in the Offer

If a stockholder does not exercise all of his Rights, the stockholder will likely own a smaller proportional interest in the Fund when the Offer is over (i.e., proportional dilution). In addition, whether or not a stockholder exercises his Rights, because the Subscription Price (and net proceeds to the Fund) may be below the Fund’s NAV per share on the Expiration Date the per share NAV of a stockholder’s shares may be diluted (reduced) immediately as a result of the Offer (i.e., economic dilution).

In other words, a stockholder may experience economic dilution in addition to proportional dilution because:

•The Subscription Price per share is 92% of the average volume-weighted closing sales price of a share of common stock on the NASDAQ Capital Market on the Pricing Date and the four immediately preceding trading days (which may be lower than the NAV);

•All stockholders will indirectly bear the expenses of the Offer; and

•The number of shares outstanding after the Offer will have increased proportionately more than the increase in the size of the Fund’s net assets.

The Fund cannot state precisely the amount of any dilution/accretion because it is not known at this time (i) what the average volume-weighted closing sale price of a share on the NASDAQ Capital Market will be on the Pricing Date and the four immediately preceding trading days, or (ii) what proportion of the Rights will be exercised. Because the Estimated Subscription Price is below the NAV, there is a likelihood that the completion of the Offering will result in an immediate dilution of the NAV for all existing stockholders.

The impact of the Offer on NAV per share is shown by the following examples, assuming a Subscription Price of $2.57, full primary and over-subscription privilege exercise and $174,077.81 in expenses related to the Offer.

Fully Subscribed Primary Subscription:

Scenario 1: (assumes NAV per share is above subscription price)

Net Asset Value (“NAV”) (NAV as of November 3, 2023)	$4.50
Subscription Price	$2.57
Reduction in NAV ($)	$(0.96)
Reduction in NAV (%)	(21)%

Scenario 2: (assumes NAV per share is below the subscription price)

Net Asset Value (“NAV”) (assumed for purposes of example)	$2.20
Subscription Price	$2.57
Increase in NAV ($)	$.19
Increase in NAV (%)	9%

Fully Subscribed Primary Subscription and Over-Subscription:

Scenario 1: (assumes NAV per share is above subscription price)

Net Asset Value (“NAV”) (NAV as of November 3, 2023)	$4.50
Subscription Price	$2.57
Reduction in NAV ($)	$(1.45)
Reduction in NAV (%)	(32)%

Scenario 2: (assumes NAV per share is below the subscription price)

Net Asset Value (“NAV”) (assumed for purposes of example)	$2.20
Subscription Price	$2.57
Increase in NAV ($)	$0.28
Increase in NAV (%)	13%

Discount From Net Asset Value

Shares of closed-end funds frequently trade at a market price that is less than the value of the net assets attributable to those shares (a “discount”). The possibility that the Fund’s shares will trade at a discount from NAV is a risk separate and distinct from the risk that the Fund’s NAV will decrease. The risk of purchasing shares of a closed-end fund that might trade at a discount or unsustainable premium is more pronounced for investors who wish to sell their shares in a relatively short period of time after purchasing them because, for those investors, realization of a gain or loss on their investments is likely to be more dependent upon the existence of a premium or discount than upon portfolio performance. The Fund’s shares are not redeemable at the request of stockholders. The Fund may repurchase its shares in the open market or in private transactions, although it has no present intention to do so. Stockholders desiring liquidity may, subject to applicable securities laws, trade their shares in the Fund on the NASDAQ Capital Market or other markets on which such shares may trade at the then current market value, which may differ from the then current NAV.

The NAV of our common stock may fluctuate significantly. The NAV and liquidity of the market for shares of our common stock may be significantly affected by numerous factors, some of which are beyond our control and may not be directly related to our operating performance. These factors include:

•changes in the value of our portfolio of investments;

•changes in regulatory policies or tax guidelines;

•distributions that exceed our net investment income and net income as reported according to generally accepted account principles in the United States;

•changes in earnings or variations in operating results;

•changes in accounting guidelines governing valuation of our investments;

•departure of our Adviser or certain of their respective key personnel; and

•general economic trends and other external factors.

Investing in our securities involves a high degree of risk. The investments we make in accordance with our investment objective may result in a higher amount of risk than alternative investment options and includes volatility or loss of principal. Our investments in portfolio companies may be highly speculative and aggressive and, therefore, an investment in our securities may not be suitable for someone with lower risk tolerance.

Risks of Investing in Caribbean Basin Countries

The economies of Caribbean Basin Countries have in the past experienced considerable difficulties, including high inflation rates, high interest rates, and high unemployment. The emergence of the economies and securities markets of the Caribbean Basin Countries will require continued economic and fiscal discipline that has been lacking at times in the past, as well as stable political and social conditions. International economic conditions, particularly those in the United States, as well as world prices for oil and other commodities may also influence the development of the economies of the Caribbean Basin Countries.

The currencies of foreign countries (including those foreign countries in the definition of the Caribbean Basin) are subject to fluctuations relative to the U.S. Dollar and foreign countries (including those foreign countries in the definition of the Caribbean Basin) have had to make major adjustments in their currencies from time to time. Also many Caribbean Basin Countries have experienced substantial, and in some periods extremely high, rates of inflation for many years. For companies that keep accounting records in the local currency, inflation accounting rules in some Caribbean Basin Countries require, for both tax and accounting purposes, that certain assets and liabilities be restated on the company’s balance sheet in order to express items in terms of currency of constant purchasing power. Inflation accounting may indirectly generate losses or profits for certain Caribbean Basin Companies. Inflation and rapid fluctuations in inflation rates have had, and could, in the future, have very negative effects on the economies and securities markets of certain Caribbean Basin Countries.

In addition, governments of many Caribbean Basin Countries have exercised and continue to exercise substantial influence over many aspects of the private sector. Governmental actions in the future could have a significant effect on economic conditions in Caribbean Basin Countries, which could affect the companies in which the Fund invests and, therefore, the value of Fund shares. Investments in foreign markets may be adversely affected by governmental actions such as the imposition of punitive taxes. In addition, the governments of certain countries may prohibit or impose substantial restrictions on foreign investing in their capital markets or in certain industries. Substantial limitations may exist in certain countries with respect to the Fund’s ability to repatriate investment income, capital or the proceeds of sales of securities. The Fund could be adversely affected by delays in, or a refusal to grant, any required governmental approval for repatriation of capital, as well as by the application to the Fund of any restrictions on investments. Any of these actions could severely affect security prices, impair the Fund’s ability to purchase or sell foreign securities or transfer the Fund’s assets or income back into the United States, or otherwise adversely affect the Fund’s operations.

Certain Caribbean Basin Countries have entered into regional trade agreements that are designed to, among other things, reduce barriers between countries, increase competition among companies and reduce government subsidies in certain industries. No assurance can be given that these changes will be successful in the long term, or that these changes will result in the economic stability intended. There is a possibility that these trade arrangements will not be fully implemented, or will be partially or completely unwound. It is also possible that a significant participant could choose to abandon a trade agreement, which could diminish its credibility and influence. Any of these occurrences could have adverse effects on the markets of both participating and non-participating countries, including sharp appreciation or depreciation of participants’ national currencies and a significant increase in exchange rate volatility, a resurgence in economic protectionism, an undermining of confidence in the Caribbean Basin markets, an undermining of Caribbean Basin economic stability, the collapse or slowdown of the drive towards economic unity, and/or reversion of the attempts to lower government debt and inflation rates that were introduced in anticipation of such trade agreements. Such developments could have an adverse impact on the Fund’s investments in the Caribbean Basin generally or in specific countries participating in such trade agreements.

The Caribbean Basin has experienced natural disasters, including hurricanes, droughts and floods, which have caused substantial damage to parts of the Caribbean Basin and have harmed the region’s economies. The possibility exists that another natural disaster could materially disrupt and adversely affect the economies of Caribbean Basin Countries. In addition, companies and industries in which the Fund invests may experience substantial disruptions in operations as a result of any such natural disasters.

The Caribbean Basin is vulnerable to environmental disasters, for instance the BP Oil spill in the Gulf of Mexico in 2010 had a widespread economic impact on the region. The potential and impact of such occurrences in the future is impossible to gauge.

Other Caribbean Basin market risks include foreign exchange controls, difficulties in pricing securities, defaults on sovereign debt, difficulties in enforcing contracts, difficulties in enforcing favorable legal judgments in local courts and political and social instability. Legal remedies available to investors in certain Caribbean Basin countries may be less extensive than those available to investors in the United States or other foreign countries.

Geographic Concentration Risk

The Fund may invest from time to time a substantial amount of its assets in issuers located in a single country or a limited number of countries. If the Fund concentrates its investments in this manner, it assumes the risk that economic, political and social conditions in those countries will have a significant impact on its investment performance. The Fund’s investment performance may also be more volatile if it concentrates its investments in certain countries, especially emerging market countries.

Foreign Securities Risk

Securities traded in foreign markets have often (though not always) performed differently from securities traded in the United States. However, such investments often involve special risks not present in U.S. investments that can increase the chances that the Fund will lose money. In particular, the Fund is subject to the risk that because there may be fewer investors on foreign exchanges and a smaller number of securities traded each day, it may be more difficult for the Fund to buy and sell securities on those exchanges. In addition, prices of foreign securities may go up and down more than prices of securities traded in the United States.

Foreign Economy Risk

The economies of certain foreign markets may not compare favorably with the economy of the United States with respect to such issues as growth of gross national product, reinvestment of capital, resources and balance of payments position. Certain foreign economies may rely heavily on particular industries or foreign capital and are more vulnerable to diplomatic developments, the imposition of economic sanctions against a particular country or countries, changes in international trading patterns, trade barriers and other protectionist or retaliatory measures. Investments in foreign markets may also be adversely affected by governmental actions such as the imposition of capital controls, nationalization of companies or industries, expropriation of assets or the imposition of punitive taxes. In addition, the governments of certain countries may prohibit or impose substantial restrictions on foreign investments in their capital markets or in certain industries. Any of these actions could severely affect securities prices or impair the Fund’s ability to purchase or sell foreign securities or transfer the Fund’s assets or income back into the United States, or otherwise adversely affect the Fund’s operations.

Other potential foreign market risks include foreign exchange controls, difficulties in pricing securities, defaults on foreign government securities, difficulties in enforcing legal judgments in foreign courts and political and social instability. Legal remedies available to investors in certain foreign countries may be less extensive than those available to investors in the United States.

Currency Risk

Securities and other instruments in which the Fund invests may be denominated or quoted in currencies other than the U.S. Dollar. Changes in foreign currency exchange rates may affect the value of the Fund’s portfolio. Because the Fund’s assets are primarily invested in securities of Caribbean Basin Companies, and because some portion of revenues and income may be received in foreign currencies while Fund distributions will be made in dollars, the dollar equivalent of the Fund’s net assets and distributions would be adversely affected by reductions in the value of the foreign currencies relative to the dollar. For this reason, changes in foreign currency exchange rates can affect the value of the Fund’s portfolio. Generally, when the U.S. Dollar rises in value against a foreign currency, a security denominated in that currency loses value because the currency is worth fewer U.S. Dollars. Conversely, when the U.S. Dollar decreases in value against a foreign currency, a security denominated in that currency gains value because the currency is worth more U.S. Dollars. This risk, generally known as “currency risk,” means that a strong U.S. Dollar may reduce returns for U.S. investors while a weak U.S. Dollar may increase those returns. The Fund is managed with the assumption that most of its stockholders hold their assets in U.S. Dollars. As a result, and because distributions are made in U.S. Dollars, other non-U.S. investors will be adversely affected by reductions in the value of the U.S. Dollar relative to their home currency.

Governmental Supervision and Regulation/Accounting Standards

Foreign issuers are generally not bound by uniform accounting, auditing, and financial reporting requirements and standards of practice comparable to those applicable to U.S. issuers. Some of the securities held by the Fund may not be registered with the SEC nor may the issuers be subject to the SEC’s reporting requirements. Thus, there may be less available information concerning foreign issuers of securities held by the Fund than is available concerning U.S. issuers. Adequate public information on foreign issuers may not be available, and it may be difficult to secure dividends and information regarding corporate actions on a timely basis. In general, there is less overall governmental supervision and regulation of securities exchanges, brokers, and listed companies than in the United States. OTC markets tend to be less regulated than stock exchange markets and, in certain countries, may be totally unregulated. Regulatory enforcement may be influenced by economic or political concerns, and investors may have difficulty enforcing their legal rights in foreign countries.

In addition, the U.S. Government has from time to time imposed restrictions, through penalties and otherwise, on foreign investments by U.S. investors, including current prohibitions on U.S. investment in Cuba. Investments in securities of Cuban companies, if permitted by U.S. law, may be subject to certain political and economic risks in addition to the risks associated with investment in the securities of issuers domiciled in other foreign countries. The risks include (i) less social, political and economic stability; (ii) the small current size of the markets for such securities and the currently low or nonexistent volume of trading, which result in a lack of liquidity and in greater price volatility; (iii) certain national policies which may restrict the Fund’s investment opportunities, including restrictions on investment in issuers or industries deemed sensitive to national interests; (iv) the absence of developed legal structures governing private or foreign investment or allowing for judicial redress for injury to private property; (v) the absence of a capital market structure or market-oriented economy; and (vi) the possibility that recent favorable economic developments may be slowed or reversed by unanticipated political or social events in such countries. Investments in securities of Cuban companies, if and when the Fund is permitted to invest in such securities, will be speculative and involve risks not usually associated with investments in securities of issuers in more developed market economies. See “Emerging Markets Risk” below.

Some foreign securities or nations impose restrictions on transfer within the United States or to U.S. persons. Although securities subject to such transfer restrictions may be marketable abroad, they may be less liquid than foreign securities of the same class that are not subject to such restrictions.

Accounting standards in other countries are not necessarily the same as in the United States. If the accounting standards in another country do not require as much detail as U.S. accounting standards, it may be harder for the Adviser to completely and accurately determine a company’s financial condition. In instances where the financial statements of an issuer are not deemed to reflect accurately the financial situation of the issuer, the Adviser will take appropriate steps to evaluate the proposed investment, which may include on-site inspection of the issuer (including Cuba, if U.S. restrictions on travel to Cuba are lifted), interviews with its management and consultation with accountants, bankers and other specialists.

Certain Risks of Holding Fund Assets Outside the United States

The Fund generally holds its foreign securities and cash in foreign banks and securities depositories. Some foreign banks and securities depositories may be recently organized or new to the foreign custody business. In addition, there may be limited or no regulatory oversight of their operations. Also, the laws of certain countries limit the Fund’s ability to recover its assets if a foreign bank, depository or issuer of a security, or any of their agents, goes bankrupt. In addition, it is often more expensive for the Fund to buy, sell and hold securities in certain foreign markets than in the United States. The increased expense of investing in foreign markets reduces the amount the Fund can earn on its investments and typically results in a higher operating expense ratio for the Fund than for investment companies invested only in the United States.

Settlement Risk

Settlement and clearance procedures in certain foreign markets differ significantly from those in the United States. Foreign settlement and clearance procedures and trade regulations also may involve certain risks (such as delays in payment for or delivery of securities) not typically associated with the settlement of U.S. investments. Communications between the United States and emerging market countries may be unreliable, increasing the risk of delayed settlements or losses of security certificates in markets that still rely on physical settlement. At times, settlements in certain foreign countries have not kept pace with the number of securities transactions. These problems may make it difficult for the Fund to carry out transactions. If the Fund cannot settle or is delayed in settling a purchase of securities, it may miss attractive investment opportunities and certain of its assets may be uninvested with no return earned thereon for some period. If the Fund cannot settle or is delayed in settling a sale of securities, it may lose money if the value of the security then declines or, if it has contracted to sell the security to another party, the Fund could be liable for any losses incurred. Dividends or interest on, or proceeds from the sale of, foreign securities may be subject to foreign withholding taxes.

Emerging Markets Risk

The risks of foreign investments are usually much greater for emerging markets. Investments in emerging markets, including many Caribbean Basin Countries, may be considered speculative. Emerging markets are riskier than more developed markets because they tend to develop unevenly and may never fully develop. Since these markets are often small, they may be more likely to suffer sharp and frequent price changes or long-term price depression because of adverse publicity, investor perceptions or the actions of a few large investors. Many emerging markets have histories of political instability and abrupt changes in policies. As a result, their governments are more likely to take actions that are hostile or detrimental to private enterprise or foreign investment than those of more developed countries. Certain emerging markets may also face other significant internal or external risks, including the risk of war, and civil unrest. In addition, governments in many emerging market countries participate to a significant degree in their economies and securities markets, which may impair investment and economic growth.

Investments in the securities of issuers domiciled in countries with emerging capital markets involve certain additional risks that do not generally apply to investments in securities of issuers in more developed capital markets, such as (i) low or non-existent trading volume, resulting in a lack of liquidity and increased volatility in prices for such securities, as compared to securities of comparable issuers in more developed capital markets; (ii) uncertain national policies and social, political and economic instability, increasing the potential for expropriation of assets, confiscatory taxation, high rates of inflation or unfavorable diplomatic developments; (iii) possible fluctuations in exchange rates, differing legal systems and the existence or possible imposition of exchange controls, custodial restrictions or other foreign or U.S. governmental laws or restrictions applicable to such investments; (iv) national policies that may limit the Fund’s investment opportunities such as restrictions on investment in issuers or industries deemed sensitive to national interests; and (v) the lack or relatively early development of legal structures governing private and foreign investments and private property. In addition to withholding taxes on investment income, some countries with emerging markets may impose differential capital gains taxes on foreign investors.

Emerging capital markets are developing in a dynamic political and economic environment brought about by events over recent years that have reshaped political boundaries and traditional ideologies. In such a dynamic environment, there can be no assurance that any or all of these capital markets will continue to present viable investment opportunities for the Fund. In the past, governments of such nations have expropriated substantial amounts of private property, and most claims of the property owners have never been fully settled. There is no assurance that such expropriations will not reoccur. In such an event, it is possible that the Fund could lose the entire value of its investments in the affected market.

Also, there may be less publicly available information about issuers in emerging markets than would be available about issuers in more developed capital markets, and such issuers may not be subject to accounting, auditing and financial reporting standards and requirements comparable to those to which U.S. companies are subject. In certain countries with emerging capital markets, reporting standards vary widely. As a result, traditional investment measurements used in the United States, such as price/ earnings ratios, may not be applicable. Emerging market securities may be substantially less liquid and more volatile than those of mature markets, and company shares may be held by a limited number of persons. This may adversely affect the timing and pricing of the Fund’s acquisition or disposal of securities. Communications between the United States and emerging market countries may be unreliable, increasing the risk of delayed settlements or losses of security certificates.

Practices in relation to settlement of securities transactions in emerging markets involve higher risks than those in developed markets, in part because the Fund may need to use brokers and counterparties that are less well capitalized, and custody and registration of assets in some countries may be unreliable. The possibility of fraud, negligence, undue influence being exerted by the issuer or refusal to recognize ownership exists in some emerging markets, and, along with other factors, could result in ownership registration being completely lost. The Fund would absorb any loss resulting from such registration problems and may have no successful claim for compensation.

Risks Related to Equity and Equity-Linked Securities

Common Stock Risks

The Fund may invest in common stock. Common stock is issued by a company principally to raise cash for business purposes and represents an equity or ownership interest in the issuing company. Common stockholders are typically entitled to vote on important matters of the issuing company, including the selection of directors, and may receive dividends on their holdings. The Fund participates in the success or failure of any company in which it holds common stock. In the event a company is liquidated or declares bankruptcy, the claims of bondholders, other debt holders, owners of preferred stock and general creditors take precedence over the claims of those who own common stock.

The prices of common stocks change in response to many factors including the historical and prospective earnings of the issuing company, the value of its assets, general economic conditions, interest rates, investor perceptions and market liquidity.

Preferred Stock Risks

The Fund may invest in preferred stock. Preferred stock, unlike common stock, often offers a specified dividend rate payable from a company’s earnings. Preferred stock also generally has a preference over common stock on the distribution of a company’s assets in the event the company is liquidated or declares bankruptcy; however, the rights of preferred stockholders on the distribution of a company’s assets in the event of a liquidation or bankruptcy are generally subordinate to the rights of the company’s debt holders and general creditors. If interest rates rise, the fixed dividend on preferred stocks may be less attractive, causing the price of preferred stocks to decline.

Some fixed rate preferred stock may have mandatory sinking fund provisions that provide for the stock to be retired or redeemed on a predetermined schedule, as well as call/redemption provisions prior to maturity, which can limit the benefit of any decline in interest rates that might positively affect the price of preferred stocks. Preferred stock dividends may be “cumulative,” requiring all or a portion of prior unpaid dividends to be paid before dividends are paid on the issuer’s common stock. Preferred stock may be “participating,” which means that it may be entitled to a dividend exceeding the stated dividend in certain cases.

Convertible Securities Risks.

The Fund may invest in convertible securities. Convertible securities are generally bonds, debentures, notes, preferred stocks or other securities or investments that may be converted or exchanged (by the holder or by the issuer) into shares of the underlying common stock (or cash or securities of equivalent value) at a stated exchange ratio or predetermined price (the conversion price). A convertible security is designed to provide current income and also the potential for capital appreciation through the conversion feature, which enables the holder to benefit from increases in the market price of the underlying common stock. A convertible security may be called for redemption or conversion by the issuer after a particular date and under certain circumstances (including a specified price) established upon issue. If a convertible security held by the Fund is called for redemption or conversion, the Fund could be required to tender it for redemption, convert it into the underlying common stock, or sell it to a third party, which may have an adverse effect on the Fund’s ability to achieve its investment objective. Convertible securities have general characteristics similar to both debt and equity securities.

A convertible security generally entitles the holder to receive interest paid or accrued until the convertible security matures or is redeemed, converted or exchanged. Before conversion, convertible securities have characteristics similar to non-convertible debt obligations and are designed to provide for a stable stream of income with generally higher yields than common stocks. However, there can be no assurance of current income because the issuers of the convertible securities may default on their obligations. Convertible securities rank senior to common stock in a corporation’s capital structure and, therefore, generally entail less risk than the corporation’s common stock. Convertible securities are subordinate in rank to any senior debt obligations of the issuer, and, therefore, an issuer’s convertible securities entail more risk than its debt obligations. Moreover, convertible securities are often rated below investment grade or not rated because they fall below debt obligations and just above common stock in order of preference or priority on an issuer’s balance sheet. To the extent that the Fund invests in convertible securities with credit ratings below investment grade, such securities may have a higher likelihood of default, although this may be somewhat offset by the convertibility feature.

Convertible securities generally offer lower interest or dividend yields than non-convertible debt securities of similar credit quality because of the potential for capital appreciation. The common stock underlying convertible securities may be issued by a different entity than the issuer of the convertible securities.

The value of convertible securities is influenced by both the yield of non-convertible securities of comparable issuers and by the value of the underlying common stock. The value of a convertible security viewed without regard to its conversion feature (i.e., strictly on the basis of its yield) is sometimes referred to as its “investment value.” The investment value of the convertible security typically will fluctuate based on the credit quality of the issuer and will fluctuate inversely with changes in prevailing interest rates. However, at the same time, the convertible security will be influenced by its “conversion value,” which is the market value of the underlying common stock that would be obtained if the convertible security were converted. Conversion value fluctuates directly with the price of the underlying common stock, and will therefore be subject to risks relating to the activities of the issuer and general market and economic conditions. Depending upon the relationship of the conversion price to the market value of the underlying security, a convertible security may trade more like an equity security than a debt instrument.

The Fund will invest in convertible securities based primarily on the characteristics of the equity security into which it converts, and without regard to the credit rating of the convertible security (even if the credit rating is below investment grade). To the extent that the Fund invests in convertible securities with credit ratings below investment grade, such securities may have a higher likelihood of default, although this may be somewhat offset by the convertibility feature.

If, because of a low price of the common stock, the conversion value is substantially below the investment value of the convertible security, the price of the convertible security is governed principally by its investment value. Generally, if the conversion value of a convertible security increases to a point that approximates or exceeds its investment value, the value of the security will be principally influenced by its conversion value. A convertible security will sell at a premium over its conversion value to the extent investors place value on the right to acquire the underlying common stock while holding an income-producing security.

Risks of Other Equity-Linked Securities

Equity-linked securities are instruments whose value is based upon the value of one or more underlying equity securities, a reference rate or an index. Equity-linked securities come in many forms and may include features, among others, such as the following: (i) may be issued by the issuer of the underlying equity security or by a company other than the one to which the instrument is linked (usually an investment bank), (ii) may convert into equity securities, such as common stock, within a stated period from the issue date or may be redeemed for cash or some combination of cash and the linked security at a value based upon the value of the underlying equity security within a stated period from the issue date, (iii) may have various conversion features prior to maturity at the option of the holder or the issuer or both, (iv) may limit the appreciation value with caps or collars of the value of the underlying equity security, and (v) may have fixed, variable or no interest payments during the life of the security which reflect the actual or a structured return relative to the underlying dividends of the linked equity security.

Investments in equity-linked securities may subject the Fund to additional risks not ordinarily associated with investments in other equity securities. Because equity-linked securities are sometimes issued by a third party other than the issuer of the linked security, the Fund is subject to risks if the underlying equity security, reference rate or index underperforms, or if the issuer defaults on the payment of the dividend or the common stock at maturity. In addition, the trading market for particular equity-linked securities may be less liquid, making it difficult for the Fund to dispose of a particular security when necessary and reduced liquidity in the secondary market for any such securities may make it more difficult to obtain market quotations for valuing the Fund’s portfolio.

Risks Relating to Our Adviser and its Affiliates

Conflicts of Interest Caused by Compensation Arrangements

The Adviser and its respective affiliates will receive substantial fees from us in return for their services. These fees could influence the advice provided to us. Generally, the more equity we sell in public offerings and the greater the risk assumed by us with respect to our investments, the greater the potential for growth in our assets and profits (and, correlatively, the fees payable by us to the Adviser). These compensation arrangements could affect our Adviser’s or its affiliates’ judgment with respect to public offerings of equity and investments made by us, which allow the Adviser to earn increased asset management fees.

Competition for the Time and Resources of the Adviser

The Adviser currently manages other investment entities and is not prohibited from raising money for and managing future investment entities that make the same types of investments as those we target. As a result, the time and resources that our Adviser devotes to us may be diverted, and during times of intense activity in other programs the Adviser may devote less time and resources to our business than is necessary or appropriate. In addition, we may compete with any such investment entity for the same investors and investment opportunities.

Conflicts of Interest in Connection with the Management of our Business Affairs

Our Adviser will experience conflicts of interest in connection with the management of our business affairs, including relating to the allocation of investment opportunities by the Adviser and its affiliates; compensation to the Adviser; services that may be provided by the Adviser and its affiliates to issuers in which we invest; investments by us and other clients of the Adviser, subject to the limitations of the 1940 Act; the formation of additional investment funds by the Adviser; differing recommendations given by the Adviser to us versus other clients; the Adviser’s use of information gained from issuers in our portfolio for investments by other clients, subject to applicable law; and restrictions on the Adviser’s use of “inside information” with respect to potential investments by us.

Conflicts of Interest with the Adviser’s Management of Other Accounts

Because our Adviser manages assets for other investment companies, pooled investment vehicles and/or other accounts (including institutional clients, pension plans and certain high net worth individuals), certain conflicts of interest are present. For instance, an Adviser may receive fees from certain accounts that are higher than the fees received by the Adviser from us, or receive a performance-based fee on certain accounts. In those instances, a portfolio manager for the Adviser has an incentive to favor the higher fee and/or performance-based fee accounts over us. In addition, a conflict of interest exists to the extent an Adviser has proprietary investments in certain accounts, where its portfolio managers or other employees have personal investments in certain accounts, or when certain accounts are investment options in the Adviser’s employee benefit plans. The Adviser has an incentive to favor these accounts over us. The Adviser has policies and procedures in place to mitigate such conflicts and our board of directors monitors these conflicts.

Risk due to the Adviser’s Actions on Behalf of its Other Accounts and Clients

Our Adviser manages assets for accounts other than us, including private funds (for purposes of this section, Adviser Funds). Actions taken by an Adviser on behalf of its Adviser Funds may be adverse to us and our investments, which could harm our performance. For example, we may invest in the same credit obligations as other Adviser Funds, although, to the extent permitted under the 1940 Act, our investments may include different obligations of the same issuer. Decisions made with respect to the securities held by one Adviser Fund may cause (or have the potential to cause) harm to the different class of securities of the issuer held by other Adviser Funds (including us). As a further example, an Adviser may manage accounts that engage in short sales of (or otherwise take short positions in) securities or other instruments of the type in which we invest, which could harm our performance for the benefit of the accounts taking short positions, if such short positions cause the market value of the securities to fall.

Risk Due to Inside Information

In the course of it duties, the members, officers, directors, employees, principals or affiliates of our Adviser may come into possession of material, non-public information. The possession of such information may, to our detriment, limit the ability of our Adviser to buy or sell a security or otherwise to participate in an investment opportunity for us. In certain circumstances, employees of our Adviser may serve as board members or in other capacities for portfolio or potential portfolio companies, which could restrict our ability to trade in the securities of such companies. For example, if personnel of our Adviser comes into possession of material non-public information with respect to our investments, such personnel will be restricted by our Adviser’s information-sharing policies and procedures or by law or contract from sharing such information with our management team, even where the disclosure of such information would be in our best interests or would otherwise influence decisions taken by the members of the management team with respect to that investment. This conflict and these procedures and practices may limit the freedom of our Adviser to enter into or exit from potentially profitable investments for us which could have an adverse effect on our results of operations. Accordingly, there can be no assurance that we will be able to fully leverage the resources and industry expertise of our Adviser’s other businesses. Additionally, there may be circumstances in which one or more individuals associated with our Adviser will be precluded from providing services to us because of certain confidential information available to those individuals or to other parts of the Adviser.

Risk in Transactions with Affiliates

We are prohibited under the 1940 Act from participating in certain transactions with certain of our affiliates without the prior approval of a majority of the independent directors and, in some cases, the SEC. Any person that owns, directly or indirectly, 5% or more of our outstanding voting securities will be our affiliate for purposes of the 1940 Act, and we will generally be prohibited from buying or selling any securities from or to such affiliate on a principal basis. The 1940 Act also prohibits certain “joint” transactions with certain of our affiliates, which in certain circumstances could include investments in the same portfolio company (whether at the same or different times to the extent the transaction is considered a joint transaction. If a person acquires more than 25% of our voting securities, we will be prohibited from buying or selling any security from or to such person or certain of that person’s affiliates, or entering into prohibited joint transactions with such persons, absent the prior approval of the SEC. Similar restrictions limit our ability to transact business with our officers or directors or their affiliates. As a result of these restrictions, we may be prohibited from buying or selling any security from or to any portfolio company that is controlled by a fund managed by either the Adviser or its affiliates without the prior approval of the SEC, which may limit the scope of investment opportunities that would otherwise be available to us.

We may, however, invest alongside our Adviser’s and its affiliates’ other clients, including other entities it manages, which we refer to as affiliates’ other clients, in certain circumstances when doing so is consistent with applicable law and SEC staff interpretations and guidance. We may also invest alongside the other clients of our Adviser, as otherwise permissible under regulatory guidance, applicable regulations and the Adviser’s allocation policies. However, we can offer no assurance that investment opportunities will be allocated to us fairly or equitably in the short-term or over time.

In situations when co-investment with affiliates’ other clients is not permitted under the 1940 Act and related rules, existing or future staff guidance, or the terms and conditions of exemptive relief granted to us by the SEC, our Adviser will need to decide which client or clients will proceed with the investment. Generally, we will not have an entitlement to make a co-investment in these circumstances and, to the extent that another client elects to proceed with the investment, we will not be permitted to participate. Moreover, except in certain circumstances, we are unable to invest in any issuer in which an affiliate’s other client holds a controlling interest.

Risk of Investments that Could Give Rise to a Conflict of Interest

We do not expect to invest in, or hold securities of, companies that are controlled by affiliates’ other clients. However, an affiliate’s other clients may invest in, and gain control over, one of our portfolio companies. If an affiliate’s other client, or clients, gains control over one of our portfolio companies, it may create conflicts of interest and may subject us to certain restrictions under the 1940 Act. As a result of these conflicts and restrictions our Adviser may be unable to implement our investment strategies as effectively as they could have in the absence of such conflicts or restrictions. For example, as a result of a conflict or restriction, our Adviser may be unable to engage in certain transactions that it would otherwise pursue. In order to avoid these conflicts and restrictions, our Adviser may choose to exit these investments prematurely and, as a result, we would forego any positive returns associated with such investments. In addition, to the extent that an affiliate’s other client holds a different class of securities than we as a result of such transactions, our interests may not be aligned.

INVESTMENT OBJECTIVE AND POLICIES

Investment Policies – General

The Fund’s investment objective is to obtain long-term capital appreciation. This objective is fundamental and may not be changed without the prior approval of the holders of a majority of the Fund’s outstanding voting securities. The Fund pursues its objective by investing primarily in equity and equity-linked securities of public and private companies, including U.S.-based companies, (i) whose securities are traded principally on a stock exchange in a Caribbean Basin country, (ii) that have at least 50% of the value of their assets in a Caribbean Basin Country or (iii) that derive at least 50% of their total revenue from operations in a Caribbean Basin country (collectively referred to herein as “Caribbean Basin Companies”). Current income through receipt of interest or dividends from the Fund’s securities is incidental to the Fund’s efforts to attain its investment objective. The Fund invests in Caribbean Basin Companies that are likely, in the opinion of the Adviser, to benefit from political, legal and economic developments in the Caribbean Basin Countries. Under normal market conditions, the Fund invests at least 80% of its total assets in equity and equity-linked securities of Caribbean Basin Companies, including U.S.-based companies which engage in substantial trade with, and derive substantial revenue from, operations in the Caribbean Basin Countries. Total assets includes the amount of any borrowings for investment purposes. The Fund may invest more than 25% of its total assets in the securities of U.S.-based companies. U.S. law currently prohibits the Fund from investing its assets in securities of companies that benefit from free trade with Cuba (“companies strategically linked to Cuba”). Companies strategically linked to Cuba may include a company that benefits from free trade with Cuba, but does not meet the definition of Caribbean Basin Company set forth above. If permitted to make such investments upon a lifting or easing of the U.S. trade embargo against Cuba or pursuant to regulations promulgated by a department or agency of the U.S. Government, the Fund may invest up to 20% of its assets in equity and equity-linked securities of non-Caribbean Basin Companies strategically linked to Cuba.

Equity securities of public and private companies that may be purchased by the Fund consist of common stock, convertible and non-convertible preferred stock (whether voting or non-voting), debt with equity warrants and unattached warrants. Debt issued with a warrant entitles the holder to purchase equity shares and differs from convertible debt because the conversion feature is in the form of a separately traded warrant. Equity-linked securities of public and private companies that may be purchased by the Fund consist of debt securities convertible into equity and securities such as warrants, options and futures, the prices of which are functions of the value of the equity securities receivable upon exercise or settlement thereof.

The Fund may also invest in the shares of other registered investment companies, some of which may be Caribbean Basin Companies. By investing in shares of investment companies, the Fund would indirectly pay a portion of the operating expenses, management expenses and brokerage costs of such companies as well as the expense of operating the Fund. Thus, the Fund’s investors may indirectly pay higher total operating expenses and other costs than they might pay by owning the underlying investment companies directly. The Adviser will continue to attempt to identify investment companies that have demonstrated superior management in the past, thus possibly offsetting these factors by producing better results and/or lower expenses than other investment companies. There can be no assurance that this result will continue to be achieved. In addition, Section 12(d)(1)(A) of the 1940 Act imposes limits on the amount of the investment of the Fund’s assets, and those of its affiliates, in any investment company and that provision may adversely affect the Fund’s ability to purchase or redeem shares issued by an investment company.

The Fund may invest in securities that lack an established secondary trading market or otherwise are considered illiquid. Liquidity of a security relates to the ability to dispose easily of the security and the price to be obtained upon disposition of the security, which may be less than would be obtained for a comparable more liquid security. Illiquid securities may trade at a discount from comparable, more liquid investments. Investment of the Fund’s assets in illiquid securities may restrict the ability of the Fund to dispose of its investments in a timely fashion and for a fair price as well as its ability to take advantage of market opportunities. The risks associated with illiquidity will be particularly acute where the Fund’s operations require cash, such as when the Fund redeems shares or pays a distribution, and could result in the Fund borrowing to meet short-term cash requirements or incurring capital losses on the sale of illiquid investments.

The Fund may invest in securities that are not registered under the Securities Act (“restricted securities”). Restricted securities may be sold in private placement transactions between issuers and their purchasers and may be neither listed on an exchange nor traded in other established markets. In many cases, privately placed securities may not be freely transferable under the laws of the applicable jurisdiction or due to contractual restrictions on resale. As a result of the absence of a public trading market, privately placed securities may be less liquid and more difficult to value than publicly traded securities. To the extent that privately placed securities may be resold in privately negotiated transactions, the prices realized from the sales, due to illiquidity, could be less than those originally paid by the Fund or less than their fair market value. In addition, issuers whose securities are not publicly traded may not be subject to the disclosure and other investor protection requirements that may be applicable if their securities were publicly traded. If any privately placed securities held by the Fund are required to be registered under the securities laws of one or more jurisdictions before being resold, the Fund may be required to bear the expenses of registration. Certain of the Fund’s investments in private placements may consist of direct investments and may include investments in smaller, less seasoned issuers, which may involve greater risks. These issuers may have limited product lines, markets or financial resources, or they may be dependent on a limited management group. In making investments in such securities, the Fund may obtain access to material nonpublic information, which may restrict the Fund’s ability to conduct portfolio transactions in such securities.

Temporary Defensive Positions

The Fund may vary its investment policy for temporary defensive purposes when, in the opinion of the Adviser, such a change is warranted due to changes in the securities markets in which the Fund may invest or other economic or political conditions affecting such markets. For temporary defensive purposes, the Fund may reduce its position in equity and equity-linked securities and invest in U.S. Treasury bills and U.S. Dollar denominated bank time deposits and certificates of deposit rated high quality or better by any nationally recognized statistical rating service or, if unrated, of equivalent investment quality as determined by the Adviser. The banks whose obligations may be purchased by the Fund will include any member of the U.S. Federal Reserve System. The Fund does not seek to achieve its stated investment objective when it has assumed a temporary defensive position.

Special Leverage Considerations

Hedging Transactions

The Fund may employ one or more of the hedging techniques described below, primarily to protect against a decrease in the U.S. Dollar equivalent value of its portfolio securities denominated in foreign currencies or in the payments thereon that may result from an adverse change in foreign currency exchange rates. Conditions in the securities, futures, options and foreign currency markets will continue to determine whether and under what circumstances the Fund will employ any of the techniques or strategies described below. The Fund’s ability to pursue certain of these strategies may be limited by applicable regulations of the Commodity Futures Trading Commission (“CFTC”) and the Federal tax requirements applicable to regulated investment companies. See “Taxation.”

Pursuant to applicable law and subject to certain restrictions, the Fund may effect hedging transactions on a variety of U.S. and foreign exchanges. The operations of U.S. exchanges are considered to be subject to more stringent regulation and supervision than those of certain non-U.S. exchanges.

If any percentage limitations applicable to the transactions described below are exceeded due to market fluctuations after an initial investment, the Fund may not enter into new transactions of the type to which the exceeded limitation applies until the total of the Fund’s commitments with respect to such transactions falls within the applicable limitation.

Forward Foreign Currency Exchange Contracts

The Adviser believes that in some circumstances the purchase and sale of forward foreign currency exchange contracts (“forward contracts”) may help offset declines in the U.S. Dollar equivalent value of the Fund’s assets denominated in foreign currencies and in the income available for distribution to the Fund’s stockholders that would result from adverse changes in the exchange rate between the U.S. Dollar and such foreign currencies. For example, the U.S. Dollar equivalent value of the principal of and rate of return on, the Fund’s foreign denominated securities will decline if the exchange rate fluctuates between the U.S. Dollar and such foreign currency whereby the U.S. Dollar increases in value. Such a decline could be partially or completely offset by an increase in the value of a foreign currency forward contract. The Fund may purchase forward contracts involving either the currencies in which certain of its portfolio securities are denominated or, in cross-hedging transactions, other currencies, changes in the value of which correlate closely with the changes in the value of the currencies in which its portfolio securities are denominated. The Fund will enter into such cross-hedging transactions (i) only with respect to currencies whose foreign exchange rate changes historically have shown a high degree of correlation to changes in the foreign exchange rate of the currency in which the hedged asset is denominated (a “correlated currency”) and (ii) only when the Adviser believes that the increase in correlation risk is offset by the lower transaction costs and increased liquidity available for financial instruments denominated in the correlated currency.

The Fund may enter into forward contracts or maintain a net exposure on such contracts only if (i) the consummation of the contracts would not obligate the Fund to deliver an amount of foreign currency in excess of the value of the Fund’s portfolio securities or other assets denominated in that currency or (ii) the Fund maintains cash, U.S. Government securities or other liquid, high-grade debt securities in a segregated account in an amount not less than the value of the Fund’s total assets committed to the consummation of the contract.

Although the use of forward contracts may protect the Fund against declines in the U.S. Dollar equivalent value of the Fund’s assets, such use may reduce the possible gain from advantageous changes in the value of the U.S. Dollar against particular currencies in which the Fund’s assets are denominated. Moreover, the use of forward contracts will not eliminate fluctuations in the underlying U.S. Dollar equivalent value of the prices of, or rates of return on, the assets held in the Fund’s portfolio.

The use of forward contracts subjects the Fund to certain risks. The matching of the increase in value of a forward contract and the decline in the U.S. Dollar equivalent value of the asset that is the subject of the hedge generally is not precise. The success of any of these techniques depends on the ability of the Adviser to predict correctly movements in foreign currency exchange rates. If the Adviser incorrectly predicts the direction of such movements or if unanticipated changes in foreign currency exchange rates occur, the Fund’s performance may be poorer than if it had not entered into such contracts. The cost to the Fund of engaging in forward contracts varies with such factors as the foreign currency involved, the length of the contract period and the prevailing market conditions, including general market expectations as to the direction of the movement of various foreign currencies against the U.S. Dollar. Consequently, because the Fund may not always be able to enter into forward contracts at attractive prices, it may be limited in its ability to use such contracts to hedge its assets or for other risk management purposes. In addition, there can be no assurance that historical correlations between the movements of certain foreign currencies relative to the U.S. Dollar will continue.

Options on Foreign Currencies

The Fund may purchase and write put and call options on foreign currencies to protect against a decline in the U.S. Dollar equivalent value of its portfolio securities or payments due thereon or a rise in the U.S. Dollar equivalent cost of securities that it intends to purchase. A foreign currency put option grants the holder the right, but not the obligation, at a future date to sell a specified amount of a foreign currency to its counterparty at a predetermined price. A foreign currency call option grants the holder the right, but not the obligation, to purchase at a future date a specified amount of a foreign currency at a predetermined price.

As in the case of other types of options, the benefit to the Fund from purchases of foreign currency options will be reduced by the amount of the premium and related transaction costs. In addition, if currency exchange rates do not move in the direction or to the extent anticipated, the Fund could sustain losses on transactions in foreign currency options which would require it to forego a portion or all of the benefits of advantageous changes in such rates.

Any options on foreign currencies written by the Fund will be covered. A call option is “covered” if the Fund owns the underlying foreign currency covered by the call or has an absolute and immediate right to acquire that foreign currency without additional cash consideration (or for additional cash consideration held in a segregated account by its custodian) upon conversion or exchange of other foreign currency held in its portfolio. A call option is also covered if the Fund has a call on the same foreign currency and in the same principal amount as the call written, so long as the exercise price of the call held (i) is equal to or less than the exercise price of the call written or (ii) is greater than the exercise price of the call written if the difference is maintained by the Fund in cash, U.S. government securities or other liquid, high-grade debt securities in a segregated account with its custodian. The Fund covers any put option it writes on foreign currencies by holding with its custodian, in a segregated account, cash, U.S. government securities or other liquid, high-grade debt securities in an amount equal to the option price.

The Fund may not purchase or write options on foreign currencies if, as a result, the Fund will have more than 20% of the value of its total assets invested in, or at risk with respect to, such options.

Futures Contracts

The Fund may enter into contracts for the purchase or sale for future delivery (“futures contracts”) of foreign stock or bond indices or other financial indices that the Adviser and the Manager determine are appropriate to hedge the risks associated with changes in interest rates or general fluctuations in the value of the Fund’s portfolio securities.

Pursuant to the regulations of the CFTC, and subject to certain restrictions, the Fund may purchase or sell futures contracts that are traded on U.S. exchanges that have been designated as contract markets by the CFTC. The Fund may also generally purchase or sell futures contracts that are subject to the rules of any foreign board of trade (“foreign futures contracts”). The Fund may not, however, trade a foreign futures contract based on a foreign stock index unless the contract has been approved by the CFTC for trading by U.S. persons.

The Fund is required to make a margin deposit in cash or government securities with a broker or custodian to initiate and maintain positions in futures contracts. Minimal initial margin requirements are established by the futures exchange and brokers may establish margin requirements which are higher than the exchange requirements. After a futures contract position is opened, the value of the contract is marked to market daily. If the futures contract price changes to the extent that the margin on deposit does not satisfy margin requirements, payment of additional “variation” margin is required. Conversely, reduction in the contract value may reduce the required margin resulting in a repayment of excess margin to the Fund. Variation margin payments are made to and from the futures broker for as long as the contract remains open.

Notwithstanding the foregoing, the Fund will generally only purchase or sell futures contracts (including foreign currency exchange contracts), or options thereon, for bona fide hedging purposes, as defined in applicable CFTC regulations. If the Fund purchases or sells such futures contracts (including foreign currency exchange contracts), or options thereon for purposes other than bona fide hedging transactions, in accordance with CFTC regulations, the Fund will in no event purchase or sell futures contracts if immediately thereafter the sum of the amounts of initial margin deposits and premiums on the Fund’s existing futures contracts would exceed 5% of the fair market value of the Fund’s total assets. The Adviser reserves the right to comply with such different standards as may be established by the CFTC with respect to the purchase or sale of futures contracts and foreign futures contracts.

Options on Securities and Options on Indices

The Fund may purchase or sell exchange traded or over-the-counter put and call options on its portfolio securities.

The Fund may write covered put and call options on portfolio securities to generate additional revenue for the Fund and, in certain circumstances, as a partial hedge (to the extent of the premium received less transaction costs) against a decline in the value of portfolio securities and in circumstances in which the Adviser anticipates that the price of the underlying securities will not increase above or fall below (in the case of put options) the exercise price of the option by an amount greater than the premium received (less transaction costs incurred) by the Fund. Although writing put and call options may generate additional revenue for the Fund, such revenue is incidental to the Fund’s efforts to achieve its investment objective. The Fund’s strategy limits potential capital appreciation in the portfolio securities subject to the options.

The Fund may write only covered options. “Covered” means that, so long as the Fund is obligated as the writer of a call option, it will own either the underlying securities or an option to purchase the same underlying securities having an expiration date not earlier than the expiration date of the covered option and an exercise price equal to or less than the exercise price of the covered option, or establish or maintain with its custodian for the term of the option a segregated account consisting of cash, U.S. government securities or other liquid, high-grade debt obligations having a value equal to the fluctuating market value of the option securities. The Fund will continue to cover any put option it writes by maintaining a segregated account with its custodian as described above.

The Fund may not purchase or write options on securities or options on indices if, as a result, the Fund will have more than 5% of the value of its total assets invested in, or at risk with respect to, either such class of options.

The Fund’s successful use of options and futures depends on the ability of the Adviser to predict the direction of the market, and is subject to various additional risks. The investment techniques and skills required to use options and futures successfully are different from those required to select equity and equity-linked securities for investment. The correlation between movements in the price of the option or future and the price of the securities being hedged is imperfect and the risk from imperfect correlation increases, with respect to stock index futures and options, as the composition of the Fund’s portfolio diverges from the composition of the index underlying such index futures and options. In addition, the ability of the Fund to close out a futures or options position depends on a liquid secondary market. There is no assurance that liquid secondary markets will exist for any particular option or futures contract at any particular time. The securities the Fund is required to maintain in segregated accounts in connection with its hedging transactions are not available for investment in accordance with the Fund’s investment objective of long-term capital appreciation.

On U.S. exchanges, once an option contract has been accepted for clearance, the exchange clearing organization is substituted as both buyer and seller of the contract, thereby guaranteeing the financial integrity of the option contract. Options on securities and on indices traded on certain non-U.S. exchanges may not be so guaranteed by a clearing organization. The absence of such a role for a clearing organization on such a non-U.S. exchange would expose the Fund to the credit risk of its counterparty. If its counterparty were to default on its obligations, the Fund could lose the expected benefit of the transaction.

Repurchase Agreements

When cash may be available to the Fund for only a few days, the Fund may invest such cash in repurchase agreements until such time as it otherwise may be invested or used for payments of obligations of the Fund. In these transactions, the Fund purchases a security and simultaneously commits to resell that security to the seller at an agreed-upon price and date. The resale price reflects the purchase price plus an agreed-upon market rate of interest, which is unrelated to the coupon rate or maturity of the security purchased. The obligation of the seller to pay the agreed-upon price is secured by the value of the underlying securities, which is maintained at the Fund’s custodian at a value at least equal to the resale price. The Adviser monitors the adequacy of the collateral on a daily basis to ensure that the collateral always equals or exceeds the repurchase price. Repurchase agreements could involve certain risks in the event of default or insolvency of the other party, including possible delays or restrictions upon the Fund’s ability to dispose of the underlying securities. The Fund could suffer a loss to the extent proceeds from the sale of collateral were less than the value of the contract.

The Fund may not invest its assets in repurchase agreements with a maturity of more than seven days, but the collateral securities may have maturities of more than one year. The Fund has not adopted an investment restriction limiting the value of its total assets not invested in accordance with its fundamental investment policy that may be invested in repurchase agreements. To minimize the risks of such investments, however, the Fund enters into repurchase agreements only with its custodian, other member banks of the Federal Reserve System having assets in excess of $1 billion, and recognized primary U.S. Government securities dealers determined by the Adviser, subject to review by the board of the Fund, to be creditworthy.

Repurchase agreements do not constitute cash, cash items, receivables or government securities for purposes of the federal tax diversification test. Therefore, the Fund limits its investments in repurchase agreements with any one bank, dealer, broker or other entity in order to comply with the federal tax diversification test.

Debt Securities

The Fund may invest up to 20% of its assets in non-equity linked debt securities including foreign denominated corporate debt and sovereign debt issued by foreign governments, their agencies or instrumentalities, or other government-related entities. Debt securities, such as bonds, involve credit risk. This is the risk that the issuer will not make timely payments of principal and interest. The degree of credit risk depends on the issuer’s financial condition and on the terms of the debt securities. Changes in an issuer’s credit rating or the market’s perception of an issuer’s creditworthiness may also affect the value of a Fund’s investment in that issuer. All debt securities are subject to interest rate risk. This is the risk that the value of the security may fall when interest rates rise. If interest rates move sharply in a manner not anticipated by the Adviser, a Fund’s investments in debt securities could be adversely affected and the Fund could lose money. In general, the market price of debt securities with longer maturities will go up or down more in response to changes in interest rates than will the market price of shorter-term debt securities. In addition, debt securities issued in foreign currency denominations will be subject to currency risk.

Investment in sovereign debt can involve a high degree of risk. The governmental entity that controls the repayment of sovereign debt may not be able or willing to repay the principal and/or interest when due in accordance with the terms of such debt. A governmental entity’s willingness or ability to repay principal and interest due in a timely manner may be affected by, among other factors, its cash flow situation, the extent of its foreign reserves, the availability of sufficient foreign exchange on the date a payment is due, the relative size of the debt service burden to the economy as a whole, the governmental entity’s policy towards the International Monetary Fund and the political constraints to which a governmental entity may be subject. Governmental entities may also be dependent on expected disbursements from foreign governments, multilateral agencies and others abroad to reduce principal and interest arrearages on their debt. The commitment on the part of these governments, agencies and others to make such disbursements may be conditioned on the implementation of economic reforms and/or economic performance and the timely service of such debtor’s obligations. Failure to implement such reforms, achieve such levels of economic performance or repay principal or interest when due may result in the cancellation of such third parties’ commitments to lend funds to the governmental entity, which may further impair such debtor’s ability or willingness to timely service its debts. Consequently, governmental entities may default on their sovereign debt. Holders of sovereign debt may be requested to participate in the rescheduling of such debt and to extend further loans to governmental entities. In the event of a default by a governmental entity, there may be few or no effective legal remedies for collecting on such debt.

Securities Lending

The Fund may lend portfolio securities with a value not exceeding 33 1/3% of its total assets or the limit prescribed by applicable law to banks, brokers and other financial institutions. In return, the Fund receives collateral in cash or securities issued or guaranteed by the U.S. Government, which will be maintained at all times in an amount equal to at least 100% of the current market value of the loaned securities. The Fund maintains the ability to obtain the right to vote or consent on proxy proposals involving material events affecting securities loaned. The Fund receives the income on the loaned securities. Where the Fund receives securities as collateral, the Fund receives a fee for its loans from the borrower and does not receive the income on the collateral. Where the Fund receives cash collateral, it may invest such collateral and retain the amount earned, net of any amount rebated to the borrower. As a result, the Fund’s yield may increase. Loans of securities are terminable at any time and the borrower, after notice, is required to return borrowed securities within the standard time period for settlement of securities transactions. The Fund is obligated to return the collateral to the borrower at the termination of the loan. The Fund could suffer a loss in the event the Fund must return the cash collateral and there are losses on investments made with the cash collateral. In the event the borrower defaults on any of its obligations with respect to a securities loan, the Fund could suffer a loss where there are losses on investments made with the cash collateral or where the value of the securities collateral falls below the market value of the borrowed securities. The Fund could also experience delays and costs in gaining access to the collateral. The Fund may pay reasonable securities lending agent, administrative and custodial fees in connection with its loans.

Portfolio Turnover

It is the Fund’s policy to sell any security whenever, in the opinion of the Adviser, the appreciation possibilities of the security have been substantially realized or the business or market prospects for the issuer of such security have deteriorated, irrespective of the length of time that such security has been held. In addition, the Fund from time to time may engage in short-term transactions in order to take advantage of what the Adviser believes to be market inefficiencies in the pricing of equity and equity-linked securities. The Adviser expects that the Fund’s annual rate of portfolio turnover may exceed 100% at times when the Fund is taking advantage of short-term trading opportunities or if a complete reallocation of the Fund’s investment portfolio becomes advisable. A 100% annual turnover rate would occur if all of the securities in the Fund’s portfolio were replaced once within a period of one year. The turnover rate has a direct effect on the transaction costs borne by the Fund.

Investment Restrictions

The Fund has adopted certain investment restrictions, some of which are fundamental (i.e., may not be changed without the prior approval of the holders of a majority of the Fund’s outstanding voting securities) and others of which are non-fundamental (i.e., may be changed with the approval of a majority of the board only). For purposes of the fundamental and non-fundamental investment restrictions listed below and other investment restrictions of the Fund described in this prospectus, all percentage limitations apply immediately after a purchase or initial investment, and any subsequent change in any applicable percentage resulting from market fluctuations does not require elimination of any security from the Fund’s portfolio.

Fundamental Investment Restrictions

The following investment restrictions of the Fund are fundamental and may not be changed without the prior approval of the holders of a majority of the Fund’s outstanding voting securities. As used in this prospectus, a majority of the Fund’s outstanding voting securities means the lesser of (i) 67% of the shares represented at a meeting at which more than 50% of the outstanding shares are present in person or represented by proxy or (ii) more than 50% of the outstanding shares. The Fund may not:

1.Issue senior securities, pledge its assets or borrow money in excess of 10% of the total value of its assets (including the amount borrowed) less its liabilities (not including its borrowings) and other than for temporary or emergency purposes or for the clearance of transactions, except that the Fund may borrow from a bank or other entity in a privately arranged transaction for repurchases and/or tenders for its shares, if after such borrowing there is asset coverage of at least 300% as defined in the 1940 Act, and may pledge its assets to secure any permitted borrowing. For the purposes of this investment restriction, the Fund will not purchase additional portfolio securities while borrowings exceed 5% of the Fund’s total assets; and collateral arrangements with respect to the writing of options or the purchase or sale of futures contracts are not deemed a pledge of assets or the issuance of a senior security.

2.Underwrite of other issuers, except insofar as the Fund may be deemed an underwriter under the Securities Act in selling portfolio securities.

3.Purchase or sell real estate or real estate mortgage loans, except that the Fund may purchase and sell securities secured by real estate or interests therein.

4.Buy or sell commodities, commodity contracts or futures contracts (other than as described under “Investment Objective and Policies—Hedging Transactions”).

5.Make loans, except through purchasing debt obligations, lending portfolio securities and entering into repurchase agreements consistent with the Fund’s investment objective and policies.

6.Invest 25% or more of the value of its total assets in a particular industry. This restriction does not apply to securities issued or guaranteed by the U.S. government, its agencies or instrumentalities, but will apply to foreign government obligations until such time as the SEC permits their exclusion.

Non-Fundamental Investment Restrictions

The Fund has adopted certain investment restrictions that may not be changed without the prior approval of a majority of the board. Under its non-fundamental investment restrictions, the Fund may not:

1.Purchase any securities (other than obligations of the U.S. government, its agencies or instrumentalities or securities of other regulated investment companies) if as a result more than 25% of the Fund’s total assets would be invested in securities of any single issuer.

2.Purchase more than 10% of the outstanding voting securities of any one issuer.

3.Make short sales of securities or maintain a short position in any security.

4.Purchase securities on margin, except such short-term credits as may be necessary or routine for the clearance or settlement of transactions, and except that the Fund may engage in transactions as described under “Investment Objective and Policies--Hedging Transactions” and post margin in connection therewith consistent with its investment policies.

5.Buy, sell or write put or call options (other than as described under “Special Leverage Considerations – Hedging Transactions”).

The Fund is also subject to certain diversification requirements with respect to its qualification as a “regulated investment company” under the Code. See “Taxation – Federal Taxation of the Fund and its Distributions”.

As an additional non-fundamental investment restriction, the Fund will not guarantee the obligations of third parties. The Fund may invest in other investment companies, subject to limitations set forth in the 1940 Act.

MANAGEMENT OF THE FUND

Board of Directors

The board is responsible for the overall management of the Fund, including oversight of the Adviser and other service providers. There are five directors of the Fund. One of the directors is an “interested person” (as defined in the 1940 Act). A director who is not an “interested persons” is referred to as an “Independent Director.” Information about both the Fund’s directors and officers is set forth in the tables below. Unless otherwise noted, the mailing address of each director and officer is c/o The Herzfeld Caribbean Basin Fund, Inc., 119 Washington Avenue, Suite 504, Miami Beach, FL, 33139.

Information About Directors and Officers

Name and Age	Position(s) Held with Fund	Term of Office* and Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Complex Overseen by Director	Other Directorships Held by Director
Independent Directors
John A. Gelety, Esq. Age: 54	Director	Current term expires 2025; 2011 to present.	Attorney and shareholder at Greenspoon Marder, LLP, corporate practice group, 2016-present.	1	None
Cecilia L. Gondor Age: 61	Director	Current term expires 2024; 2014 to present.	Managing Member of L&M Management, a real estate management business, 2014-present.	1	None
Ann S. Lieff Age: 70	Director	Current term expires 2025; 1998 to present.	President of the Lieff Company, a management consulting firm that offers ongoing advisory services as a corporate director, 1998-present.	1	None
Kay W. Tatum, Ph.D., CPA Age: 70	Director	Current term expires 2024; 2007 to present.	Associate Professor of Accounting, University of Miami Herbert Business School, 1992-present.	1	None

Name and Age	Position(s) Held with Fund	Term of Office* and Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Complex Overseen by Director	Other Directorships Held by Director
Interested Director
Thomas J. Herzfeld** Age: 78	Chairman, Director and Portfolio Manager	Current term expires 2023; 1993 to present.	Thomas J. Herzfeld Advisors, Inc., serving as Chairman, 1984-present; Portfolio Manager, 1984-present.	1	None
Officers:
Erik M. Herzfeld** Age: 49	Portfolio Manager and President	2008 to present 2016 to present	Thomas J. Herzfeld Advisors, Inc., serving as President, 2016-present; Portfolio Manager, 2007-present.	N/A	N/A
Thomas K. Morgan Age: 64	CCO and Assistant Secretary	2018 to present

Thomas J. Herzfeld Advisors, Inc., serving as Officer, 2018-present; Managing Partner of TMorgan Advisers Limited Liability Company, providing compliance consulting and outsourced chief compliance officer services, 2015 to present.

				N/A	N/A
Zachary P. Richmond*** Age: 42	Treasurer	2020 to present

Ultimus Fund Solutions, LLC, serving as Vice President, Director of Financial Administration, February 2019-present; and Assistant Vice President, Associate Director of Financial Administration, December 2015-February 2019.

				N/A	N/A
Alice Tham Age: 33	Secretary	2019 to present	Thomas J. Herzfeld Advisors, Inc., serving as Operations Manager, 2012-present.	N/A	N/A
Ryan M. Paylor Age: 42	Portfolio Manager	2019 to present	Thomas J. Herzfeld Advisors, Inc., serving as Portfolio Manager, 2012 to present.	N/A	N/A

*Each director serves a three-year term after which the director may be re-elected for additional three-year terms.

**Thomas J. Herzfeld is an “interested person” of the Fund (as defined in the 1940 Act) because he is a control person, director and employee of the Fund’s investment adviser. Thomas J. Herzfeld is the father of Erik M. Herzfeld.

***Mr. Richmond’s address is: 225 Pictoria Drive, Suite 450, Cincinnati, OH 45246.

Thomas J. Herzfeld is an “interested person” (as such term is defined in the 1940 Act) who currently serves as the Chairman of the board. The board believes that Mr. Herzfeld’s service as Chairman is appropriate and benefits stockholders due to his personal and professional stake in the quality of services provided to the Fund. The independent directors believe that they can act independently and effectively without having an independent director serve as Chairman. John A. Gelety serves as Lead Independent Director. In this role, Mr. Gelety serves as the primary liaison between the independent directors and the Advisor. As currently composed, the independent directors constitute a substantial majority of the board.

The board believes that the significance of each director’s experience, qualifications, attributes or skills is an individual matter (meaning that experience that is important for one director may not have the same value for another) and that these factors are best evaluated at the board level, with no single director, or particular factor, being indicative of the Board’s effectiveness. The board determined that each of the directors is qualified to serve as such based on a review of the experience, qualifications, attributes and skills of each director. In reaching this determination, the board has considered a variety of criteria, including, among other things: character and integrity; ability to review critically, evaluate, question and discuss information provided, to exercise effective business judgment in protecting stockholder interests and to interact effectively with the other directors, the Adviser, other service providers, counsel and the independent registered accounting firm or independent accountants; and willingness and ability to commit the time necessary to perform the duties of a director. Each director’s ability to perform his or her duties effectively is evidenced by his or her experience or achievements in the following areas: management or board experience in the investment management industry or companies or organizations in other fields, educational background and professional training; and experience as a director of the Fund. In addition, the board values the diverse skill sets and experiences that each director contributes. The board considers that its diversity as a whole is as a result of a combination of directors and the various perspectives that each director provides as a result of his or her present experiences and his or her background. Information discussing the specific experience, skills, attributes and qualifications of each director which led to the board’s determination that the directors should serve in this capacity is provided below.

Thomas J. Herzfeld has served as Chairman of the board since inception of The Herzfeld Caribbean Basin Fund, Inc. in 1993. In addition, he is the Chairman and President of Thomas J. Herzfeld Advisors, Inc., the Fund’s investment adviser. Mr. Herzfeld entered the securities industry in 1968, was founder of a New York Stock Exchange member firm in 1970 and was the Chairman and President of FINRA member firm Thomas J. Herzfeld & Co., Inc., formed in 1981.

Ann S. Lieff joined the board in 1998. Ms. Lieff is President of Lieff Company, a management consulting firm that offers ongoing advisory services as a corporate director to several retail operations. Previously she served as Chief Executive Officer of Spec’s Music for 18 years, from 1980-1998; Specs was one of the largest music retail chain stores in the Southeastern region of the United States for many decades.

Kay W. Tatum, Ph.D., CPA, joined the board in 2007. Dr. Tatum is an Associate Professor of Accounting at the University of Miami Herbert Business School, where she has been since 1986. She also served as Chair of the Department of Accounting from 2004 to 2008.

John A. Gelety, Esq. joined the board in 2011. Mr. Gelety is a practicing attorney who specializes in business law, with a concentration on domestic and cross-border mergers & acquisitions, private equity and commercial transactions.

Cecilia L. Gondor joined the board in 2014. Ms. Gondor is a Managing Member of L&M Management, a real estate management business. Ms. Gondor served as the Secretary/Treasurer of Fund since its inception until her retirement in May 2014. She also served as Executive Vice President of the Adviser from 1984 through the date of her retirement. Additionally, she was the Executive Vice President of Thomas J. Herzfeld & Co., Inc., a broker-dealer, from 1984 through 2010, when the broker-dealer ceased operations. Ms. Gondor is a freelance financial writer, including topics related to closed-end funds.

Specific details regarding each director’s principal occupations during the past five years are included in the table above. The summaries set forth above as to the experience, qualifications, attributes and/or skills of the directors do not constitute holding out the board or any director as having any special expertise or experience, and do not impose any greater responsibility or liability on any such person or on the board as a whole than would otherwise be the case.

Risk Oversight

While responsibility for the day-to-day operations for the Fund, including certain risk management functions addressed in policies and procedures relating to the Fund, resides with the Adviser, the board actively performs a risk oversight function, both directly and through its committees, as described below. The board and its audit committee (the “audit committee”) exercise a risk oversight function through regular and ad hoc board and audit committee meetings during which the board and the audit committee meet with representatives of the Adviser and other service providers. The board also periodically receives reports regarding the Fund’s and the Adviser’s policies and procedures, and reviews and approves changes to the Fund’s policies and procedures. The audit committee also meets regularly with the Fund’s independent registered public accounting firm to discuss internal controls and financial reporting matters, among other things. The board and audit committee routinely receive reports from the Fund’s officers and the Adviser on a variety of other risk areas relating to the Fund, including, without limitation, investment risks, liquidity risks, valuation risks and operational risks, as well as more general business risks. In addition, the board consults with Fund counsel both during and, to the extent required, between meetings of the board and the audit committee.

The board also meets regularly with the Fund’s Chief Compliance Officer (“CCO”), who reports directly to the board. The CCO has responsibility for annually testing the compliance procedures of the Fund and its service providers. The CCO regularly discusses issues related to compliance and provides a quarterly report to the board regarding certain Fund compliance matters.

Committees of the Board

The board has formed an Audit Committee and a Nominating Committee.

The board has adopted a written charter for the Audit Committee, which became effective February 5, 2004. The Audit Committee of the board currently consists of Mr. Gelety, Ms. Gondor, Ms. Lieff and Dr. Tatum, none of whom is an “interested person” of the Fund. Each member of the Audit Committee is considered independent under the applicable NASDAQ Capital Market listing standards. During the fiscal year ended June 30, 2023, the Audit Committee met two times. The Audit Committee reviews the scope of the audit by the Fund’s independent accountants, confers with the independent accountants with respect to the audit and the internal accounting controls of the Fund and with respect to such other matters as may be important to an evaluation of the audit and the financial statements of the Fund, and makes recommendations with respect to the selection of the independent accountants for the Fund.

The Nominating Committee is comprised of Mr. Gelety, Ms. Gondor, Ms. Lieff, and Dr. Tatum, each of whom is an independent director under the 1940 Act and under NASDAQ Capital Market listing standards. During the fiscal year ended June 30, 2023, the Nominating Committee met once. The Nominating Committee is responsible for reviewing and recommending qualified candidates in the event that a directorship is vacated or created. The Nominating Committee will not consider nominees recommended by stockholders. The Nominating Committee believes that candidates for director should have certain minimum qualifications, including (i) the ability to apply good business judgment; (ii) the ability to properly exercise their duties of loyalty and care; (iii) proven leadership capabilities, high integrity and moral character, significant business experience and a high level of responsibility within their chosen fields; (iv) the ability to quickly grasp complex principles of business, finance, international transactions and the regulatory environment in which investment companies must operate; and (v) the ability to read and understand basic financial statements. The Nominating Committee retains the right to modify these minimum qualifications from time to time. In general, candidates will be preferred who hold an established senior or executive level position in business, finance, law, education, research or government. The Nominating Committee’s process for identifying and evaluating nominees is as follows:

In the case of incumbent directors whose terms of office are set to expire, the Nominating Committee reviews such directors’ overall service to the Fund during their term, including the number of meetings attended, level of participation, quality of performance, and transactions of such directors with the Fund, if any, during their term, and confirms their independence, if applicable. In the case of new director candidates, the committee first determines whether the nominee must be independent for purposes of The NASDAQ Capital Market and whether the candidate must be considered an independent director under the 1940 Act. In either case, determinations are based upon the Fund’s charter and bylaws, applicable securities laws, the rules and regulations of the SEC, and the advice of counsel, if necessary. The Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Committee then meets to discuss and consider such candidates’ qualifications and recommend the nominee.

Ownership of the Fund by Directors

Set forth in the following table are the directors of the Fund, together with the dollar range of equity securities beneficially owned by each director as of December 31, 2022, as well as the aggregate dollar range of equity securities in all funds overseen or to be overseen in a family of investment companies (i.e., funds managed by the Adviser).

Name of Director	Dollar Range of Equity Securities in the Fund	Aggregate Dollar Range of Equity Securities in All Funds in Family of Investment Companies
Independent Directors
John A. Gelety	$10,001-50,000	$10,001-50,000
Cecilia L. Gondor	$10,001-50,000	$10,001-50,000
Ann S. Lieff	$50,001-100,000	$50,001-100,000
Kay W. Tatum	$0-10,000	$0-10,000
Interested Director
Thomas J. Herzfeld	Over $100,000	Over $100,000

None of the independent directors, and no immediate family member of any independent director, own beneficially or of record any securities of the Fund’s Adviser, or any person directly or indirectly controlling, controlled by, or under common control with the Adviser.

As of December 31, 2022, directors (5 persons) beneficially owned an aggregate of 8.82% of the Fund’s outstanding shares.

Director Compensation

Our board of directors held four regular meetings during the Fund’s fiscal year ended June 30, 2023.

For the fiscal year ended June 30, 2023, the aggregate director compensation paid by the Fund was $124,000. The compensation paid by the Fund to each of its directors serving during the fiscal year ended June 30, 2023 is set forth in the table below. Directors are also reimbursed for related business expenses. Directors who are current employees or officers of the Fund’s investment adviser (currently Mr. Herzfeld) are not paid compensation for their service as a director. None of the other directors serves on the board of any other registered investment company to which the Adviser or an affiliated person of the Adviser provides investment advisory services. Directors and officers of the Fund do not receive pension or retirement benefits from the Fund.

Name of Person and Position with the Fund	Aggregate Compensation from the Fund	Pension or Retirement Benefits Accrued As Part of Fund Expenses	Total Compensation from the Fund and Fund Complex Paid to Directors
Independent Directors
John A. Gelety	$32,500	$0	$32,500
Cecilia L. Gondor	$29,500	$0	$29,500
Ann S. Lieff	$29,500	$0	$29,500
Kay W. Tatum	$32,500	$0	$32,500
Interested Director
Thomas J. Herzfeld	$0	$0	$0

Investment Adviser and Portfolio Managers

Investment Adviser

The Fund is advised by HERZFELD/CUBA (the “Adviser”), a division of Thomas J. Herzfeld Advisors, Inc., whose principal business address is 119 Washington Avenue, Suite 504 Miami Beach, FL 33139. The Adviser has been providing advisory services to the Fund since our registration under the 1940 Act. Thomas J. Herzfeld Advisors, Inc. has provided advisory services since 1984 and is beneficially owned by Thomas J. Herzfeld, as the sole voting stockholder.

Pursuant to an investment advisory agreement with the Fund (the “Investment Advisory Agreement”) and under the direction and control of the board, the Adviser manages the Fund’s portfolio and makes investment decisions pursuant to the Fund’s stated investment objective, policies and restrictions. The Adviser is authorized to transmit purchase and sale orders and select brokers and dealers to execute portfolio transactions on behalf of the Fund. The Adviser determines the timing of portfolio transactions and other matters related to execution.

Portfolio Managers

Thomas J. Herzfeld currently serves as the Chairman, Director and Portfolio Manager of the Fund. Mr. T. Herzfeld has managed the Fund since our registration under the 1940 Act. In addition, Mr. T. Herzfeld has served as the Chairman of the Adviser since 1984. Prior to these positions, he served as the President of the Adviser from 1984 to 2016. He also served as Chairman and President of Thomas J. Herzfeld & Co., Inc. an affiliated broker/dealer (that ceased operations in 2010) from 1981-2010. Prior to these positions Mr. Herzfeld was Executive Vice President and Director of a New York Stock Exchange member firm. Mr. T. Herzfeld has authored or edited a number of books, including The Investors Guide to Closed-End Funds (McGraw Hill, 1980), Herzfeld’s Guide to Closed End Funds (McGraw Hill, 1993) and co-authored High Return, Low Risk Investment (1st edition, G.P. Putnam’s Sons, 1981 and 2nd edition, McGraw Hill, 1993). He is considered the first and a leading expert in the field of closed-end funds. Mr. T. Herzfeld has been quoted in thousands of articles and written hundreds of articles on the subject of closed end funds. He has written periodically for Barron’s and has made television appearances on Wall Street Week, The Nightly Business Report and CNBC.

Erik M. Herzfeld currently serves as President and Portfolio Manager of the Fund. Mr. E. Herzfeld has managed the Fund since 2008. In addition, Mr. E. Herzfeld has served as President of the Adviser since February 2016. Mr. E. Herzfeld formerly served as Managing Director of the Adviser since 2007. Prior to these positions he had served in quantitative research, trading and management roles with Lehman Brothers and JPMorgan and was based in New York and Asia.

Ryan M. Paylor currently serves as Portfolio Manager of the Fund. Mr. Paylor has managed the Fund since 2019. He joined the Adviser in 2012 as a Senior Trader after spending eight years at J.P. Morgan Chase in New York on the FX Derivatives Operations team.

Messrs. T. Herzfeld, E. Herzfeld, and Paylor are primarily responsible for the day-to-day management of the Fund.

As of June 30, 2023 Mr. T. Herzfeld, Mr. E. Herzfeld, and Mr. Paylor were also portfolio managers for approximately 317 other accounts comprising $358 million under management, 4 pooled investment vehicles comprising $319.5 million under management. The portfolio managers also provide trading advisement models to a single client portfolio having approximately $42 million under advisement pursuant to a model licensing agreement. However, none of these accounts or models are managed with an investment strategy similar to the Fund’s. As of the same date, the Fund had total assets of approximately $35.6 million.

The Fund does not believe that any material conflicts are likely to arise through the Portfolio Managers’ management of other accounts in addition to the Fund in that there is very little overlap in the type of investments made for the Fund and other accounts, which generally trade shares of closed-end funds. The Fund is permitted, to a limited extent, to buy shares of other closed-end funds and occasionally other clients or Mr. T. Herzfeld may buy shares of securities also held in the portfolio of the Fund. The Adviser and the Fund have adopted procedures overseen by the CCO intended to monitor compliance with such policies which include conflicts which may occur regarding allocation of investment opportunities between the Fund and other accounts. The CCO of the Fund reports directly to the board at least annually.

The Fund’s Portfolio Managers receive no direct compensation from the Fund for their services as Portfolio Managers. Mr. T. Herzfeld owns 100% of the voting stock of the Adviser, a Subchapter S Corporation, therefore he is taxed on its profits. Portfolio managers, other than Mr. T. Herzfeld, are paid a fixed salary by the Adviser. In addition, the Adviser retains the ability to pay bonuses based on the overall profitability of the Adviser, however, compensation is not directly based upon the performance of a particular client or account, including the Fund’s performance, nor the value of a particular client or account, including the value of the Fund’s assets.

The range of value of shares of the Fund owned by Mr. T. Herzfeld as of June 30, 2023 was over $1,000,000. The range of value of shares of the Fund owned by Mr. E. Herzfeld as of June 30, 2023 was over $500,001-$1,000,000. The range of value of shares of the Fund owned by Mr. Paylor as of June 30, 2023 was $10,001-$500,000.

Investment Advisory Agreement

The Investment Advisory Agreement sets forth the services to be provided by the Adviser as described above. Pursuant to the Investment Advisory Agreement, the Adviser is entitled to an advisory fee paid by the Fund at the annual rate of 1.45% of the Fund’s average weekly net assets and payable at the end of each month. That fee may be higher than the advisory fee paid by some investment companies. The Adviser has voluntarily agreed to waive its management fee by ten (10) basis points (from 1.45% to 1.35%) for any fiscal year over a three-year period beginning July 1, 2019 and ending June 30, 2022 if the Fund’s average discount to NAV during the preceding fiscal year is greater than 5%. See, “Share Purchases and Tender Offers” below. That waiver has been extended to the period ending June 30, 2024. For the fiscal years ended June 30, 2023, June 30, 2022 and June 30, 2021, the Adviser earned, net of the fee waiver, $435,748, $502,598 and $496,786, respectively, for investment advisory services provided to the Fund pursuant to the Investment Advisory Agreement.

The Investment Advisory Agreement was last approved by the board on August 10, 2023. A discussion regarding the basis for the board’s approval of the Investment Advisory Agreement is provided in the Fund’s Semi-Annual Report to stockholders for the semi-annual report period in which the approval occurred.

The Investment Advisory Agreement provides that the Adviser bears all expenses of its employees and overhead incurred by it in connection with its duties thereunder. Except with respect to the reimbursement for compliance services, the Adviser pays the salaries and expenses of officers and directors of the Fund who are current employees or officers of the Adviser. The Fund bears all of its own expenses (See “Expenses of the Fund” below).

The services of the Adviser under the Investment Advisory Agreement are not deemed to be exclusive, and nothing in the Investment Advisory Agreement prevents the Adviser or any affiliate thereof, from providing similar services to other investment companies and other clients (whether or not their investment objectives and policies are similar to those of the Fund) or from engaging in other activities. When other clients of the Adviser desire to purchase or sell a security at the same time the security is purchased for or sold by the Fund, such purchases and sales are to the extent feasible, allocated among such clients and the Fund in a manner believed by the Adviser to be equitable to the Fund. The allocation of securities may adversely affect the price and quality of purchases and sales of securities by the Fund. Purchase and sale orders for the Fund may be combined with those of other clients of the Adviser in the interest of the most favorable results for the Fund.

The Investment Advisory Agreement was initially approved by the board on June 24, 1993. The Agreement continued in effect for a period of two years from the effective date and thereafter it is required to be approved annually by the board. The Investment Advisory Agreement continues in effect for successive periods of 12 months, provided that its continuance is specifically approved annually by (i) the vote of a majority of the board who are not parties to such agreement or interested persons (as such term is defined in the 1940 Act) of the Adviser, cast in person at a meeting called for the purpose of voting on such approval and (ii) either (a) the vote of a majority of the outstanding voting securities of the Fund or (b) the vote of a majority of the board. The Investment Advisory Agreement may be terminated by the Fund, without the payment of any penalty, upon vote of a majority of the board or a majority of the outstanding voting securities of the Fund at any time upon not less than 60 days’ prior written notice to the Adviser, or by the Adviser upon not less than 60 days’ prior written notice to the Fund. The Investment Advisory Agreement terminates automatically in the event of its assignment (as such term is defined in the 1940 Act) by either party or upon its termination.

The Adviser is not liable for any act or omission, error of judgment, mistake of law or loss suffered by the Fund or its investors in connection with the matters to which the Investment Advisory Agreement relates, except for a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of, or from reckless disregard of, its obligations and duties under the Investment Advisory Agreement, or a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36 (b) (3) of the 1940 Act).

The Adviser also performs or arranges for the performance of certain administrative and accounting functions for the Fund, including (i) providing persons satisfactory to the directors of the Fund to serve as officers and, in that capacity, manage the daily operations of the Fund; (ii) processing the payment of expenses for the Fund; (iii) supervising the preparation of periodic reports to the Fund’s stockholders; (iv) preparing materials for Fund board and committee meetings; (v) supervising the pricing of the Fund’s investment portfolio and the publication of the NAV of the Fund’s shares, earnings reports and other financial data; (vi) monitoring relationships with organizations providing services to the Fund, including the custodian, transfer agent, administrator, fund accounting agent, auction agent and printers; (vii) supervising compliance by the Fund with record-keeping requirements under the 1940 Act and regulations thereunder, maintaining books and records for the Fund (other than those maintained by the Adviser, custodian, administrator, and/or transfer agent) and preparing and filing of tax reports other than the Fund’s income tax returns; and (viii) providing executive, clerical and secretarial help needed to carry out these responsibilities.

Benefit to the Adviser

The Fund’s Adviser will benefit from any Offer because the Adviser’s fee is based on the average net assets of the Fund. It is not possible to state precisely the amount of additional compensation the Adviser will receive as a result of any Offer because the proceeds of such Offer will be invested in additional portfolio securities which will fluctuate in value.

Rights Offerings

The Fund may, in the future and at its discretion, choose to make rights offerings from time to time for a number of shares and on terms which may or may not be similar to any Offer. Any such future rights offering will be made in accordance with the 1940 Act. Under the laws of Maryland, the state in which the Fund is organized, the board is authorized to approve rights offerings without obtaining stockholder approval. The staff of the SEC has interpreted the 1940 Act as not requiring stockholder approval of a rights offering at a price below the then current NAV so long as certain conditions are met, including a good faith determination by a board that such offering would result in a net benefit to existing stockholders.

Expenses of the Fund

Except as indicated above, the Fund pays all of its expenses, including but not limited to the following: organizational and certain offering expenses (but not overhead or employee costs of the Adviser); advisory fees payable to the Adviser; fees and out-of-pocket travel expenses of the Fund’s directors and officers who are not interested persons (as such term is defined in the 1940 Act) of any other party and other expenses incurred by the Fund in connection with directors’ meetings; interest expense; charges and expenses of the Fund’s legal counsel, independent accountants and, if applicable, third party consultants; taxes and governmental fees; brokerage and other expenses connected with the execution, recording and settlement of portfolio security transactions; expenses of repurchasing shares; expenses of issuing any preferred shares or indebtedness; expenses connected with negotiating, effecting purchase or sale, or registering privately issued portfolio securities; membership dues to professional organizations; premiums allocable to fidelity bond and D&O insurance coverage; expenses of preparing stock certificates; expenses of registering and qualifying the Fund’s shares for sale with the SEC and in various states and foreign jurisdictions; custodian, sub-custodian, dividend paying agent, transfer agency expenses; payment for portfolio pricing services to a pricing agent; expenses of printing and mailing share certificates, stockholder reports, notices, proxy statements and reports to governmental offices; expenses of stockholders’ meetings and preparing and distributing proxies and reports to stockholders; any litigation expenses; expenses relating to investor and public relations; and NASDAQ Capital Market listing fees.

PORTFOLIO TRANSACTIONS AND BROKERAGE

In portfolio transactions involving equity securities, the Adviser places orders on behalf of the Fund directly with brokers, which may include brokers affiliated with the Adviser, except that the purchase of shares in rights offerings is made directly from the issuer. The Adviser may manage other accounts and funds that invest in equity securities of Caribbean Basin Companies. Although investment decisions for the Fund are made independently from those of other accounts or funds managed by the Adviser, investments of the type the Fund may make may also be made by those other accounts and funds. When the Fund and one or more accounts or funds managed by the Adviser are prepared to invest in, or desire to dispose of, the same security, available investments or opportunities for each will be allocated in a manner believed by the Adviser to be equitable to each. In some cases, this procedure may affect adversely the price paid or received by the Fund or the size of the position obtained or disposed of by the Fund.

The primary objective of the Adviser in placing orders for the purchase and sale of securities for the Fund’s portfolio is to obtain best execution taking into account such factors as price, commission, size of order, difficulty of execution and skill required of the broker or dealer. The capability and financial condition of the broker or dealer may also be criteria for the choice of that broker or dealer. Subject to obtaining the best execution, brokers, who provide investment research services to the Adviser, including market and statistical information and quotations for portfolio evaluation purposes, may receive orders for transactions of the Fund. The terms “investment research” and “market and statistical information and quotations” include advice as to the value of securities, the advisability of investing in, purchasing or selling securities, and the availability of securities and potential buyers or sellers of securities, as well as the furnishing of analyses and reports concerning issuers, industries, securities, economic factors and trends, and portfolio strategy. Neither the Fund nor the Adviser is obligated to deal with any broker or group of brokers for the execution of portfolio transactions.

Research provided to the Adviser in advising the Fund will be in addition to and not in lieu of the services required to be performed by the Adviser itself, and the Adviser’s fees will not be reduced as a result of the receipt of supplemental information. This information is regarded as only supplementary to the Adviser’s own research effort, since the information must be analyzed, weighed and reviewed by the Adviser’s staff. This information may be useful to the Adviser in providing services to clients other than the Fund, and not all such information will necessarily be used by the Adviser in connection with the Fund. Conversely, information provided to the Adviser by brokers and dealers through whom other clients of the Adviser effect securities transactions may prove useful to the Adviser in providing services to the Fund. The board will review at least annually the commissions allocated by the Adviser on behalf of the Fund to determine if such allocations were reasonable in relation to the benefits inuring to the Fund.

During the fiscal years ended 2023, 2022, and 2021, the Fund paid $2,155.21, $2,096.12 and $3,214.59, respectively, in brokerage commissions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Persons or organizations beneficially owning 25% or more of the outstanding shares of the Fund could be presumed to “control” the Fund. As a result, those persons or organizations could have the ability to take action with respect to the Fund without the consent or approval of other stockholders. As of June 30, 2023, there were 68 record holders of the Fund’s common stock. To the knowledge of the Fund, as of June 30, 2023, Thomas J. Herzfeld beneficially owned 600,830 shares of common stock, or 8.40% of the voting securities of the Fund. The address for Mr. T. Herzfeld is 119 Washington Avenue, Suite 504, Miami Beach, FL 33139. To our knowledge, as of June 30, 2023, no other person or entities owned of record or beneficially more than 5% of our outstanding voting securities.

Our officers and directors, as a group, owned an aggregate of 857,212 shares of our common stock, or 11.99% of the voting securities of the Fund, as of June 30, 2023.

REGULATION AS A REGISTERED CLOSED-END MANAGEMENT INVESTMENT COMPANY

General

We are a non-diversified closed-end management investment company that has registered as an investment company under the 1940 Act. As a registered closed-end investment company, we are subject to regulation under the 1940 Act. Under the 1940 Act, unless authorized by vote of a majority of the outstanding voting securities, we may not:

•change our classification to an open-end management investment company;

•except in each case in accordance with our policies with respect thereto set forth in this prospectus (see “Investment Objective and Policies – Investment Restrictions”), borrow money, issue senior securities, underwrite securities issued by other persons, purchase or sell real estate or commodities or make loans to other persons;

•deviate from any policy in respect of concentration of investments in any particular industry or group of industries as recited in the prospectus, deviate from any investment policy which is changeable only if authorized by stockholder vote under the 1940 Act, or deviate from any fundamental policy recited in its registration statement in accordance with the requirements of the 1940 Act; or

•change the nature of our business so as to cease to be an investment company.

A majority of the outstanding voting securities of a company is defined under the 1940 Act as the lesser of: (a) 67% or more of such company’s voting securities present at a meeting if more than 50% of the outstanding voting securities of such company are present or represented by proxy, or (b) more than 50%) of the outstanding voting securities of such company.

As with other companies regulated by the 1940 Act, a registered closed-end management investment company must adhere to certain substantive regulatory requirements. A majority of our directors must be persons who are not interested persons, as that term is defined in the 1940 Act. Additionally, we are required to provide and maintain a bond issued by a reputable fidelity insurance company to protect the closed-end management investment company. Furthermore, as a registered closed-end management investment company, we are prohibited from protecting any director or officer against any liability to us or our stockholders arising from willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office. We may also be prohibited under the 1940 Act from knowingly participating in certain transactions with our affiliates without the prior approval of our directors who are not interested persons and, in some cases, prior approval by the SEC.

As a registered closed-end management investment company, we are generally required to meet an asset coverage ratio with respect to our outstanding senior securities representing indebtedness, defined under the 1940 Act as the ratio of our gross assets (less all liabilities and indebtedness not represented by senior securities) to our outstanding senior securities representing indebtedness, of at least 300% after each issuance of senior securities representing indebtedness. In addition, we are generally required to meet an asset coverage ratio with respect to any outstanding preferred stock, as defined under the 1940 Act as the ratio of our gross assets (less all liabilities and indebtedness not represented by senior securities) to our outstanding senior securities representing indebtedness, plus the aggregate involuntary liquidation preference of any outstanding preferred stock, of at least 200% immediately after each issuance of preferred stock. We are also prohibited by the 1940 Act from issuing or selling any senior security if, immediately after such issuance, we would have outstanding more than (i) one class of senior security representing indebtedness, exclusive of any promissory notes or other evidences of indebtedness issued in consideration of any loan, extension, or renewal thereof, made by a bank or other person and privately arranged, and not intended to be publicly distributed, or (ii) one class of senior security which is stock, except that in each case any such class of indebtedness or stock may be issued in one or more series. Under the Fund’s articles of incorporation, the Fund only issues common stock and is not currently permitted to issue preferred stock and would only be permitted to do so after the Fund’s articles of incorporation are revised or supplemented. In addition to the 1940 Act requirements, the Fund is further limited in its ability to issue senior securities (including preferred stock), pledge its assets or borrow money by its fundamental investment restrictions. Such investment restrictions are more restrictive than the 1940 Act. See “Investment Objective and Policies—Investment Restrictions”.

We are generally not able to issue and sell our common stock at a price below net asset value per share. See “Risk Factors and Special Considerations—Risks Related to Offerings Pursuant to this Prospectus”. We may, however, sell our common stock, or at a price below the then-current net asset value of our common stock if our board determines that such sale is in our best interests and the best interests of our stockholders, and our stockholders approve such sale. In addition, we may generally issue new shares of our common stock at a price below net asset value in rights offerings to existing stockholders, in payment of dividends and in certain other limited circumstances.

As a registered closed-end management investment company, we are generally limited in our ability to invest in any portfolio company in which our investment adviser or any of its affiliates currently has an investment or to make any co-investments with our investment adviser or its affiliates without an exemptive order from the SEC, subject to certain exceptions.

We will be periodically examined by the SEC for compliance with the 1940 Act.

As a registered closed-end management investment company, we are subject to certain risks and uncertainties. See “Risk Factors and Special Considerations”.

For more information on temporary investments we may make pending investment of funds in portfolio securities consistent with our investment objective and strategies described in this prospectus and the accompanying prospectus supplement, see “Investment Objective and Policies—Investment Policies - General—Temporary Defensive Positions”.

For more information about issuance of senior securities (including certain debt securities and/or preferred stock) by the Fund and more information about our fundamental investment policies, see “Investment Objective and Policies—Investment Restrictions”.

Code of Ethics

The Fund and the Adviser have adopted a joint code of ethics pursuant to Rule 17j-1 under the 1940 Act. The code of ethics permits personnel subject to the code to invest in securities, including securities that may be purchased or held by the Fund, subject to certain conditions and restrictions.

The code of ethics is available without charge, upon request, by contacting us by mail at 119 Washington Avenue, Suite 504 Miami Beach, FL 33139, or by telephone at (800) TJH-FUND (toll-free) or (305) 777-1660, or on the SEC’s website at http://www.sec.gov, or, upon payment of a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov.

Compliance Policies and Procedures

We and our investment adviser have adopted and implemented written policies and procedures reasonably designed to detect and prevent violation of the federal securities laws and are required to review these compliance policies and procedures annually for their adequacy and the effectiveness of their implementation and designate a CCO to be responsible for administering the policies and procedures. Thomas K. Morgan currently serves as our CCO.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 imposes a wide variety of regulatory requirements on publicly-held companies and their insiders. Many of these requirements affect us. For example:

•pursuant to Rule 30a-2 of the 1940 Act, our chief executive officer and chief financial officer must certify the accuracy of the financial statements contained in our periodic reports;

•pursuant to Item 11 of Form N-CSR, our periodic reports must disclose our conclusions about the effectiveness of our disclosure controls and procedures; and

•pursuant to Item 11 of Form N-CSR, our periodic reports must disclose whether there were significant changes in our internal controls over financial reporting or in other factors that could significantly affect these controls subsequent to the date of their evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

The Sarbanes-Oxley Act requires us to review our current policies and procedures to determine whether we comply with the Sarbanes-Oxley Act and the regulations promulgated thereunder. We will continue to monitor our compliance with all regulations that are adopted under the Sarbanes-Oxley Act and will take actions necessary to ensure that we are in compliance therewith.

Proxy Voting Policies and Procedures

Information regarding how the Fund voted proxies relating to portfolio securities during the most recent 12-month period ended June 30, are each available without charge, upon request, by contacting us by mail at 119 Washington Avenue, Suite 504 Miami Beach, FL 33139, or by telephone at (800) TJH-FUND (toll-free) or (305) 777-1660, or on the SEC’s website at http://www.sec.gov, or, upon payment of a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov.

A copy of the Fund’s Proxy Voting Policies and Procedures is attached as Appendix A.

DESCRIPTION OF COMMON STOCK

The Fund is authorized to issue up to 100,000,000 shares of capital stock, at $0.001 par value per share, all of which shares are classified as common stock. The board is authorized, however, to classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects the designation and number of shares of any such class or series, and the nature, rates, amounts and times at which and the conditions under which dividends shall be payable on, and the voting, conversion, redemption and liquidation rights of, such class or series and any other preferences, rights, restrictions and qualifications applicable thereto.

The Fund’s shares have no preemptive, conversion, exchange or redemption rights. Each share has equal voting, dividend, distribution and liquidation rights. The shares outstanding are fully paid and nonassessable. Stockholders are entitled to one vote per share. All voting rights for the election of directors are noncumulative, which means that the holders of more than 50% of the shares can elect 100% of the directors then nominated for election if they choose to do so. In such event, the holders of the remaining shares will not be able to elect any directors. The foregoing description and the description under “Certain Provisions of Articles of Incorporation and Bylaws” below are subject to the provisions contained in the Fund’s Articles of Incorporation and Bylaws.

Title of Class	Authorized	Amount of Shares Held by the Fund for its Account	Amount of Shares Outstanding as of September 30, 2023
Shares of common stock	100,000,000	0 Shares	7,150,673 Shares

The Fund will consider offering additional shares in the future based on, among other things, the lifting or easing of economic sanctions against Cuba. Other offerings of the Fund’s shares, if made, will require approval of the board. Any additional offering will be subject to the requirement of the 1940 Act that shares may not be sold at a price below the then current NAV, exclusive of underwriting discounts and commissions, except in connection with an offering to existing stockholders or with the consent of the holders of a majority of the Fund’s outstanding voting securities.

Share Repurchases and Tender Offers

In recognition of the possibility that the Fund’s shares might trade at a discount to NAV, the board may determine that it would be in the best interest of stockholders of the Fund to take action to attempt to reduce or eliminate a market value discount from NAV. The board may take action from time to time either to repurchase Fund shares in open market or private transactions or to make a tender offer for Fund shares at NAV. No assurance can be given that the directors will decide to undertake such action, or that any such repurchases or tender offers would reduce any market discount.

To that end, the board has authorized the implementation of a plan to be instituted over a four-year period (beginning July 1, 2019 and ending June 30, 2023) to address the Fund’s trading discount to its NAV per share which includes (i) implementation of a managed distribution policy (see “Managed Distribution Policy”); (ii) a voluntary waiver by the Adviser of a part of its management fee under certain conditions (see “Investment Advisory Agreement”); and (iii) the adoption of a contingent tender offer policy (see “Tender Offer Policy” below). On August 10, 2023, the Board indefinitely suspended the Managed Distribution Plan until further notice.

The Fund anticipates that the market price of its shares generally will continue to vary from NAV. The market price of the Fund’s shares is determined by a number of factors, including the relative demand for and supply of such shares in the market, the Fund’s investment performance, the Fund’s distributions and investor perception of the Fund’s overall attractiveness as an investment as compared with other investment alternatives. The fact that the Fund’s shares may be the subject of share repurchases or tender offers at NAV from time to time may reduce the spread between market price and NAV that otherwise might exist. In the opinion of the Adviser, stockholders may be less inclined to accept a significant discount on sales of the Fund’s shares if they have a reasonable expectation of being able to recover NAV in conjunction with a possible share repurchase or tender offer.

The price at which shareholders may tender their shares to the Fund will generally be a percentage of the market price of the Fund’s shares at the close of trading on the last day that shareholders can tender their shares. When a tender offer is made, notice will be provided describing the terms of the tender offer; and the notice will contain information shareholders should consider in deciding whether or not to participate in the tender offer (including the existence and amount of any repurchase fee that may be charged) and detailed instructions on how to tender shares.

Subject to the Fund’s investment restriction with respect to borrowing, the Fund may incur debt to finance repurchases and tenders. See “Investment Restrictions.” If the Fund incurs debt to finance such repurchases and tenders, interest on any such borrowings will reduce the Fund’s net income. In addition, although the board believes that share repurchases and tenders generally would have a favorable effect on the market price of the Fund’s shares, the acquisition of shares by the Fund will decrease the total assets of the Fund and therefore would have the effect of increasing the Fund’s ratio of expenses to average net assets.

More generally, the use of leverage (borrowing money or issuing senior securities to purchase properties or securities) will cause the Fund to incur additional expenses and may significantly magnify losses in the event of underperformance of the assets purchased with borrowed money. In addition, a lender may terminate or refuse to renew any credit facility. If the Fund is unable to access additional credit, it may be forced to sell investments at inopportune times, which may further negatively impact the Fund’s performance.

In the event that the Fund engages in financial leveraging, the asset coverage requirements of the 1940 Act may restrict the Fund’s ability to engage in repurchases of its shares. With respect to senior securities consisting of debt, such requirements provide that no purchases of shares may be made by the Fund unless, at the time of the purchase, the senior securities consisting of debt have an asset coverage of at least 300% after deducting the amount of the purchase price. With respect to senior securities consisting of preferred stock, such requirements provide that no purchases of shares may be made by the Fund unless, at the time of the purchase, the senior securities consisting of preferred stock have an asset coverage of at least 200% after deducting the amount of the purchase price.

It is the directors’ announced policy, which may be changed by the directors, that the Fund cannot accept tenders or effect repurchases if (1) such transactions, if consummated, would (a) impair the Fund’s status as a regulated investment company under the Code (which would make the Fund a taxable entity, causing the Fund’s income to be taxed at the Fund level in addition to the taxation of stockholders who receive dividends from the Fund) or (b) result in a failure to comply with applicable asset coverage requirements; (2) the amount of securities tendered would require liquidation of such a substantial portion of the Fund’s securities that the Fund would not be able to liquidate portfolio securities in an orderly manner in light of the existing market conditions and such liquidation would have an adverse effect on the NAV of the Fund to the detriment of non-tendering stockholders; (3) there is any (a) in the board’s judgment, material legal action or proceeding instituted or threatened challenging such transactions or otherwise materially adversely affecting the Fund, (b) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States, (c) limitation affecting the Fund or the issuers of its portfolio securities imposed by federal or state authorities on the extension of credit by lending institutions, (d) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States, or (e) in the board’s judgment, other event or condition which would have a material adverse effect on the Fund or its holders of common stock if shares of common stock were repurchased; or (4) the board determines that effecting any such transaction would constitute a breach of their fiduciary duty owed the Fund or its stockholders. The directors may modify these conditions in light of experience.

Tender Offer Policy

The board of directors approved a self-tender offer policy (the “Self-Tender Policy”) beginning in 2020. Under the Self-Tender Policy, the Fund has undertaken to conduct a tender offer before October 31st after a fiscal year-end (June 30th) of 5% of outstanding shares of the Fund at 97.5% of NAV if the average discount was greater than 10% for the fiscal year just ended. The Self-Tender Policy was suspended by the Board as announced on June 5, 2020 due to the impacts of the COVID-19 pandemic on the Fund’s share price and securities markets generally. The Fund announced the reinstatement of the Self-Tender Policy on December 21, 2020 and extended the policy through June 30, 2024. The average discount was greater than 10% for the fiscal year ended June 30, 2023. However, because of the uncertainty regarding the timing of the Rights Offer, the Board modified the Self-Tender Policy to allow for the Fund to commence the tender offer within a reasonable periods of time following the conclusion of the Rights Offer.

Tender offers will generally be made to all shareholders of the Fund and will not be conditioned upon any minimum number of shares being tendered. If the number of shares properly tendered and not withdrawn prior to the termination of the offer is less than or equal to the amount of shares offered to be repurchased, the Fund will, upon the terms and subject to the conditions of the offer, purchase all shares so tendered. In general, if more shares are tendered than the amount of the offer and not withdrawn prior to the termination of the offer, the Fund will purchase a number of shares equal to the amount of the offer on a pro rata basis. Costs associated with tender offers will be charged against capital. During the period of a tender offer, the Fund’s stockholders will be able to determine the Fund’s current NAV by use of a toll-free telephone number.

Shares that have been accepted and purchased by the Fund pursuant to a tender offer or share repurchase will be held in the treasury until retired by direction of the board. Treasury shares will be recorded and reported as an offset to stockholder’ equity and, accordingly, will reduce the Fund’s total assets. If treasury shares are retired, common stock issued and outstanding and capital in excess of par will be reduced.

Because of the nature of the Fund’s investment objective and policies, if the Adviser anticipates that a share repurchase or tender offer might have an adverse effect on the Fund’s investment performance and anticipate any material difficulty disposing of portfolio securities in order to consummate such share repurchase or tender offer, the board would consider deferring the share repurchase or tender offer. If the Fund must liquidate portfolio securities in order to effect a share repurchase or tender offer, the Fund’s ability to achieve its investment objective may be adversely affected.

If the Fund must liquidate portfolio securities in order to purchase shares tendered, the Fund may realize gains and losses on securities that it may not otherwise wish to sell in the ordinary course of its portfolio management, which may adversely affect the Fund’s yield. The portfolio turnover rate of the Fund may or may not be affected by the Fund’s repurchases of shares pursuant to a tender offer.

The Fund believes that these repurchase offers are generally beneficial to the Fund’s Shareholders, and generally are funded from available cash or sales of portfolio securities. However, the repurchase of Shares by the Fund decreases the assets of the Fund and, therefore, may have the effect of increasing the Fund’s expense ratio. In addition, portfolio transactions by the Fund to fund repurchase offers may increase portfolio turnover of the Fund. High portfolio turnover may result in the realization of net short-term capital gains by the Fund which, when distributed to the Fund and, ultimately, shareholders, will be taxable as ordinary income. In addition, a higher portfolio turnover rate results in correspondingly greater brokerage commissions and other transactional and custodial expenses that are borne by the Fund.

A shareholder’s tender of all or a part of its Shares for cash pursuant to a tender or repurchase will be a taxable transaction for federal income tax purposes. In certain circumstances, a shareholder will be treated as having received a dividend taxable as ordinary income in an amount equal to the entire amount of cash received by the shareholder for its Shares pursuant to the tender offer or repurchase offer.

In the exercise of its business judgement, in determining whether to undertake a tender offer, the Board of will generally consider, to the extent known at the time, the timing and procedures associated with a proposed tender offer, including when and how the purchase price will be determined, and how the Fund will fund the tender offer. The Board may consider all other information that it deems relevant in the exercise of its fiduciary duty.

These tender offers may be commenced or suspended at any time or from time to time without any notice. On May 31, 2020, in light of the effects of the COVID-19 pandemic on global economies and stock markets and the resulting volatility in stock prices, the Board initiated a temporary suspension of the Fund’s Self-Tender Policy. The Board may in the future determine to suspend the tender offer policy in light of prevailing economic conditions, heightened volatility in the financial markets, or other factors that the Board determines to be relevant in the exercise of its fiduciary duty.

Certain Provisions of Articles of Incorporation and Bylaws

The Fund presently has provisions in its Articles of Incorporation and Bylaws (together, the “Charter Documents”) that could have the effect of limiting (i) the ability of other entities or persons to acquire control of the Fund, (ii) the Fund’s freedom to engage in certain transactions or (iii) the ability of the Fund’s directors or stockholders to amend the Charter Documents or effect changes in the Fund’s management. The Charter Documents also contain provisions which would inhibit any conversion to an open-end investment company. The provisions of the Charter Documents may be regarded as “anti-takeover” provisions.

The board is divided into three classes. The term of office of the first class expired on the date of the second annual meeting of stockholders, the term of office of the second class expired on the date of the third annual meeting of stockholders and the term of office of the third class expired on the date of the fourth annual meeting of stockholders, etc. Upon the expiration of the term of office of each class as set forth above, the directors in such class will be elected for a term of three years to succeed the directors whose terms of office expired. Accordingly, only those directors in one class may be changed in any one year, and such classification may prevent replacement of a majority of the board for up to a two-year period (although under Maryland law procedures are available for the removal of directors even if they are not then standing for re-election, and under SEC regulations, procedures are available for including stockholder proposals in the annual proxy statement). Such system of electing directors is intended to have the effect of maintaining the continuity of management and, thus, make it more difficult for the Fund’s stockholders to change the majority of the directors. A director may be removed from office only by a vote of at least 75% of the outstanding shares of the Fund entitled to vote for the election of directors.

Under the Fund’s Articles of Incorporation, a vote of 75% (which is higher than that required under Maryland law or the 1940 Act) of the outstanding shares of common stock of the Fund is required to authorize (i) any merger or consolidation of the Fund with or into any other corporation; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of the Fund having an aggregate fair market value of $1,000,000 or more (other than in the regular course of its investment activities); and (iii) any amendment to the Articles of Incorporation of the Fund which converts the Fund to an open-end investment company. Any amendment to the Articles of Incorporation of the Fund which reduces the 75% vote required to authorize the enumerated actions also must be approved by vote of the holders of 75% of the outstanding shares of common stock. If any of the foregoing actions is approved by a vote of two-thirds of the directors who have served on the board for a period of at least 12 months, however, the affirmative vote of the holders of a majority of the Fund’s outstanding common stock will be sufficient to approve such actions.

The provisions of the Charter Documents described above could have the effect of depriving the owners of shares of opportunities to sell their shares at a premium over prevailing market prices by discouraging a third party from seeking to obtain control of the Fund in a tender offer or similar transaction. The overall effect of these provisions is to render more difficult the accomplishment of a merger or the assumption of control by a principal stockholder. However, they provide the advantage of potentially requiring persons seeking control of the Fund to negotiate with its management regarding the price to be paid and facilitating continuity of the Fund’s management, objective and policies. The board of the Fund has considered the foregoing provisions and concluded that they are in the best interests of the Fund and its stockholders.

Subscription Rights

We may issue subscription rights to holders of our common shares to purchase common shares. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with a subscription rights offering to holders of our common shares, we would distribute certificates evidencing the subscription rights and a prospectus supplement to our common stockholders as of the record date that we set for determining the stockholders eligible to receive subscription rights in such subscription rights offering.

The applicable prospectus supplement would describe the following terms of subscription rights in respect of which this prospectus is being delivered:

•the period of time the offering would remain open (which will be open a minimum number of days such that all record holders would be eligible to participate in the offering and will not be open longer than 120 days);

•the title of such subscription rights;

•the exercise price for such subscription rights (or method of calculation thereof);

•the number of such subscription rights issued in respect of each common or preferred share;

•the number of rights required to purchase a single common or preferred share;

•the extent to which such subscription rights are transferable and the market on which they may be traded if they are transferable;

•if applicable, a discussion of the material U.S. federal income tax considerations applicable to the issuance or exercise of such subscription rights;

•the date on which the right to exercise such subscription rights will commence, and the date on which such right will expire (subject to any extension);

•the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities and the terms of such over-subscription privilege;

•any termination right we may have in connection with such subscription rights offering; and

•any other terms of such subscription rights, including exercise, settlement and other procedures and limitations relating to the transfer and exercise of such subscription rights.

Each subscription right would entitle the holder of the subscription right to purchase for cash such number of shares at such exercise price as in each case is set forth in, or be determinable as set forth in the prospectus supplement relating to the subscription rights offered thereby. Subscription rights would be exercisable at any time up to the close of business on the expiration date for such subscription rights set forth in the prospectus supplement. After the close time on the expiration date, all unexercised subscription rights would become void.

Upon expiration of the rights offering and the receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement we would issue, as soon as practicable, the shares purchased as a result of such exercise. To the extent permissible under applicable law, we may determine to offer any unsubscribed offered securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, as set forth in the applicable prospectus supplement.

MANAGED DISTRIBUTION POLICY

Effective August 6, 2019, the Fund initiated a fixed, quarterly distribution to stockholders (the “Managed Distribution Policy”). The primary purpose of the Managed Distribution Policy is to provide stockholders with a constant, but not guaranteed, fixed minimum rate of distribution each quarter (currently set at 15% of the Fund’s NAV as determined on June 30, 2022 payable in quarterly installments). The Fund’s Board has authorized an extension of the Managed Distribution Policy for fiscal year 2023 pursuant to which the Fund will provide stockholders with a constant, but not guaranteed, fixed minimum rate of distribution each quarter set at 15% of the Fund’s NAV determined on June 30, 2023. However, the Board has indefinitely suspended the Managed Distribution Policy. The Board may reinstate the Managed Distribution Policy at a future date at the Board’s sole discretion.

DIVIDENDS AND DISTRIBUTIONS; DIVIDEND REINVESTMENT PLAN

Dividends and Distributions

The Fund currently intends to distribute to stockholders, in conformity with its Managed Distribution Policy, and at least annually at such time so as to avoid imposition of excise taxes, substantially all of its investment company taxable income (i.e. net investment income and any net short-term capital gains less expenses). Net investment income for this purpose is income other than realized net capital gain (i.e. the extent of net long-term capital gains over net short-term capital losses).

The Fund’s current policy is to comply with the provisions of the Code that are applicable to regulated investment companies and to distribute all its taxable income to its stockholders. Under these provisions, the Fund is not subject to federal income tax on its taxable income and no federal tax provision is required.

Dividend Reinvestment Plan

Registered stockholders of shares of common stock of the Fund will automatically be enrolled (“Participants”) in the Fund’s Dividend Reinvestment Plan (the “Plan”). The Board of Directors of the Fund suspends the dividend reinvestment plan for each quarterly distribution, in connection with the Fund’s cash or stock distribution pursuant to the Managed Distribution Plan. The dividend reinvestment plan was previously suspended for the quarterly distributions paid on June 30, 2023, March 31, 2023, December 30, 2022, September 30, 2022, and June 30, 2022, in connection with stock or cash distributions made on such dates. The Board of Directors may suspend the dividend reinvestment plan in connection with future cash or stock distributions, and any such suspension will be announced to shareholders via press release. The terms and conditions of the Plan are as follows:

1.Equiniti Trust Company, LLC (the “Agent”) will act as agent for each Participant. The Agent will open an account for each registered stockholder as a Participant under the Plan in the same name in which such Participant’s shares of common stock are registered.

2.CASH OPTION. Pursuant to the Fund’s Plan, unless a holder of common stock otherwise elects, all dividend and capital gains distributions (“Distributions”) will be automatically reinvested by the Agent in additional common stock of the Fund. Stockholders who elect not to participate in the Plan will receive all distributions in cash paid by check mailed directly to the stockholder of record (or, if the shares are held in street or other nominee name then to such nominee) by the Agent, as dividend paying agent. Stockholders and Participants may elect not to participate in the Plan and to receive all distributions of dividends and capital gains in cash by sending written instructions to the Agent, as dividend paying agent, at the address set forth below.

3.MARKET PREMIUM ISSUANCES. If on the payment date for a Distribution, the NAV per share of common stock is equal to or less than the market price per common stock plus estimated brokerage commissions, the Agent shall receive newly issued common stock (“Additional Common Stock”) from the Fund for each Participant’s account. The number of Additional Common Stock to be credited shall be determined by dividing the dollar amount of the Distribution by the greater of (i) the NAV per share of common stock on the payment date, or (ii) 92% of the market price per share of common stock on the payment date.

4.MARKET DISCOUNT PURCHASES. If the NAV per share of common stock exceeds the market price plus estimated brokerage commissions on the payment date for a Distribution, the Agent (or a broker-dealer selected by the Agent) shall endeavor to apply the amount of such Distribution on each Participant’s common stock to purchase common stock on the open market. In the event of a market discount on the payment date, the Agent will have 30 days after the dividend payment date (the “last purchase date”) to invest the dividend amount in shares acquired in open-market purchases. The weighted average price (including brokerage commissions) of all common stock purchased by the Agent as Agent shall be the price per common stock allocable to each Participant. If, before the Agent has completed its purchases, the market price plus estimated brokerage commissions exceeds the NAV of the common stock as of the payment date, the purchase price paid by Agent may exceed the NAV of the common stock, resulting in the acquisition of fewer common stock than if such Distribution had been paid in common stock issued by the Fund. Because of the foregoing difficulty with respect to open-market purchases, the Plan provides that if the Plan Agent is unable to invest the full dividend amount in open-market purchases during the purchase period or if the market discount shifts to a market premium during the purchase period, the Plan Agent may cease making open-market purchases and may invest the uninvested portion of the dividend amount in newly issued common stock at the NAV per share of common stock at the close of business on the last purchase date. Participants should note that they will not be able to instruct the Agent to purchase common stock at a specific time or at a specific price. Open-market purchases may be made on any securities exchange where common stock are traded, in the over-the-counter market or in negotiated transactions, and may be on such terms as to price, delivery and otherwise as the Agent shall determine. Each Participant’s uninvested funds held by the Agent will not bear interest. The Agent shall have no liability in connection with any inability to purchase common stock within the time provided, or with the timing of any purchases effected. The Agent shall have no responsibility for the value of common stock acquired. The Agent may commingle Participants’ funds to be used for open-market purchases of the Fund’s shares and the price per share allocable to each Participant in connection with such purchases shall be the average price (including brokerage commissions and other related costs) of all Fund shares purchased by Agent. The rules and regulations of the SEC may require the Agent to limit the Agent’s market purchases or temporarily cease making market purchases for Participants.

5.The market price of common stock on a particular date shall be the last sales price on the securities exchange where the common stock are listed on that date (currently the NASDAQ Capital Market)(the “Exchange”), or, if there is no sale on the Exchange on that date, then the average between the closing bid and asked quotations on the Exchange on such date will be used. The NAV per share of common stock on, a particular date shall be the amount calculated on that date (or if not calculated on such date, the amount most recently calculated) by or on behalf of the Fund.

6.Whenever the Agent receives or purchases shares or fractional interests for a Participant’s account, the Agent will send such Participant a notification of the transaction as soon as practicable. The Agent will hold such shares and fractional interests as such Participant’s agent and may hold them in the Agent’s name or the name of the Agent’s nominee. The Agent will not send a Participant stock certificates for shares unless a Participants so requests in writing or unless a Participant’s account is terminated as stated below. The Agent will vote any shares so held for a Participant in accordance with any proxy returned to the Fund by such Participant in respect of the shares of which such Participant is the record holder.

7.There is presently no service charge for the Agent serving as Participants’ agent and maintaining Participants’ accounts. The Agent may, however, charge Participants for extra services performed at their request. The Plan may be amended in the future to impose a service charge. In acting as Participants’ agent under the Plan, the Agent shall be liable only for acts, omissions, losses, damages or expenses caused by the Agent’s willful misconduct or gross negligence. In addition, the Agent shall not be liable for any taxes, assessments or governmental charges which may be levied or assessed on any basis whatsoever in connection with the administration of the Plan.

8.The Agent may hold each Participant’s common stock acquired pursuant to the Plan together with the common stock of other stockholders of the Fund acquired pursuant to the Plan in non-certificated form in the Agent’s name or that of the Agent’s nominee. Each Participant will be sent a confirmation by the Agent of each acquisition made for his or her account as soon as practicable, but in no event later than 60 days, after the date thereof. Upon a Participant’s request, the Agent will deliver to the Participant, without charge, a certificate or certificates for the full common stock. Although each Participant may from time to time have an undivided fractional interest in a common share of the Fund, no certificates for a fractional share will be issued. Similarly, Participants may request to sell a portion of the common stock held by the Agent in their Plan accounts by calling the Agent, writing to the Agent, or completing and returning the transaction form attached to each Plan statement. The Agent will sell such common stock through a broker-dealer selected by the Agent within 5 business days of receipt of the request. The sale price will equal the weighted average price of all common stock sold through the Plan on the day of the sale, less brokerage commissions. Participants should note that the Agent is unable to accept instructions to sell on a specific date or at a specific price. Any share dividends or split shares distributed by the Fund on common stock held by the Agent for Participants will be credited to their accounts. In the event that the Fund makes available to its stockholders rights to purchase additional common stock, the common stock held for each Participant under the Plan will be added to other common stock held by the Participant in calculating the number of rights to be issued to each Participant.

If a Participant holds more than one common stock Certificate registered in similar but not identical names or if more than one address is shown for a Participant on the Fund’s records, all of such Participant’s shares of common stock must be put into the same name and address if all of them are to be covered by one account. Additional shares subsequently acquired by a Participant otherwise than through the Plan will be covered by the Plan.

9.The reinvestment of Distributions does not relieve Participants of any federal, state or local taxes which may be payable (or required to be withheld on Distributions.) Participants will receive tax information annually for their personal records and to help them prepare their federal income tax return. For further information as to tax consequences of participation in the Plan, Participants should consult with their own tax advisors.

10.Each registered Participant may terminate his or her account under the Plan by calling the Agent at (877) 283-0317. Such termination will be effective with respect to a particular Distribution if the Participant’s notice is received by the Agent prior to such Distribution record date. The Plan may be terminated by the Agent or the Fund upon notice in writing mailed to each Participant at least 60 days prior to the effective date of the termination. Upon any termination, the Agent will cause a certificate or certificates to be issued for the full shares held for each Participant under the Plan and cash adjustment for any fraction of a common share at the then current market value of the common shares to be delivered to him. If preferred, a Participant may request the sale of all of the common shares held by the Agent in his or her Plan account in order to terminate participation in the Plan. If any Participant elects in advance of such termination to have Agent sell part or all of his or her shares, Agent is authorized to deduct from the proceeds the brokerage commissions incurred for the transaction. If a Participant has terminated his or her participation in the Plan but continues to have common shares registered in his or her name, he or she may re-enroll in the Plan at any time by notifying the Agent in writing at the address above.

11.These terms and conditions may be amended by the Agent or the Fund at any time but, except when necessary or appropriate to comply with applicable law or the rules or policies of the SEC or any other regulatory authority, only by mailing to each Participant appropriate written notice at least 30 days prior to the effective date thereof. The amendment shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, the Agent receives notice of the termination of the Participant’s account under the Plan. Any such amendment may include an appointment by the Agent of a successor Agent, subject to the prior written approval of the successor Agent by the Fund.

12.These terms and conditions shall be governed by the laws of the State of Maryland.

TAXATION

The following summary reflects the existing provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and other relevant federal income tax authorities as of the date of this prospectus and is subject to any subsequent changes therein. The federal income tax consequences described below are merely statements of general tax principles. The following discussion summarizes certain material U.S. federal income tax considerations affecting the Fund and its U.S. stockholders. This discussion is for general information only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to owners of common stock or subscription rights. Therefore, the summary discussion that follows may not be considered to be individual tax advice and may not be relied upon by any owner of common stock or subscription rights. The summary is based upon current provisions of the Code, applicable U.S. Treasury Regulations promulgated thereunder (the “Regulations”), and administrative and judicial interpretations thereof, all of which are subject to change, which change could be retroactive, and may affect the conclusions expressed herein. The summary applies only to U.S. stockholders in whose hands subscription rights and common stock are capital assets within the meaning of Section 1221 of the Code, and may not apply to certain types of owners of common stock or subscription rights in the Fund, including, but not limited to insurance companies, tax-exempt organizations, U.S. stockholders holding the Fund’s shares through tax-advantaged accounts (such as an individual retirement account (an “IRA”), a 401(k) plan account, or other qualified retirement account), financial institutions, pass-through entities, broker-dealers, non-U.S. stockholders, U.S. stockholders holding subscription rights or common stock as part of a hedge, straddle or conversion transaction, and U.S. stockholders who are subject to the alternative minimum tax. Persons who may be subject to tax in more than one country should consult the provisions of any applicable tax treaty to determine the potential tax consequences to them.

A “U.S. stockholder” is for U.S. federal income tax purposes generally: (i) a citizen or individual resident of the United States; (ii) a corporation or other entity treated as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof; (iii) a trust if a court within the United States is asked to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantive decisions of the trust (or a trust which has made a valid election to be treated as a U.S. trust); or (iv) an estate, the income of which is subject to U.S. federal income taxation regardless of its source. A “non-U.S. stockholder” generally is any person or entity that is not a U.S. stockholder.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds shares of the Fund’s common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A prospective stockholder that is a partner of a partnership holding shares of the Fund’s common stock should consult his, her or its tax advisers with respect to the purchase, ownership and disposition of shares of the Fund’s common stock.

The Fund has not requested and will not request an advance ruling from the Internal Revenue Service (the “IRS”) as to the federal income tax matters described below. The IRS could adopt positions contrary to those discussed below and such positions could be sustained. In addition, the following discussion applicable to U.S. stockholders of the Fund addresses only some of the federal income tax considerations generally affecting investments in the Fund.

IN VIEW OF THE INDIVIDUAL NATURE OF TAX CONSEQUENCES TO A STOCKHOLDER, EACH STOCKHOLDER IS ADVISED TO CONSULT THE STOCKHOLDER’S OWN TAX ADVISER WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF BEING A STOCKHOLDER OF THE FUND, INCLUDING THE EFFECT AND APPLICABILITY OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES THEREIN.

Federal Taxation of the Fund and its Distributions

The Fund has elected and intends to continue to qualify annually to be treated as a regulated investment company under the Code. To qualify as a regulated investment company, the Fund must, among other things: (a) derive at least 90% of its gross income for each taxable year from (i) dividends, interest, payments with respect to securities loans and gains from the sale or other disposition of stock, securities or foreign currencies, or other income (including but not limited to gains from options, futures and forward contracts) derived with respect to its business of investing in such stock, securities or currencies, and (ii) net income from certain qualified publicly traded partnerships (together with (i), the “Qualifying Income Requirement”); and (b) diversify its holdings so that, at the close of each quarter of the taxable year: (i) at least 50% of the value of its assets is comprised of cash, cash items (including receivables), U.S. government securities, securities of other regulated investment companies and other securities, with those other securities limited, in respect of any one issuer, to an amount that does not exceed 5% of the value of its total assets and that does not represent more than 10% of the outstanding voting securities of such issuer; and (ii) not more than 25% of the value of its assets is invested in the securities (other than U.S. government securities or securities of other regulated investment companies) of any one issuer or the securities (other than the securities of other regulated investment companies) of two or more issuers controlled by it and engaged in the same, similar or related trades or businesses, or one or more “qualified publicly traded partnerships” (together with (i), the “Diversification Requirement”).

The Treasury Department is authorized to promulgate regulations under which gains from foreign currencies (and options, futures, and forward contracts on foreign currency) would constitute qualifying income for purposes of the Qualifying Income Requirement only if such gains are directly related to the principal business of the Fund in investing in stock or securities or options and futures with respect to stock or securities. To date, no such regulations have been issued.

As a regulated investment company, the Fund (but not its stockholders) generally will not be subject to U.S. federal income tax on the portion of its income and capital gains that it distributes to its stockholders in any taxable year for which it distributes, in compliance with the Code’s timing and other requirements the sum of (i) at least 90% of its investment company taxable income (which includes dividends, taxable interest, taxable original issue discount income, market discount income, income from securities lending, net short-term capital gain in excess of net long-term capital loss, certain net realized foreign currency exchange gains, and any other taxable income other than “net capital gain” as defined below and is reduced by deductible expenses all determined without regard to any deduction for dividends paid); and (ii) 90% of its tax-exempt interest, if any, net of certain expenses allocable thereto (“net tax-exempt interest”). The Fund may retain for investment all or a portion of its “net capital gain” (i.e., the excess of its net long-term capital gain over its net short-term capital loss). If the Fund retains any investment company taxable income or net capital gain, it will be subject to tax at regular corporate rates on the amount retained. The Fund currently intends to distribute to its stockholders, at least annually, substantially all of its investment company taxable income, as computed for U.S. federal income tax purposes. If the Fund retains any net capital gain, it may designate the retained amount as undistributed net capital gain in a notice to its stockholders, who will be (i) required to include in income for federal income tax purposes, as long-term capital gain, their shares of such undistributed amount; and (ii) entitled to credit their proportionate shares of tax paid by the Fund against their federal income tax liabilities, if any, and to claim refunds to the extent the credit exceeds such liabilities. For federal income tax purposes, the tax basis of the shares owned by a stockholder of the Fund will be increased by the amount of undistributed net capital gain included in the stockholder’s gross income and decreased by the federal income tax paid by the Fund on that amount of capital gain.

In general, for purposes of the Qualifying Income Requirement described above, income derived from a partnership will be treated as qualifying income only to the extent such income is attributable to items of income of the partnership which would be qualifying income if realized directly by the regulated investment company. However, all of the net income of a regulated investment company derived from an interest in a qualified publicly traded partnership (defined as a partnership (x) the interests in which are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof, and (y) that derives less than 90% of its income from the qualifying income described in clause (i) of the Qualifying Income Requirement described above) will be treated as qualifying income. In general, such entities will be treated as partnerships for federal income tax purposes if they meet the passive income requirement under Section 7704(c)(2) of the Code. In addition, although in general the passive loss rules of the Code do not apply to regulated investment companies, such rules do apply to a regulated investment company with respect to items attributable to an interest in a qualified publicly traded partnership. For purposes of the Diversification Requirement described above, the term “outstanding voting securities of such issuer” will include the equity securities of a qualified publicly traded partnership. The transferee of a partnership interest generally is required to withhold 10% of the amount realized on the sale or exchange of a partnership interest after December 31, 2017, unless the transferor certifies it is not a foreign person or meets other certification requirements. This rule only applies to transfers of interests in publicly traded partnerships occurring after January 1, 2023.

If the Fund fails to satisfy the Qualifying Income Requirement or the Diversification Requirement in any taxable year, it may be eligible for relief provisions if the failures are due to reasonable cause and not willful neglect and if a penalty tax is paid with respect to each failure to satisfy the applicable requirements. Additionally, relief is provided for certain de minimis failures to satisfy the Diversification Requirements where the Fund corrects the failure within a specified period of time. If the applicable relief provisions are not available or cannot be met, the Fund will fail to qualify as a regulated investment company and will be subject to tax in the same manner as an ordinary corporation subject to tax at a flat rate of 21% and all distributions from earnings and profits (as determined under U.S. federal income tax principles) to its stockholders will be taxable as ordinary dividend income eligible for the dividends-received deduction for corporate stockholders and taxable at the long-term capital gains tax rate taxable on a graduated basis with a maximum tax rate of 20% for non-corporate U.S. stockholders. In addition, certain U.S. stockholders will be subject to a 3.8% tax with respect to their net investment income, which includes capital gains and dividends.

If the Fund fails to distribute by December 31 of each calendar year an amount equal to the sum of (1) at least 98% of its taxable ordinary income (excluding capital gains and losses) for such year, (2) at least 98.2% of the excess of its capital gains over its capital losses (as adjusted for certain ordinary losses) for the twelve month period ending on October 31 of such year), and (3) all taxable ordinary income and the excess of capital gains over capital losses for the prior year that were not distributed during such year and on which it did not pay federal income tax, the Fund will be subject to a nondeductible 4% excise tax (the “Excise Tax”) on the undistributed amounts. A distribution will be treated as paid on December 31 of the calendar year if it is declared by the Fund in October, November, or December of that year to stockholders of record on a date in such month and paid by it during January of the following year. Such distributions will be taxable to stockholders (other than those not subject to federal income tax) in the calendar year in which the distributions are declared, rather than the calendar year in which the distributions are received. The Fund intends to actually distribute or be deemed to have distributed substantially all of its net income and gain, if any, by the end of each calendar year in compliance with these requirements so that it will generally not be required to pay the Excise Tax. The Fund may, in certain circumstances, be required to liquidate its investments in order to make sufficient distributions to avoid Excise Tax liability at a time when an investment adviser might not otherwise have chosen to do so. Liquidation of investments in such circumstances may affect the ability of the Fund to satisfy the requirements for qualification as a regulated investment company. Moreover, if the Fund utilizes leverage through borrowings, it may be restricted by loan covenants with respect to the declaration and payment of dividends in certain circumstances. Limits on the Fund’s payment of dividends may prevent the Fund from distributing at least 90% of its net income and may therefore jeopardize the Fund’s qualification for taxation as a regulated investment company and/or may subject the Fund to the nondeductible 4% federal excise tax. The Fund will endeavor to avoid restrictions on its ability to make dividend payments. However, no assurances can be given that the Fund will not be subject to the Excise Tax and, in fact, in certain instances if warranted, the Fund may choose to pay the Excise Tax as opposed to making an additional distribution.

For losses arising from tax years beginning before December 22, 2010, the Fund is permitted to carry forward a net capital loss from any year to offset its capital gains, if any, realized during the eight years following the year of the loss and such capital loss carryforward is treated as a short-term capital loss in the year to which it is carried. For capital losses realized with respect to tax years of the Fund beginning after December 22, 2010, such Fund may carry capital losses forward indefinitely. For capital losses realized in taxable years beginning after December 22, 2010, the excess of the Fund’s net short-term capital losses over its net long-term capital gain is treated as short-term capital losses arising on the first day of the Fund’s next taxable year and the excess of the Fund’s net long-term capital losses over its net short-term capital gain is treated as long-term capital losses arising on the first day of the Fund’s net taxable year. If future capital gains are offset by carried forward capital losses, such future capital gains are not subject to Fund-level federal income taxation, regardless of whether they are distributed to stockholders. The Fund cannot carry back or carry forward any net operating losses.

Gain or loss on the sales of securities by the Fund will generally be long-term capital gain or loss if the securities have been held by the Fund for more than one year. Gain or loss on the sale of securities held for one year or less will be short-term capital gain or loss.

The Fund’s investment in so-called “Section 1256 contracts,” such as regulated futures contracts, certain foreign currency contracts, options on most stock indices and any listed non-equity options, are subject to special tax rules. Any such Section 1256 contracts held by the Fund at the end of its taxable year are required to be marked to their market value, and any unrealized gain or loss on those positions will be included in the Fund’s income as if each position had been sold for its fair market value at the end of the taxable year. The resulting gain or loss will be combined with any gain or loss realized by the Fund from positions in Section 1256 contracts closed during the taxable year. Provided such positions are held as capital assets and are not part of a “hedging transaction” nor part of a “straddle,” 60% of the resulting net gain or loss will be treated as long-term capital gain or loss, and 40% of such net gain or loss will be treated as short-term capital gain or loss, regardless of the period of time the positions were actually held by the Fund.

Certain of the Fund’s investment practices are subject to special and complex U.S. federal income tax provisions that may, among other things, (i) disallow, suspend or otherwise limit the allowance of certain losses or deductions, including the dividends received deduction, (ii) convert lower taxed long-term capital gains and qualified dividend income into higher taxed short-term capital gains or ordinary income, (iii) convert ordinary loss or a deduction into capital loss (the deductibility of which is more limited), (iv) cause the Fund to recognize income or gain without a corresponding receipt of cash making it difficult to satisfy the investment income distribution requirements, (v) adversely affect the time as to when a purchase or sale of stock or securities is deemed to occur, (vi) adversely alter the characterization of certain complex financial transactions and (vii) produce income that will not qualify as good income for purposes of the Qualifying Income Requirement described above. The Fund monitors its transactions and may make certain tax elections and may be required to borrow money or dispose of securities to mitigate the effect of these rules and prevent disqualification of the Fund as a regulated investment company.

Income received by the Fund from sources within foreign countries may be subject to foreign withholding and other taxes. Tax conventions between certain countries and the United States may reduce or eliminate such taxes. If more than 50% of the Fund’s total assets at the close of any taxable year consist of stock or securities of foreign corporations and it meets the distribution requirements described above, the Fund may file an election (the “pass-through election”) with the IRS pursuant to which stockholders of it would be required to (i) include in gross income (in addition to taxable dividends actually received) their pro rata shares of foreign income taxes paid by it even though not actually received by such stockholders; and (ii) treat such respective pro rata portions as foreign income taxes paid by them. The Fund will furnish its stockholders with a written statement providing the amount of foreign taxes paid by it that will “pass-through” for the year, if any. Generally, a credit for foreign taxes is subject to the limitation that it may not exceed the stockholder’s U.S. tax attributable to his or her total foreign source taxable income. For this purpose, if the pass-through election is made, the source of the Fund’s income will flow through to stockholders. The limitation on the foreign tax credit is applied separately to foreign source passive income, and to certain other types of income. Stockholders may be unable to claim a credit for the full amount of their proportionate share of the foreign taxes paid by the Fund. Various limitations, including a minimum holding period requirement, apply to limit the credit and deduction for foreign taxes for purposes of regular federal tax and alternative minimum tax. In addition, a stockholder of the Fund may not be able to use foreign tax credits passed through by the Fund if the Fund’s shares are loaned pursuant to a securities lending agreement.

The Fund may invest in a non-U.S. corporation, which could be treated as a passive foreign investment company (a “PFIC”) or become a PFIC under the Code. A PFIC is generally defined as a foreign corporation that meets either of the following tests: (1) at least 75% of its gross income for its taxable year is income from passive sources (such as interest, dividends, certain rents and royalties, or capital gains); or (2) an average of at least 50% of its assets produce, or are held for the production of, such passive income. If the Fund acquires any equity interest in a PFIC, the Fund could be subject to federal income tax and interest charges on “excess distributions” received with respect to such PFIC stock or on any gain from the sale of such PFIC stock (collectively “PFIC income”), plus interest thereon even if the Fund distributes the PFIC income as a taxable dividend to its stockholders. The balance of the PFIC income will be included in the Fund’s investment company taxable income and, accordingly, will not be taxable to it to the extent it distributes that income to its stockholders. The Fund’s distributions of PFIC income, if any, will be taxable as ordinary income even though, absent the application of the PFIC rules, some portion of the distributions may have been classified as capital gain.

The Fund will not be permitted to pass through to its stockholders any credit or deduction for taxes and interest charges incurred with respect to a PFIC. Payment of this tax would therefore reduce the Fund’s economic return from its investment in PFIC shares. To the extent the Fund invests in a PFIC, it may elect to treat the PFIC as a “qualified electing fund” (“QEF”), then instead of the tax and interest obligation described above on excess distributions, the Fund would be required to include in income each taxable year its pro rata share of the QEF’s annual ordinary earnings and net capital gain. As a result of a QEF election, the Fund would likely have to distribute to its stockholders an amount equal to the QEF’s annual ordinary earnings and net capital gain to satisfy the Code’s minimum distribution requirement described herein and avoid imposition of the Excise Tax even if the QEF did not distribute those earnings and gain to the Fund. In most instances it will be very difficult, if not impossible, to make this election because of certain requirements in making the election. The Fund may elect to “mark-to-market” its stock in any PFIC. “Marking-to-market,” in this context, means including in ordinary income each taxable year the excess, if any, of the fair market value of the PFIC stock over the Fund’s adjusted basis therein as of the end of that year. Pursuant to the election, the Fund also may deduct (as an ordinary, not capital, loss) the excess, if any, of its adjusted basis in the PFIC stock over the fair market value thereof as of the taxable year-end, but only to the extent of any net mark-to-

market gains with respect to that stock it included in income for prior taxable years under the election. The Fund’s adjusted basis in its PFIC stock subject to the election would be adjusted to reflect the amounts of income included and deductions taken thereunder. In either case, the Fund may be required to recognize taxable income or gain without the concurrent receipt of cash.

Gains or losses attributable to fluctuations in exchange rates between the time the Fund accrues income or receivables or expenses or other liabilities denominated in a foreign currency and the time the Fund actually collects such income or receivables or pays such liabilities are generally treated as ordinary income or loss. Foreign currency gains and losses realized by the Fund in connection with certain transactions involving foreign currency-denominated debt instruments, certain options, futures contracts, forward contracts, and similar instruments relating to foreign currency, foreign currencies, and foreign currency-denominated payables and receivables are subject to Section 988 of the IRC, which causes such gains and losses to be treated as ordinary income or loss and may affect the amount and timing of recognition of the Fund’s income. In some cases elections may be available that would alter this treatment, but such elections could be detrimental to the Fund by creating current recognition of income without the concurrent recognition of cash. If a foreign currency loss treated as an ordinary loss under Section 988 were to exceed the Fund’s investment company taxable income (computed without regard to such loss) for a taxable year the resulting loss would not be deductible by it or its shareholders in future years. The foreign currency income or loss will also increase or decrease the Fund’s investment company income distributable to its shareholders.

Distributions paid out of the Fund’s current and accumulated earnings and profits (as determined at the end of the year), whether reinvested in additional shares or paid in cash, are generally taxable and must be reported by each stockholder who is required to file a federal income tax return. Distributions in excess of the Fund’s current and accumulated earnings and profits, as computed for federal income tax purposes, will first be treated as a return of capital up to the amount of a stockholder’s tax basis in his or her Fund shares and then as capital gain.

For federal income tax purposes, distributions of investment company taxable income are generally taxable as ordinary income, and distributions of gains from the sale of investments that the Fund owned for one year or less will be taxable as ordinary income. Distributions designated by the Fund as “capital gain dividends” (distributions from the excess of net long-term capital gain over short-term capital losses) will be taxable to stockholders as long-term capital gain regardless of the length of time they have held their shares of the Fund. Such dividends do not qualify as dividends for purposes of the dividends received deduction described below.

Non-corporate stockholders of the Fund may be eligible for the long-term capital gain tax rate applicable to distributions of “qualified dividend income” received by such non-corporate stockholders. The Fund’s distribution will be treated as qualified dividend income and therefore eligible for the long-term capital gains tax rate to the extent that it receives dividend income from taxable domestic corporations and certain qualified foreign corporations, provided that certain holding periods and other requirements are met. For example, if the Fund’s shares are loaned pursuant to a securities lending arrangement, dividends paid while the shares are held by the borrower may not be qualified dividend income and may not qualify for the dividends received deduction. Currently, the maximum long-term capital gain tax rate for individual U.S. stockholders is 20%. Corporate stockholders of the Fund will be subject to tax on distributions of qualified dividend income at a flat rate of 21%. Generally, corporate stockholders will not be eligible for the dividends received deduction because the Fund’s income will not consist of qualified dividend income.

Under current law, a 3.8% Medicare contribution tax on net investment income including interest (excluding, tax-exempt interest), dividends, and capital gains of U.S. individuals with income exceeding $200,000 ($250,000 if married and filing jointly) and of estates and trusts.

The Fund will furnish a statement to stockholders providing the federal income tax status of its dividends and distributions including the portion of such dividends, if any, that qualifies as long-term capital gain.

Different tax treatment, including penalties on certain excess contributions and deferrals, certain pre-retirement and post-retirement distributions, and certain prohibited transactions, is accorded to accounts maintained as qualified retirement plans. Stockholders are urged and advised to consult their own tax advisers for more information.

The Fund may retain for investment its net capital gain. However, if the Fund retains any net capital gain or any investment company taxable income, it will be subject to a tax of 21% of such amount. If the Fund retains any net capital gain, it expects to designate the retained amount as undistributed capital gains in a notice to its stockholders, each of whom, if subject to U.S. federal income tax on long-term capital gains, (i) will be required to include in income for U.S. federal income tax purposes its share of such undistributed long-term capital gain, (ii) will be entitled to credit its proportionate share of the tax paid by the Fund against their U.S. federal income tax liability, if any, and to claim refunds to the extent that the credit exceeds such liability and (iii) will increase its tax basis in its common shares for the Fund by an amount equal to 79% of the amount of undistributed capital gain included in such stockholder’s gross income.

The Fund’s income will be increased or decreased by the amount of foreign currency gains or losses realized by the Fund in connection with the disposition of foreign currency-denominated debt securities as well as changes in foreign exchange rates between the time the Fund accrues a receivable (typically, dividends, interest and payments for securities sold) or payable (typically, expenses and payments for securities purchased) and the time such receivable or payable is satisfied. The Fund cannot predict the impact of such transactions on its investment company taxable income distributable to stockholders.

Upon the disposition of shares of the Fund (whether by redemption, sale or exchange), a stockholder may realize a capital gain or loss. Such capital gain or loss will be long-term or short-term depending upon the stockholder’s holding period for the shares. The capital gain will be long-term if the shares were held for more than 12 months and short-term if held for 12 months or less. Currently, for individual U.S. stockholders, the maximum long-term capital gain tax rate is 20% and the maximum short-term capital gain tax rate is 37%. In addition, certain U.S. stockholders will be subject to a 3.8% tax with respect to their net investment income, which includes capital gains and dividends from selling, exchanging, or holding shares of the Fund. Corporate U.S. stockholders are taxed at a flat rate of 21% on long-term and short-term capital gains.

If a stockholder sells or exchanges shares of the Fund within 90 days of having acquired such shares and if, before January 31 of the calendar year following the calendar year of the sale or exchange, as a result of having initially acquired those shares, the stockholder subsequently pays a reduced sales charge on a new purchase of shares of the Fund, the sales charge previously incurred in acquiring the Fund’s shares generally shall not be taken into account (to the extent the previous sales charges do not exceed the reduction in sales charges on the new purchase) for the purpose of determining the amount of gain or loss on the disposition, but generally will be treated as having been incurred in the new purchase. Any loss realized on a disposition will be disallowed under the “wash sale” rules to the extent that the shares disposed of by the stockholder are replaced by the stockholder within a period of 61 days beginning 30 days before and ending 30 days after the date of disposition. In such a case, the basis of the shares acquired will be adjusted to reflect the disallowed loss. Any loss realized by a stockholder on a disposition of shares held by the stockholder for six months or less will be treated as a long-term capital loss to the extent of any distributions of capital gain dividends received by the stockholder and disallowed to the extent of any distributions of tax-exempt interest dividends received by the stockholder with respect to such shares. Capital losses are generally deductible only against capital gains except that individuals may deduct up to $3,000 of capital losses against ordinary income.

The Fund generally is required to withhold, and remit to the U.S. Treasury, subject to certain exemptions, an amount equal to 24% of all distributions and redemption proceeds paid or credited to a stockholder of the Fund if (i) the stockholder fails to furnish the Fund with the correct taxpayer identification number (“TIN”) certified under penalties of perjury, (ii) the stockholder fails to provide a certified statement that the stockholder is not subject to backup withholding, or (iii) the IRS or a broker has notified the Fund that the number furnished by the stockholder is incorrect or that the stockholder is subject to backup withholding as a result of failure to report interest or dividend income. If the backup withholding provisions are applicable, any such distributions or proceeds, whether taken in cash or reinvested in shares, will be reduced by the amounts required to be withheld. Backup withholding is not an additional tax. Any amounts withheld may be credited against a stockholder’s U.S. federal income tax liability.

A tax-exempt stockholder could realize unrelated business taxable income (“UBTI”) by virtue of its investment in the Fund as a result of the Fund’s investments and if shares in the Fund constitute debt financed property in the hands of the tax-exempt stockholder within the meaning of Section 514(b) of the Code. In addition, special tax consequences apply to charitable remainder trusts (CRTs) that invest in regulated investment companies that invest directly or indirectly in certain real estate mortgage investments. Tax-exempt stockholders are urged and advised to consult their own tax advisers as to the tax consequences of an investment in the Fund.

State and local laws often differ from federal income tax laws with respect to the treatment of specific items of income, gain, loss, deduction and credit.

Distributions made to non-U.S. stockholders attributable to net investment income generally are subject to U.S. federal income tax withholding at a 30% rate (or such lower rate provided under an applicable income tax treaty). Notwithstanding the foregoing, if a distribution described above is effectively connected with the conduct of a trade or business carried on by a non-U.S. stockholder within the United States (or, if an income tax treaty applies, is attributable to a permanent establishment in the United States), federal income tax withholding and exemptions attributable to foreign persons will not apply. Instead, the distribution will be subject to withholding at the highest applicable U.S. tax rate (currently 37% in the case of individuals and 21% in the case of corporations) and the non-U.S. stockholder will be subject to federal income tax reporting requirements generally applicable to U.S. persons described above.

Under U.S. federal tax law, a non-U.S. stockholder is not, in general, subject to federal income tax or withholding tax on capital gains (and is not allowed a deduction for losses) realized on the sale of shares of the Fund and on long-term capital gains dividends, provided that the Fund obtains a properly completed and signed certificate of foreign status, unless (i) such gains or distributions are effectively connected with the conduct of a trade or business carried on by the non-U.S. stockholder within the United States (or, if an income tax treaty applies, are attributable to a permanent establishment in the United States of the non-U.S. stockholder); (ii) in the case of an individual non-U.S. stockholder, the stockholder is present in the United States for a period or periods aggregating 183 days or more during the year of the sale and certain other conditions are met; or (iii) the shares of the Fund constitute U.S. real property interests (USRPIs), as described below.

Under current law, if the Fund is considered to be a “United States Real Property Holding Corporation” (as defined in the IRC and Treasury Regulations), then distributions attributable to certain underlying real estate investment trust (“REIT”) investments and redemption proceeds paid to a non-U.S. stockholder that owns at least 5% of the Fund, generally, will (i) cause the non-U.S. stockholder to treat such gain or distribution as income effectively connected with a trade or business in the United States, (ii) subject such gain or distribution to withholding tax and (iii) cause the non-U.S. stockholder to be required to file a federal income tax return. In addition, in any year when at least 50% of the Fund’s assets are USRPIs (as defined in the IRC and Treasury Regulations), distributions of the Fund that are attributable to gains from the sale or exchange of stock in USRPIs may be subject to U.S. withholding tax (regardless of such stockholder’s percentage interest in the Fund) and may require the non-U.S. stockholder to file a U.S. federal income tax return in order to receive a refund (if any) of the withheld amount.

Subject to the additional rules described herein, federal income tax withholding will apply to distributions attributable to dividends and other investment income distributed by the Fund. The federal income tax withholding rate may be reduced (and, in some cases, eliminated) under an applicable tax treaty between the United States and the non-U.S. stockholder’s country of residence or incorporation. In order to qualify for treaty benefits, a non-U.S. stockholder must comply with applicable certification requirements relating to its foreign status (generally by providing a Fund with a properly completed Form W-8BEN).

Pursuant to the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax generally is imposed on payments of interest and dividends to (i) foreign financial institutions including non-U.S. investment funds and (ii) certain other foreign entities, unless the foreign financial institution or foreign entity provides the withholding agent with documentation sufficient to show that it is compliant with FATCA (generally by providing the Fund with a properly completed Form W-8BEN or Form W-8BEN-E, as applicable). If the payment is subject to the 30% withholding tax under FATCA, a non-U.S. stockholder will not be subject to the 30% withholding tax described above on the same income. After December 31, 2018, FATCA withholding would have applied to certain capital gain distributions, return of capital distributions, and the proceeds arising from the sale of Fund shares; however, based on proposed regulations issued by the IRS, which can be relied on currently, such withholding is no longer required unless final regulations provide otherwise (which is not expected). Stockholders are urged and advised to consult their own tax advisors regarding the application of this new reporting and withholding regime to their own tax situation.

All non-U.S. stockholders are urged and advised to consult their own tax advisers as to the tax consequences of an investment in the Fund.

A stockholder that owns directly or indirectly more than 50% by vote or value of the Fund, is urged and advised to consult its own tax adviser regarding its filing obligations with respect to IRS Form FinCEN114, Report of Foreign Bank and Financial Accounts.

Also, subject to exceptions, certain individuals and certain domestic entities must report annually their interests in “specified foreign financial assets” above a certain threshold on IRS Form 8938, which is filed with their U.S. federal income tax returns.

Stockholders may be subject to substantial penalties for failure to comply with these reporting requirements. Stockholders are urged and advised to consult their own tax advisers to determine whether these reporting requirements are applicable to them.

Under Treasury regulations, if a stockholder recognizes a loss of $2 million or more for an individual stockholder or $10 million or more for a corporate stockholder, the stockholder must file with the IRS a disclosure statement on IRS Form 8886. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Stockholders are urged and advised to consult their own tax advisers to determine the applicability of these regulations in light of their individual circumstances.

The Fund will inform stockholders of the source and tax status of all distributions promptly after the close of each calendar year.

Distributions from the Fund and sales or other dispositions of shares of the Fund may be subject to additional state, local and foreign taxes depending on each stockholder’s particular situation. An investor should also be aware that the benefits of any reduced tax rate applicable to long-term capital gains and qualified dividend income may be impacted by the application of the alternative minimum tax to individual stockholders.

Stockholders are urged and advised to consult their own tax advisers as to the federal, state, local, foreign and other tax laws affecting investments in the Fund and to possible effects of the changes in any such federal, state, local, foreign, or other tax laws.

DETERMINATION OF NET ASSET VALUE

The Fund’s NAV per share will be calculated by the Adviser (i) no less frequently than monthly, (ii) on the last business day of each month and (iii) at any other times determined by the board. NAV per share is calculated by dividing the value of the Fund’s net assets (the value of its assets less its liabilities) by the total number of shares of common stock outstanding.

An unaudited NAV per share is posted daily on the Fund’s website at http://www.herzfeld.com/cuba.

In calculating the NAV per share at any time:

(i)the value of any cash on hand or on deposit, bills and demand notes and accounts receivable, prepaid expenses, cash dividends and interest declared or accrued and not yet received, will be its face amount, unless the Adviser has determined that its value is less, in which case its value will be deemed to be such amount as the Adviser determines to be reasonable;

(ii)investments in securities traded on a national securities exchange (or reported on the NASDAQ National Market or Capital Market) are stated at the last reported sales price on the day of valuation (or at the NASDAQ official closing price); other securities traded in the over-the-counter market and listed securities for which no sale was reported on that date are stated at the last quoted bid price;

(iii)the value of any security traded in the unregulated market will be determined, by taking the last quoted bid price;

(iv)investments (if any) in securities of the U.S. government, its agencies and instrumentalities having a maturity of 60 days or less are valued at amortized cost;

(v)the value of a forward contract is calculated by reference to the price quoted at the date of valuation of the contract by the customary banking sources of the Fund;

(vi)the value of commodity futures or option contracts entered into by the Fund are the margin deposit plus or minus the difference between the value of the contract on the date NAV is calculated and the value on the date the contract originated, value being that established on a recognized commodity or options exchange, or by reference to other customary sources, with a gain or loss being recognized;

(vii)the value of any security or property for which no price quotation is available as provided above is the fair value determined in such manner as the board, acting in good faith, deems appropriate, although the actual calculation may be done by others; and

(viii)the liabilities of the Fund are deemed to include, without limitation, all bills and accounts payable, all other contractual obligations for the payment of money, including the amount of distributions declared and unpaid, all accrued and unpaid management fees, advisory fees and other expenses, all reserves for taxes or contingencies and all other liabilities of the Fund determined in accordance with generally accepted accounting principles.

The Fund has procedures to determine the fair value of securities and other financial instruments for which market prices are not readily available. Under these procedures, the Adviser convenes on a regular and ad hoc basis to review such securities and considers a number of factors, including valuation methodologies and significant unobservable valuation inputs, when arriving at a fair value. The Adviser may employ a market-based approach which may use related or comparable assets or liabilities, recent transactions, market multiples, book values and other relevant information for the investment to determine the fair value of the investment. An income-based valuation approach may also be used in which the anticipated future cash flows of the investment are discounted to calculate fair value. Discounts may be applied due to the nature or duration of any restrictions on the disposition of investments. Due to the inherent uncertainty of valuations of such investments, the fair values may differ significantly from the values that would have been used had an active market existed. The Adviser employs various methods for calibrating these valuation approaches including a regular view of valuation methodologies, key inputs and assumptions, transactional back-testing or disposition analysis and reviews of any related market activity.

Any assets or liabilities initially expressed in terms of foreign currencies are translated into dollars at a quoted exchange rate or at such other appropriate rate as may be determined by the Adviser.

CUSTODIAN, TRANSFER AGENT, DIVIDEND DISBURSING AGENT, AND REGISTRAR

Fifth Third Bank acts as custodian for the Fund’s assets. The principal address of the custodian is 38 Fountain Square Plaza, Cincinnati, OH 45263. The custodian employs sub-custodians in each of the jurisdictions in which the Fund invests. The custodian’s services include, in addition to the custody of all cash and securities owned by the Fund, the maintenance of a custody account in the custodian’s Fund department, the segregation of all certificated securities owned by the Fund, the appointment of authorized agents as sub-custodians, disbursement of funds from the custody account of the Fund, releasing and delivering securities from the custody account of the Fund, maintaining records with respect to such custody account, delivering to the Fund a daily and monthly statement with respect to such custody account, and causing proxies to be executed. The custodian’s fee is paid by the Fund. For the fiscal years ended June 30, 2023, 2022 and 2021 the Fund accrued custodian fees of $5,746, $7,912 and $25,357, respectively.

Under a Master Services Agreement between Ultimus Fund Solutions, LLC (“Ultimus”) and the Fund, Ultimus serves as the Fund’s administrator, fund accounting agent, and transfer agent. Ultimus is located at 225 Pictoria Drive, Suite 450, Cincinnati, OH 45246. Administrative services include generally managing the administrative affairs of the Fund, and supervising the preparation of reports to stockholders, reports to and filings with the SEC and materials for meetings of the board. Fund accounting services include calculating the net asset value per share and maintaining the financial books and records of the Fund. As transfer agent, Ultimus provides shareholder services to the Fund. The Master Services Agreement permits Ultimus to subcontract for the provision of services it has contracted for under the Master Services Agreement, and Ultimus has subcontracted transfer agency services to Equiniti Trust Company, LLC (“EQ”). EQ is located at 6201 15th Avenue Brooklyn, New York, NY 11219. EQ provides transfer agency services, including serving as the Fund’s dividend/distribution disbursing agent, dividend reinvestment plan agent, and as registrar for the Fund’s common stock. For the fiscal years ended June 30, 2023, 2022, and 2021, the Fund paid transfer agency fees of $28,800, $28,800 and $31,600, respectively.

LEGAL MATTERS

Troutman Pepper Hamilton Sanders LLP, 3000 Two Logan Square, 18th and Arch Streets, Philadelphia, PA 19103 serves as counsel to the Fund.

EXPERTS

The independent registered accounting firm of the Fund is Tait, Weller & Baker LLP (“Tait Weller”), located at 50 South 16th Street, Suite 2900, Philadelphia, PA 19102. As the independent registered public accounting firm of the Fund, Tait Weller is an expert in accounting and auditing and audited the Fund’s financial statements included in the Fund’s Annual Report to Stockholders for the fiscal year ended June 30, 2023 (the “Annual Report”).

FINANCIAL STATEMENTS

The audited financial statements and notes thereto in the Annual Report to Stockholders for the fiscal year ended June 30, 2023 (the “Annual Report”) are incorporated by reference into this prospectus. No other parts of the Annual Report are incorporated by reference herein and are not part of the registration statement or the prospectus.

The Annual Report may be obtained without charge, and is available at http://www.herzfeld.com/cuba or upon request by calling the Secretary of the Fund at 800-TJH-FUND (toll-free) or 305-777-1660.

APPENDIX A

THE HERZFELD CARIBBEAN BASIN FUND, INC.

PROXY VOTING POLICY AND PROCEDURES

The Board of Directors of The Herzfeld Caribbean Basin Fund, Inc. (the “Fund”) hereby adopts the following policy and procedures with respect to voting proxies relating to portfolio securities held by the Fund:

Policy

Thomas J. Herzfeld Advisors, Inc. (the “Adviser”) acts as discretionary investment adviser for various clients, including The Herzfeld Caribbean Basin Fund, Inc. an investment company registered under the Investment Company Act of 1940, as amended, and clients governed by the Employee Retirement Income Security Act of 1974 (“ERISA”).

Selected clients, including The Herzfeld Caribbean Basin Fund, Inc. have elected to have the Adviser vote proxies or act on the other shareholder actions on their behalf, while other clients vote proxies themselves.

When voting proxies or acting on corporate actions for clients, the Adviser’s utmost concern is that all decisions be made in the best interest of its clients (for ERISA accounts, plan beneficiaries and participants, in accordance with the letter and spirit of ERISA). The Adviser will act in a manner deemed prudent and diligent and which is intended to enhance the economic value of the assets of its clients’ accounts.

Purpose

The purpose of these Policies and Procedures is to memorialize the procedures and policies adopted by the Adviser to enable it to comply with its responsibilities and the requirements of Rule 206(4)-6 under the Investment Advisers Act of 1940, as amended (“Advisers Act”). These Policies and Procedures also reflect the fiduciary standards and responsibilities set forth by the Department of Labor for ERISA accounts.

Procedures

The Portfolio Managers of the Adviser are ultimately responsible for ensuring that all proxies received by the Adviser are voted in a timely manner and voted consistently across all portfolios.  Although many proxy proposals can be voted in accordance with the Adviser’s established guidelines (see Section V. below) (the “Guidelines”), the Adviser recognizes that certain circumstances may require special consideration, which may dictate that the Adviser makes an exception to the provisions of these Procedures. When an exception is made to these Procedures, the Portfolio Managers shall provide to the Chief Compliance Officer of the Adviser (“CCO”) a written statement detailing the circumstances and rationale for an exception from these Policies and Procedures.

The Portfolio Managers are also responsible for ensuring that all corporate actions received by the Adviser are addressed in a timely manner and consistent action is taken across all portfolios.

A. Conflicts of Interest. Where a proxy proposal raises a material conflict of interest between the Adviser’s interests and that of one or more its clients, the Adviser shall resolve such conflict in the manner described below.

1. Vote in Accordance with the Guidelines. To the extent that the Adviser has little or no discretion to deviate from the Guidelines with respect to the proposal in question, the Adviser shall vote in accordance with such pre-determined voting policy.

2. Obtain Consent of Clients. To the extent that the Adviser has discretion to deviate from the Guidelines with respect to the proposal in question, the Adviser shall disclose the conflict to the relevant clients and obtain their consent to the proposed vote prior to voting the securities. The disclosure to the clients will include sufficient detail regarding the matter to be voted on and the nature of our conflict that the clients would be able to make an informed decision regarding the vote. When a client does not respond to such a conflict disclosure request or denies the request, the Adviser will abstain from voting the securities held by that client’s account.

B. Limitations. In certain circumstances, in accordance with a client’s investment advisory contract (or other written directive) or where the Adviser has determined that it is in the client’s best interest, the Adviser will not vote proxies received. The following are some circumstances where the Adviser may limit its role in voting proxies received on client securities:

1. Client Maintains Proxy Voting Authority: Where a client has not specifically delegated the authority to vote proxies to the Adviser or that it has delegated the right to vote proxies to a third party, the Adviser will not vote the securities and will direct the relevant custodian to send the proxy material directly to the client. If any proxy material is received by the Adviser, it will promptly be forwarded to the client.

2. Terminated Account: Once a client account has been terminated with the Adviser in accordance with its investment advisory agreement, the Adviser will not vote any proxies received after the termination. However, the client may specify in writing that proxies should be directed to the client for action.

3. Limited Value: If the Adviser concludes that the client’s economic interest or the value of the portfolio holding is indeterminable or insignificant, the Adviser may abstain from voting a client’s proxies. The Adviser generally does not vote proxies received for securities which are not held in the client’s account at the time the proxies are received; although it may vote such proxies if determined to be in the best interests of the client. In addition, the Adviser generally does not vote securities where the economic value of the securities in the client’s account is less than $500.

4. Securities Lending Programs: When securities are out on loan, they are transferred into the borrower’s name and are voted by the borrower, in its discretion. However, where the Adviser determines that a proxy vote (or shareholder action) is materially important to the client’s account, the Adviser may recall the security.

5. Unjustifiable Costs: In certain circumstances, after doing a cost-benefit analysis, the Adviser may abstain from voting where the cost of voting a client’s proxy would exceed any anticipated benefits of the proxy proposal.

IV. RECORDKEEPING

In accordance with Rule 204-2 under the Advisers Act, the Adviser will maintain for the time periods set forth in the Rule (i) these proxy voting procedures and policies, and amendments thereto; (ii) all proxy statements received regarding client securities (provided however, that the Adviser may rely on the proxy statement filed on EDGAR as its records)1; (iii) a record of votes cast on behalf of clients; (iv) records of client requests for proxy voting information; (v) any documents prepared by the adviser that were material to making a decision how to vote or that memorialized the basis for the decision; and (vi) records relating to requests made to clients regarding conflicts of interest in voting the proxy.

The Adviser will describe in its Part II of Form ADV (or other brochure fulfilling the requirement of Rule 204-3) its proxy voting policies and procedures and advising clients how they may obtain information on how the Adviser voted their securities. Clients may obtain information on how their securities were voted or a copy of our Policies and Procedures by written request addressed to the Adviser.

V. GUIDELINES

Each proxy issue will be considered individually. The following guidelines are a partial list to be used in voting proposals contained in the proxy statements, but will not be used as rigid rules.

1.	Issues regarding the issuer’s Board entrenchment and anti-takeover measures such as the following:		Oppose
	a.	Proposals to limit the ability of shareholders to call special meetings;
	b.	Proposals to require super majority votes;
	c.	Proposals requesting excessive increases in authorized common or preferred shares where management provides no explanation for the use or need for these additional shares;
	d.	Proposals regarding “poison pill” provisions; and
	e.	Permitting “green mail”.
2.	Providing cumulative voting rights.		Oppose
3.	“Social issues,” unless specific client guidelines supersede, e.g., restrictions regarding South Africa.		Oppose
4.	Election of directors recommended by management, except if there is a proxy fight.		Approve
5.	Election of auditors recommended by management, unless seeking to replace if there exists a dispute over policies.		Approve
6.	Date and place of annual meeting.		Approve
7.	Limitation on charitable contributions or fees paid to lawyers.		Approve
8.	Ratification of directors’ actions on routine matters since previous annual meeting.		Approve

1Because the Adviser primarily invests its clients’ assets in securities of foreign issuers, the Adviser generally has not been receiving proxy statements from such issuers because the laws of the countries in which these issuers are domiciled respecting delivery of proxy statements to shareholders are different than those of the U.S.

9.	Confidential voting	Approve
Confidential voting is most often proposed by shareholders as a means of eliminating undue management pressure on shareholders regarding their vote on proxy issues.
The Adviser will generally approve these proposals as shareholders can later divulge their votes to management on a selective basis if a legitimate reason arises.
10.	Limiting directors’ liability	Approve
11.	Eliminate preemptive right	Approve

Preemptive rights give current shareholders the opportunity to maintain their current percentage ownership through any subsequent equity offerings. These provisions are no longer common in the U.S., and can restrict management’s ability to raise new capital.

The Adviser approves the elimination of preemptive rights, but will oppose the elimination of limited preemptive rights, e.g., on proposed issues representing more than an acceptable level of total dilution.

12.	Employee Stock Purchase Plan	Approve
13.	Establish 401(k) Plan	Approve
14.	Rotate annual meeting location/date	Approve
15.	Establish a staggered Board	Approve
16.	Eliminate director mandatory retirement policy	Case-by-Case
17.	Option and stock grants to management and directors	Case-by-Case
18.	Allowing indemnification of directors and/or officers after reviewing the applicable laws and extent of protection requested.	Case-by-Case

APPENDIX B
THOMAS J. HERZFELD ADVISORS, INC.

PROXY VOTING
POLICIES AND PROCEDURES

Rule 206(4)-6 under the Investment Advisers Act of 1940 helps to ensure that SEC-registered advisers act in the best interest of their clients when exercising proxy voting authority. The rule obligates advisers to provide Clients with information on how their securities were voted.

Advisers that have explicit or implicit voting authority must comply with rule 206(4)-6. Therefore, even when the advisory contract is silent, the rule applies if the adviser’s voting authority is implied by an overall delegation of discretionary authority. The rule does not apply, however, to advisers that provide Clients with advice about voting proxies but do not have authority to vote them.

In addition, the Firm’s Proxy Voting Policy is subject to annual review by the independent members of the Board of Directors of the CUBA Fund, as set forth in proxy voting policies and procedures adopted by such Board (the “CUBA Fund Proxy Policies”). The approval of the independent members of the Board of Directors of the CUBA Fund shall be required if any changes to the Adviser’s Proxy Voting Policy are proposed. In implementing this Proxy Voting Policy, the CCO shall insure that all policies and procedures set forth herein are consistent with the CUBA Fund Proxy Policies.

A. Procedures

The SEC adopted new rule 206(4)-6 and amended rule 204-2 to regulate proxy voting by investment advisers with authority to vote their Clients’ proxies. Under the Investment Advisers Act, an adviser is a fiduciary that owes each of its Clients the duties of care and loyalty with respect to all services undertaken on the Client’s behalf, which may or may not include proxy voting. To satisfy its duty of loyalty, the adviser must cast proxy votes in a way that will advance the best interest of its Client. The adviser must not put its own interests ahead of the Client’s.

Under rule 206(4)-6, it is a fraudulent, deceptive, or manipulative act, practice or course of business for investment advisers to exercise voting authority over Client proxies before they:

•Adopt and implement written policies and procedures that are reasonably designed to ensure that the adviser votes proxies in the Client’s best interest;

•Disclose to Clients how they may obtain information regarding how their proxies were voted; and

•Describe proxy voting policies and procedures and furnish a copy of the policies and procedures to the Client when requested to do so.

The Firm believes that each proxy proposal must be individually reviewed to determine whether the proposal is in the best interests of its Clients.  Absent specific Client instructions, and subject to the limitations described below, the Firm has adopted the following proxy voting procedures designed to ensure that proxies are properly identified and voted, and that any conflicts of interest are addressed appropriately:

•Upon receipt of a corporate proxy by the Firm, the special or annual report and the proxy are submitted to the EC Proxy Voting Services (“the Proxy Manager”).  The Proxy Manager will then vote the proxy in accordance with this policy.

•The Proxy Manager shall be responsible for reviewing the special or annual report, proxy proposals, and proxy proposal summaries.  The reviewer shall take into consideration what vote is in the best interests of Clients and the provisions of the Firm’s Voting Guidelines in Section 2 below.  The Proxy Manager will then vote the proxies.

•The Proxy Manager shall be responsible for maintaining copies of each annual report, proposal, proposal summary, actual vote, and any other information required to be maintained for a proxy vote under Rule 204-2 of the Advisers Act (see discussion in Section 3 below).  With respect to proxy votes on topics deemed, in the opinion of the Proxy Manager, to be controversial or particularly sensitive, the Proxy Manager will provide a written explanation for the proxy vote which will be maintained with the record of the actual vote in the Firm’s files.

•The Firm will not neglect its proxy voting responsibilities, but may abstain from voting if it deems that abstaining is in its Clients’ best interests, as described below under the Limitations on Proxy Voting section. The Proxy Manager will document instances in which the Firm does not vote a Client’s proxy.

•Proxies received after a Client terminates its advisory relationship with the Firm will not be voted. The Proxy Manager will promptly return such proxies to the sender, along with a statement indicating that the Firm’s advisory relationship with the Client has terminated, and that future proxies should not be sent to the Firm.

•To the extent that a conflict of interest is identified in conjunction with a specific proxy vote, the voting process will be modified as described below under Conflicts of Interest.

B. Conflicts of Interest

When completing the steps above, the Proxy Manager will consider whether the Firm is subject to any material conflicts of interest in connection with each proxy vote. In addition, Employees, including Portfolio Managers involved in determining proxy votes, must notify the CCO if they are aware of any material conflict of interest associated with a proxy vote. It is impossible to anticipate all material conflicts of interest that could arise in connection with proxy voting.

If the CCO determines that a material conflict of interest exists, the following procedures shall be followed:

•The Firm shall disclose the existence and nature of the conflict to the Client(s) owning the Client securities, and seek directions on how to vote the proxies;

•The Firm shall abstain from voting, particularly if there are conflicting Client interests (for example, where Client accounts hold different Client securities in a competitive merger situation); or

•The Firm shall follow the recommendations of an independent proxy voting service in voting the proxies.

The Firm keeps certain records required by applicable law in connection with its proxy voting activities for Clients and shall provide proxy-voting information to Clients upon their written or oral request. A copy of the Firm’s proxy-voting policy is available to Clients upon request.

C. Limitations on Proxy Voting

Notwithstanding the procedures listed above, in certain circumstances where the Firm has determined that it is in the Client’s best interest, the Firm will not vote proxies received. In other situations, the Client will decide unilaterally to retain proxy voting authority. The following are some, but not all, circumstances where the Firm will limit its role in voting proxies:

Client Maintains Proxy Voting Authority. Where the Client has instructed the Firm in writing, the Firm will not vote the securities and will direct the relevant custodian to send the proxy material directly to the Client. If any proxy material is received by the Firm, it will promptly be forwarded to the Client or a specified third party.

Client Provides Proxy Voting Instructions. Where the Client has provided written instructions to the Firm directing the Firm how to vote proxies in specific situations.

Terminated Account. Once a Client account has been terminated in accordance with the investment advisory agreement, the Firm may refrain from voting any proxies received after the termination and will return the proxy materials to the sender or to an address provided by the Client for forwarding any proxies received.

Securities No Longer Held. The Firm may refrain from voting proxies received for securities which are no longer held by the Client’s account.

Securities Lending Programs. When securities are out on loan, they are transferred into the borrower’s name and are voted by the borrower, in its discretion.

Non-Discretionary Accounts. If the Firm accepts a Client with non-discretionary authority, it may also yield the authority to vote proxies.

Limited Value. The Firm may abstain from voting a Client proxy based upon a conclusion that the effect on a Client’s economic interests or the value of the portfolio holding is indeterminable or insignificant.

Costs exceed benefits. The Firm may abstain from voting a Client proxy if the Firm believes that the costs of voting the proxy exceed the expected benefit to the Client of voting the proxy.

Non-US Issuers. The Firm will vote non-US issuer proxies on a best efforts basis. Some non-US proxies may involve a number of features that restrict or prevent the Firm’s ability to vote in a timely manner, or otherwise make voting impractical. For example, some proxies may not appear on any platform because some issuers do not reimburse custodians for the distribution of proxies. The Firm will use its best efforts to vote all proxies but cannot guarantee the votes will be processed due to obstacles such as share blocking, re-registration, required powers of attorney, and sub-custodial arrangements. The Firm may also be limited in obtaining proxy records but will maintain evidence reflecting best efforts to vote such proxies.

D. Voting Guidelines

While the Firm’s policy is to review each proxy proposal on its individual merits, the Firm has adopted guidelines for certain types of matters to assist the Proxy Manager in the review and voting of proxies.  These guidelines are set forth below:

1.Corporate Governance

Election of Directors and Similar Matters

In an uncontested election, the Firm will generally vote in favor of management’s proposed directors.  In a contested election, the Firm will evaluate proposed directors on a case-by-case basis.  With respect to proposals regarding the structure of a company’s Board of Directors, the Firm will review any contested proposal on its merits.

Notwithstanding the foregoing, the Firm expects to support proposals to:

1.Limit directors’ liability and broaden directors’ indemnification rights

2.Generally vote against proposals to adopt or continue the use of a classified Board structure; and

3.Add special interest directors to the board of directors (e.g., efforts to expand the board of directors to control the outcome of a particular matter.

Audit Committee Approvals

The Firm generally supports proposals that help ensure that a company’s auditors are independent and capable of delivering a fair and accurate opinion of a company’s finances.  The Firm will generally vote to ratify management’s recommendation and selection of auditors.

Shareholder Rights

The Firm shall consider all proposals that will have a material effect on shareholder rights on a case by case basis.  Notwithstanding the foregoing, the Firm expects to generally support proposals to:

1.Adopt confidential voting and independent tabulation of voting results; and

2.Require shareholder approval of poison pills;

And expects to generally vote against proposals to:

1.Adopt super-majority voting requirements; and

2.Restrict the rights of shareholders to call special meetings, amend the bylaws or act by written consent.

Anti-Takeover Measures, Corporate Restructurings and Similar Matters

The Firm shall review any proposal to adopt an anti-takeover measure, to undergo a corporate restructuring (e.g., change of entity form or state of incorporation, mergers or acquisitions) or to take similar action by reviewing the potential short and long-term effects of the proposal on the company.  These effects may include, without limitation, the economic and financial impact the proposal may have on the company, and the market impact that the proposal may have on the company’s stock.

Notwithstanding the foregoing, Adviser expects to generally support proposals to:

1.Prohibit the payment of greenmail (i.e., the purchase by the company of its own shares to prevent a hostile takeover);

2.Adopt fair price requirements (i.e., requirements that all shareholders be paid the same price in a tender offer or takeover context), unless the Proxy Manager deems them sufficiently limited in scope; and

3.Require shareholder approval of “poison pills.”

And expects to generally vote against proposals to:

1.Adopt classified boards of directors;

2.Reincorporate a company where the primary purpose appears to the Proxy Manager to be the creation of takeover defenses; and

3.Require a company to consider the non-financial effects of mergers or acquisitions.

Capital Structure Proposals

The Firm will seek to evaluate capital structure proposals on their own merits on a case-by-case basis. Notwithstanding the foregoing, the Firm expects to generally support proposals to eliminate preemptive rights.

2. Compensation

General

The Firm generally supports proposals that encourage the disclosure of a company’s compensation policies.  In addition, the Firm generally supports proposals that fairly compensate executives, particularly those proposals that link executive compensation to performance.  The Firm shall consider any contested proposal related to a company’s compensation policies on a case-by-case basis.

Notwithstanding the foregoing, the Firm expects to generally support proposals to:

1.Require shareholders’ approval of golden parachutes; and

2.Adopt golden parachutes that do not exceed 1 to 3 times the base compensation of the applicable executives

And expects to generally vote against proposals to:

1.Adopt measures that appear to the Proxy Manager to arbitrarily limit executive or employee benefits.

Stock Option Plans and Share Issuances

The Firm evaluates proposed stock option plans and share issuances on a case-by-case basis.  In reviewing proposals regarding stock option plans and issuances, the Firm shall consider, without limitation, the potential dilutive effect on shareholders and the potential short and long-term economic effects on the company. The Firm believes that stock option plans do not necessarily align the interest of executives and outside directors with those of shareholders and that well thought out cash compensation plans can achieve these objectives without diluting shareholders ownership. Therefore, the Firm generally will vote against stock option plans. However, these proposals will be reviewed on a case-by-case basis to determine that shareholders’ interests are being represented. The Firm is in favor of management, directors and employees owning stock, but prefer that the shares are purchased in the open market.

Notwithstanding the foregoing, the Firm expects to generally vote against proposals to establish or continue stock option plans and share issuances that are not in the best interest of the shareholders.

3. Corporate Responsibility and Social Issues

The Firm generally believes that ordinary business matters (including, without limitation, positions on corporate responsibility and social issues) are primarily the responsibility of a company’s management that should be addressed solely by the company’s management.  These types of proposals, often initiated by shareholders, may request that the company disclose or amend certain business practices.

Notwithstanding the foregoing, the Firm will generally vote in favor of proposals involving corporate responsibility and social issues to the extent called for by the United Nations Principles on Responsible Investment. The Firm also will generally vote in favor of corporate responsibility and social issue proposals that the Firm believes will have substantial positive economic or other effects on a company or the company’s stock.

E. Class Actions

Securities issuers are, on occasion, the subject of class action lawsuits where the class of potentially injured parties is defined to be purchasers of the issuer’s securities during a specific period of time. These cases may result in an award of damages or settlement proceeds to the class members who file claims with the settlement administrator. At the time of the settlement, notice of the settlement together with a claim form and release is generally sent to the custodian of the securities who in turn may forward these notices to the separately managed account Clients. The Firm does not provide any legal advice to Clients in connection with class action litigation. The Firm will instead provide such accounts with reasonable assistance by providing account-level information upon request.

F. Books and Records

Rule 204-2, requires that the following proxy voting records be kept in to comply with Rule 206(4)-6 and the amendments to Rule 204-2. The CCO shall be responsible for maintaining these records relating to proxy voting.

1.The Proxy Manager will ensure that the following information is retained and available to be promptly produced in connection with each proxy vote:

•The Issuer’s name;

•The security’s ticker symbol or CUSIP, as applicable;

•The shareholder meeting date;

•The number of shares that the Firm voted;

•A brief identification of the matter voted on;

•Whether the matter was proposed by the Issuer or a security-holder;

•Whether the Firm cast a vote;

•How the Firm cast its vote (for the proposal, against the proposal, or abstain);

•Whether the Firm cast its vote with or against management;

•Any documentation created by the Firm that was material in making the proxy voting decision or that memorializes the basis for that decision, to the extent applicable; and

•Any communication with Clients on how the Firm voted proxies on behalf of the Client.

The Firm may satisfy certain of the above requirements by relying on a third party to retain a copy of the proxy statement on the Firm’s behalf, so long as the Firm has obtained an undertaking from the third party to provide a copy of the proxy statement promptly upon request. The Firm may also satisfy certain of the above requirements by relying on proxy statements available from the SEC’s Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system.

The Proxy Manager will periodically reconcile the proxy voting records from the custodians with its proxy voting records and follow up on any discrepancies to ensure that accurate records are maintained.

G. Disclosures to Clients and Investors

The Firm includes a description of its policies and procedures regarding proxy voting and class actions in Part 2 of Form ADV, along with a statement that Clients and Investors can contact the Firm to obtain a copy of these policies and procedures and information about how the Firm voted with respect to the Client’s securities.

Any request for information about proxy voting or class actions should be promptly forwarded to the Proxy Manager, who will respond to any such requests.

As a matter of policy, the Firm does not disclose how it expects to vote on upcoming proxies.

Each proxy issue will be considered individually. The Firm will maintain guidelines to be considered when voting proposals. These guidelines will be maintained by the Firm’s CCO, The guidelines will be used to provide guidance to the CCO when voting proxies, but are not to be applied as rigid rules.